Portions of this Exhibit 2.1 have been omitted based upon a request for confidential treatment. This Exhibit 2.1, including the non-public information, has been filed separately with the Securities and Exchange Commission. “[*]” designates portions of this document that have been redacted pursuant to the request for confidential treatment.
Execution Copy

STOCK PURCHASE AGREEMENT
dated as of September 30, 2013
by and between
Republic Airways Holdings Inc., as Seller,
and
Falcon Acquisition Group, Inc., as Buyer

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ARTICLE I.	PURCHASE AND SALE OF SHARES	1
1.1.	Purchase and Sale	1
1.2.	Share Purchase Price Adjustment	1
1.3.	Closing	5
1.4.	Seller Deliveries at the Closing	5
1.5.	Buyer Deliveries at the Closing	7
1.6.	Withholding Rights	8
ARTICLE II.	REPRESENTATIONS AND WARRANTIES OF SELLER AS TO ITSELF	8
2.1.	Incorporation	8
2.2.	Authority	8
2.3.	Ownership of Shares; Title	8
2.4.	No Conflict	8
2.5.	Governmental Authorizations	9
2.6.	Brokers	9
ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE COMPANY	9
3.1.	Organization and Good Standing of the Company	9
3.2.	Capitalization; Authorization of Shares; Subsidiaries	10
3.3.	Authority; No Conflict	11
3.4.	Financial Statements; Undisclosed Liabilities; Corporate Records	11
3.5.	Absence of Certain Changes or Events	13
3.6.	Compliance with Law; Litigation; Injunctions	13
3.7.	Contracts; Defaults	14
3.8.	Employment-Related Matters	16
3.9.	Employee Benefit Plans	17
3.10.	Taxes	20
3.11.	Permits	21
3.12.	Real Property	21
3.13.	Title; Condition of Assets	22
3.14.	Intellectual Property and IT Assets	22
3.15.	Insurance	24
3.16.	Aircraft	24
3.17.	Airline Slots	25
3.18.	Citizenship; Air Carrier	26
3.19.	Affiliated Transactions	26
3.20.	Environmental Matters	26
3.21.	Airports	26
3.22.	Privacy	27
ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF BUYER	27
4.1.	Incorporation; Ownership	27
4.2.	Authority	28
4.3.	No Conflict	28

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(Continued)
Page

4.4.	Governmental Authorizations	28
4.5.	Buyer Financing; No Other Liabilities	28
4.6.	Compliance with Law; Litigation; Injunctions	28
4.7.	Experience; Acquisition of Shares for Investment	29
4.8.	Citizenship	29
4.9.	Brokers	29
4.10.	Solvency	29
ARTICLE V.	COVENANTS	30
5.1.	Access; Confidentiality	30
5.2.	Consummation of Agreement	31
5.3.	Filings and Authorizations	31
5.4.	Notice of Proceedings; Agreement to Defend	32
5.5.	Consents; Releases	32
5.6.	Conduct of Business of the Company and its Subsidiaries Prior to the Closing	33
5.7.	LaGuardia Airport Slots	37
5.8.	Employee Transition Matters	38
5.9.	No Solicitation	38
5.10.	Intentionally Omitted	39
5.11.	Notification of Certain Matters	39
5.12.	Affiliate Transactions	39
5.13.	Financing	39
5.14.	Engine Matter	40
ARTICLE VI.	CONDITIONS	40
6.1.	Conditions to Each Party’s Obligation to Effect the Closing	40
6.2.	Additional Conditions to Obligation of Seller to Effect the Closing	40
6.3.	Additional Conditions to Obligation of Buyer to Effect the Transactions	41
ARTICLE VII.	TAX MATTERS	42
7.1.	Tax Covenant	42
7.2.	Preparation and Filing of Pre-Closing Tax Returns and Claims for Refund	43
7.3.	Straddle Tax Periods	44
7.4.	Indemnification by Seller	45
7.5.	Contests	45
7.6.	Other Matters	46
7.7.	Section 338(h)(10) Election	46
7.8.	Allocation of Share Purchase Price	47
7.9.	Cooperation	47
7.10.	Transfer Taxes	48
ARTICLE VIII.	SURVIVAL; INDEMNIFICATION	48
8.1.	Survival	48
8.2.	Indemnification	49
ARTICLE IX.	TERMINATION	57
9.1.	Termination of Agreement on or Prior to Closing	57

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(Continued)
Page

9.2.	Liabilities Upon Termination	57
9.3.	Special Termination Right Related to Certain Closing Conditions	58
ARTICLE X.	MISCELLANEOUS	58
10.1.	Exclusivity of Representations	58
10.2.	Expenses	59
10.3.	Further Assurances	59
10.4.	Notices	59
10.5.	Assignment	60
10.6.	Construction	60
10.7.	Governing Law	61
10.8.	Waiver of Provisions	61
10.9.	Counterparts	61
10.10.	Entire Agreement	62
10.11.	Disclosure Schedules	62
10.12.	Submission to Jurisdiction; Waivers	62
10.13.	No Third Party Beneficiary	63
10.14.	No Presumption	63
10.15.	Severability	63
10.16.	Access to Books and Records	64
10.17.	Publicity	65
10.18.	Specific Performance	66

Exhibit A	Defined Terms
Exhibit B	Form of Mutual Releases
Exhibit C	Form of E190 Agreement
Exhibit D	Form of Non-Competition and Non-Solicitation Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Allocation Principles

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STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT (together with the Schedules and Exhibits attached hereto and as the same may be amended, supplemented or modified in accordance with the terms hereof, this “Agreement”), dated as of September 30, 2013, by and between Republic Airways Holdings Inc., a Delaware corporation (“Seller”), and Falcon Acquisition Group, Inc., a Delaware corporation (“Buyer”).
WHEREAS, Seller owns 1,000 shares (the “Shares”) of common stock, par value $.0001 per share (the “Common Stock”), of Frontier Airlines Holdings, Inc., a Delaware corporation (the “Company”), constituting all of the shares of Common Stock issued and outstanding as of the date hereof;
WHEREAS, the Company owns all of the issued and outstanding capital stock of Frontier Airlines, Inc., a Colorado corporation (the “Airline”);
WHEREAS, Buyer desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Buyer, all on the terms and conditions hereinafter set forth; and
WHEREAS, the definitions of certain defined terms used herein are set forth in Exhibit A hereto.
Accordingly, in consideration of the premises and of the respective covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I.	PURCHASE AND SALE OF SHARES
1.1.    Purchase and Sale.
(a)    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, the Shares for an aggregate purchase price equal to thirty six million dollars ($36,000,000) (the “Share Purchase Price”) (as adjusted pursuant to the terms hereof).
(b)    The Share Purchase Price shall be (i) increased or reduced, respectively, on a dollar-for-dollar basis by (A) the amount, if any, by which the Final Closing Net Working Capital Amount is more or less than the Minimum Net Working Capital Amount, and (B) the amount, if any, by which the Final Closing Unrestricted Cash Amount is more or less than the Minimum Unrestricted Cash Amount, and (ii) reduced by (A) the amount, if any, by which the Final Closing Debt Amount is more than the Target Debt Amount, and (B) the amount of the Equity Obligations Adjustment (as defined in Schedule A hereto). At the Closing, Buyer shall pay to Seller an amount equal to the Estimated Adjusted Share Purchase Price (as determined in accordance with Section 1.2(b)). After the consummation of the Closing, the Share Purchase Price shall be further adjusted as set forth in Section 1.2. Schedule B hereto sets forth an illustrative example of the calculation of the adjusted Share Purchase Price.

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1.2.    Share Purchase Price Adjustment.
(a)    On or prior to the fifth (5th) Business Day prior to the Closing Date (provided, that if the Closing Date has not been set prior to such fifth (5th) Business Day, such period shall be shortened to the extent necessary (but in no event later than the third (3rd) Business Day prior to the Closing Date unless otherwise agreed by Buyer in writing) to allow the Closing to occur on the applicable date determined under Section 1.3), (i) Seller shall, and shall cause the Company and its Subsidiaries to, determine in good faith the Estimated Closing Unrestricted Cash Amount, the Estimated Closing Net Working Capital Amount and the Estimated Closing Debt Amount (collectively, the “Estimated Closing Amounts”) and (ii) Seller shall deliver to Buyer (x) a certificate duly executed by the Company’s Chief Financial Officer on behalf of the Company (the “Preliminary Statement”) setting forth in reasonable detail the calculation by Seller of the Estimated Closing Amounts and the computations used in connection therewith, together with reasonable supporting documentation used in the preparation thereof (provided that it is acknowledged and agreed that, notwithstanding anything to the contrary in this Agreement, neither Seller nor such certifying officer shall have any liability whatsoever as a result of, arising out of, relating to, or in connection with such certificate (or the forecasted balance sheet referred to in the following clause (y)) other than an adjustment to the Share Purchase Price (if applicable) in accordance with this Section 1.2), and (y) a forecasted consolidated balance sheet of the Company as of the close of business on the applicable Adjustment Measurement Date prepared in accordance with the Company Accounting Methodology. Buyer shall review the Preliminary Statement in good faith and shall be provided with a meaningful opportunity to discuss the Preliminary Statement with Seller. Within three (3) Business Days after receipt of the Preliminary Statement (provided, that if the first parenthetical in the preceding sentence applies, such period shall be shortened to the extent necessary (but in no event earlier than two (2) Business Days after receipt of the Preliminary Statement unless otherwise agreed by Buyer in writing) to allow the Closing to occur on the applicable date determined under Section 1.3), Buyer shall notify Seller in writing whether Buyer consents to the Estimated Closing Amounts included in the Preliminary Statement, which consent shall not be unreasonably withheld, conditioned or delayed; and in the event that Buyer does not consent to all of the Estimated Closing Amounts, such notice (the “Buyer Disagreement Notice”) shall include the amounts that Buyer believes in good faith to be the correct Estimated Closing Amounts and shall set forth in reasonable detail the basis therefor. If the Buyer Disagreement Notice disputes less than all of the Estimated Closing Amounts, then the Estimated Closing Amounts which are not disputed in the Buyer Disagreement Notice shall be used to determine the Estimated Adjusted Share Purchase Price.
(b)    If Buyer consents to the Estimated Closing Amounts as provided in Section 1.2(a), or if the Buyer Disagreement Notice is not received by Seller within the three (3) Business Day (or, if applicable, shorter) period referred to therein, then the Estimated Closing Amounts as included in the Preliminary Statement shall be used in order to determine the Estimated Adjusted Share Purchase Price. If the Buyer Disagreement Notice is received by Seller within such three (3) Business Day (or, if applicable, shorter) period, then: (i) in the event that the Buyer Disagreement Notice disputes the Estimated Closing Unrestricted Cash Amount as included in the Preliminary Statement, the Estimated Closing Unrestricted Cash Amount used in order to determine the Estimated Adjusted Share Purchase Price shall equal the average of (x) the Estimated Closing Unrestricted Cash Amount as included in the Preliminary Statement and (y) the Estimated Closing Unrestricted Cash Amount as included in the Buyer Disagreement Notice, (ii) in the

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event that the Buyer Disagreement Notice disputes the Estimated Closing Working Capital Amount as included in the Preliminary Statement, the Estimated Closing Working Capital Amount used in order to determine the Estimated Adjusted Share Purchase Price shall equal the average of (x) the Estimated Closing Working Capital Amount as included in the Preliminary Statement and (y) the Estimated Closing Working Capital Amount as included in the Buyer Disagreement Notice, and (iii) in the event that the Buyer Disagreement Notice disputes the Estimated Closing Debt Amount as included in the Preliminary Statement, the Estimated Closing Debt Amount used in order to determine the Estimated Adjusted Share Purchase Price shall equal the average of (x) the Estimated Closing Debt Amount as included in the Preliminary Statement and (y) the Estimated Closing Debt Amount as included in the Buyer Disagreement Notice. For purposes of the Closing, the Share Purchase Price shall be adjusted in accordance with the first sentence of Section 1.1(b) as if the Estimated Closing Amounts set forth on the Preliminary Statement (or, in the event of a timely Buyer Disagreement Notice, determined in accordance with the preceding sentence of this Section 1.2(b)) were the actual Final Closing Amounts (such Share Purchase Price as adjusted in accordance with the first sentence of Section 1.1(b), including Section 1.1(b)(ii)(B), the “Estimated Adjusted Share Purchase Price”).
(c)    As promptly as reasonably practicable after the Closing Date, but in no event later than sixty (60) days thereafter, Buyer shall prepare in good faith and deliver to Seller (i) a certificate duly executed by Buyer’s Chief Financial Officer on behalf of Buyer (the “Buyer Statement”) setting forth in reasonable detail Buyer’s respective calculations of the Closing Unrestricted Cash Amount, the Closing Net Working Capital Amount and the Closing Debt Amount (collectively, the “Closing Amounts”), together with reasonable supporting documentation used in the preparation thereof (provided that it is acknowledged and agreed that, notwithstanding anything to the contrary in this Agreement, neither Buyer nor such certifying officer shall have any liability whatsoever as a result of, arising out of, relating to, or in connection with such certificate (or the balance sheet referred to in the following clause (ii)) other than an adjustment to the Share Purchase Price (if applicable) in accordance with this Section 1.2), and (ii) an unaudited consolidated balance sheet of the Company as of the close of business on the applicable Adjustment Measurement Date prepared in accordance with the Company Accounting Methodology.
(i)    Subject to Section 10.16(b), during the period commencing on the Closing Date and prior to Seller’s receipt of the Buyer Statement, Seller shall cause any independent accountants employed or engaged by Seller or its Affiliates in connection with the preparation of the Preliminary Statement to give Buyer, the Company and their respective Representatives prompt and reasonable access (upon reasonable notice and during normal business hours) to any computations and workpapers used in the preparation of the Preliminary Statement (subject to the execution of any customary access letters that such accountants may require in connection with the review of such workpapers) solely to assist them in Buyer’s review of the Preliminary Statement. Seller and its Representatives shall give Buyer and its Representatives access to the personnel, books and records of Seller and its Subsidiaries relating to the Company and its Subsidiaries in accordance with Section 10.16 to assist them in Buyer’s review of the Preliminary Statement and Buyer’s preparation of the Buyer Statement.

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(ii)    Subject to Section 10.16(b), during the period commencing on Seller’s receipt of the Buyer Statement from Buyer and ending on the earlier of (x) thirty (30) days following receipt of the Buyer Statement and (y) Buyer’s receipt of the Seller Dispute Notice (if any), if Buyer employs or engages a firm of independent accountants in connection with the preparation of the Buyer Statement, Buyer shall cause such independent accountants to give Seller and its Representatives prompt and reasonable access (upon reasonable notice and during normal business hours) to any computations and workpapers used in the preparation of the Buyer Statement (subject to the execution of any customary access letters that such accountants may require in connection with the review of such workpapers). Buyer and its Representatives shall give Seller and its Representatives prompt access (upon reasonable notice and during normal business hours) to the personnel, books and records of the Company and its Subsidiaries in accordance with Section 10.16 to assist them in Seller’s review of the Buyer Statement.
(iii)    As promptly as reasonably practicable after receiving the Buyer Statement, but in no event later than thirty (30) days thereafter, Seller shall notify Buyer in writing (the “Seller Dispute Notice”) if in good faith Seller disagrees with Buyer’s calculation of any or all of the Closing Amounts as set forth in the Buyer Statement (the amount or amounts in dispute, collectively, the “Disputed Amount”), which notice shall set forth in reasonable detail the basis for such disagreement. If the Seller Dispute Notice disputes less than all of the Closing Amounts set forth in the Buyer Statement, then the Closing Amounts set forth in the Buyer Statement which are not disputed in the Seller Dispute Notice shall be final and binding upon the parties hereto. If no Seller Dispute Notice is received by Buyer within such thirty (30)-day period, Buyer’s respective calculations of the Closing Amounts as set forth in the Buyer Statement shall be final and binding upon the parties hereto.
(d)    Upon receipt by Buyer of the Seller Dispute Notice, Seller and Buyer shall negotiate in good faith to resolve any disagreement set forth in the Seller Dispute Notice. Seller and its Representatives shall give Buyer and its Representatives access to the personnel, books and records of Seller and its Subsidiaries in accordance with Section 10.16 to assist them in Buyer’s review of the Seller Dispute Notice. To the extent that Buyer and Seller are unable to resolve any disagreement within thirty (30) days after receipt by Buyer of the Seller Dispute Notice, Buyer and Seller shall promptly engage an internationally recognized independent accounting firm which is mutually acceptable to Buyer and Seller (the “Accounting Firm”), and shall submit their dispute to the Accounting Firm for a binding resolution. Except as specified in the following sentence, the fees and expenses of the Accounting Firm in connection with the Accounting Firm’s determination of the Disputed Amount pursuant to this Section 1.2 shall be borne (and paid) by Seller and Buyer in proportion to the amount by which their respective determinations of the items in dispute differed from the amount determined by the Accounting Firm. The fees and expenses of Buyer’s independent auditors (if any), attorneys (if any) or any other advisors incurred in connection with the issuance of the Buyer Statement shall be borne by Buyer, and the fees and expenses of the independent auditors (if any), attorneys (if any) or any other advisors of Seller incurred in connection with their review of the Buyer Statement shall be borne by Seller.

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(e)    Not later than thirty (30) days after the engagement of the Accounting Firm (as evidenced by its written acceptance by facsimile or otherwise to the parties), unless other procedures are agreed upon at such time, Seller and Buyer shall submit simultaneous briefs to the Accounting Firm (with a copy to the other party) setting forth their respective positions regarding the issues in dispute, and not later than thirty (30) days after the submission of such briefs, Seller and Buyer shall submit simultaneous reply briefs (with a copy to the other party). If an additional briefing, a hearing or other information is required by the Accounting Firm, the Accounting Firm shall give notice thereof to the parties as soon as practicable before the expiration of such thirty (30)-day period, and the parties shall promptly respond with a view to minimizing any delay in the decision date. Seller and Buyer shall instruct the Accounting Firm to render its decision resolving the dispute within thirty (30) days after submission of the reply briefs or, in the event additional briefing, a hearing or other information is required, within thirty (30) days after the completion of such additional briefing, the completion of such hearing, or the submission of such additional information, as the case may be, but in no event more than sixty (60) days after submission of the reply briefs (such applicable period, the “Decision Period”). Seller and Buyer shall cause the Accounting Firm to deliver a written report to each of Seller and Buyer setting forth its determination of the amount or amounts in dispute, which shall be final and binding upon the parties.
(i)    In resolving any disputed item, the Accounting Firm (x) shall determine the Closing Unrestricted Cash Amount, Closing Net Working Capital Amount and Closing Debt Amount in accordance with the respective definitions thereof, (y) shall limit its review to matters still in dispute as specifically set forth in the Seller Dispute Notice (and only to the extent such matters are still in dispute) and (z) shall act as an expert and not as an arbitrator.
(ii)    Notwithstanding Section 1.2(e)(i), the determination of any item that is a component of the Disputed Amount cannot be in excess of, or less than, the greatest or lowest value, respectively, claimed for any particular item in the Buyer Statement or the Seller Dispute Notice.
(f)    Seller and Buyer agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The Closing Unrestricted Cash Amount, the Closing Net Working Capital Amount and the Closing Debt Amount as agreed upon by Seller and Buyer, as deemed agreed upon pursuant to the last sentence of Section 1.2(c)(iii), or as determined by the Accounting Firm in accordance with Sections 1.2(d) and 1.2(e), are referred to herein as the “Final Closing Unrestricted Cash Amount”, the “Final Closing Net Working Capital Amount”, and the “Final Closing Debt Amount”, respectively, and collectively as the “Final Closing Amounts”.
(g)    To the extent that the Share Purchase Price as adjusted in accordance with the first sentence of Section 1.1(b) using the Final Closing Amounts determined in accordance with this Section 1.2 is less than the Estimated Adjusted Share Purchase Price paid by Buyer at Closing, Seller shall pay to Buyer the amount of such shortfall. Such payment shall be made by Seller within five (5) Business Days after the determination of all Final Closing Amounts become final and binding on the parties hereto by wire transfer in immediately available funds to a bank account designated by Buyer.

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(h)    To the extent that the Share Purchase Price as adjusted in accordance with the first sentence of Section 1.1(b) using the Final Closing Amounts determined in accordance with this Section 1.2 is greater than the Estimated Adjusted Share Purchase Price paid by Buyer at Closing, Buyer shall pay to Seller the amount of such excess. Such payment shall be made by Buyer within five (5) Business Days after the determination of all Final Closing Amounts become final and binding on the parties hereto by wire transfer in immediately available funds to a bank account designated by Seller.
(i)    Any payment required to be made under this Section 1.2 shall be deemed an adjustment to the Share Purchase Price.
1.3.    Closing. Unless Seller and Buyer shall agree in writing upon a different location, time or date, the closing of the Transactions (the “Closing”) shall take place at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, at 12:00 P.M. (local time), on a date determined in accordance with the proviso below, after the satisfaction or waiver of the last of the conditions required to be satisfied or waived pursuant to Article VI of this Agreement (other than those requiring the delivery of a certificate or other document, or the taking of other action, at the Closing), but shall be no later than the End Date (subject to Section 9.1(b)(i)); provided, however, that (i) if the conditions referred to above are satisfied or waived before the fifteenth (15th) day of a month, then the Closing shall take place on the date that is two (2) Business Days thereafter (provided that the conditions required to be satisfied or waived pursuant to Article VI of this Agreement (other than those requiring the delivery of a certificate or other document, or the taking of other action, at the Closing) remain satisfied as of such time), and (ii) if the conditions referred to above are satisfied or waived on or after the fifteenth (15th) day of a month, then the Closing shall be deferred until the first Business Day of the immediately following month (provided, that the conditions required to be satisfied or waived pursuant to Article VI of this Agreement (other than those requiring the delivery of a certificate or other document, or the taking of other action, at the Closing) remain satisfied as of such time) (such a deferred Closing, a “Month-End Closing”). The term “Closing Date” means the date on which the Closing occurs. The parties shall confer at least semi-monthly to estimate the anticipated Closing Date.
1.4.    Seller Deliveries at the Closing. Subject to the conditions set forth in this Agreement, at the Closing, Seller shall deliver or cause to be delivered to Buyer:
(a)    an original stock certificate representing all of the Shares, accompanied by a stock power duly executed in blank, together with (i) evidence reasonably satisfactory to Buyer of the transfer of the Shares to Buyer in the Company’s books and records, and (ii) an original stock certificate for the Airline;
(b)    the E190 Agreement, duly executed by Seller, the Airline, the Company and Republic Airline;
(c)    the Transition Services Agreement, duly executed by Seller and the Airline;
(d)    the NEO Assignment Agreements (including the consents thereto referred to in Section 6.1(c) and confirmation by each of Airbus S.A.S. and CFM International, Inc. of Seller’s payment

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of the pre-delivery deposits described in Section 1.5), duly executed by Seller, the Company and the respective other parties thereto;
(e)    the Standalone Commercial Agreements, duly executed by the Airline and the respective other parties thereto;
(f)    the Non-Competition and Non-Solicitation Agreement, duly executed by Seller and the Company;
(g)    (i) a mutual release, dated as of the Closing Date, duly executed by Seller, for itself and on behalf of its Subsidiaries (other than the Company and its Subsidiaries) on the one hand, and the Company and each of its Subsidiaries, on the other hand, for the benefit of the other(s), in the form attached hereto as Exhibit B-1, and (ii) mutual releases, dated as of the Closing Date, duly executed by the Company and each of its Subsidiaries, as applicable, on the one hand, and each of the members of the board of directors and the officers of the Company and its Subsidiaries immediately prior to the Closing listed on Section 1.4(g) of the Seller Disclosure Schedule, on the other hand, for the benefit of the other(s), in each case in the form attached hereto as Exhibit B-2;
(h)    duly executed resignations of (i) the directors of the Company and its Subsidiaries listed on Section 1.4(g) of the Seller Disclosure Schedule from the respective board of directors of the Company and its Subsidiaries and (ii) the officers of the Company and its Subsidiaries listed on Section 1.4(g) of the Seller Disclosure Schedule from the positions listed thereon, in each case effective as of the Closing;
(i)    all necessary forms and certificates complying with applicable Law, duly executed and acknowledged, certifying that the Transactions are exempt from withholding under Section 1445 of the Code;
(j)    an executed original of the Section 338(h)(10) Election Forms;
(k)    the certificate called for by Section 6.3(c), duly executed on behalf of Seller;
(l)    copies of the Guarantee Releases, duly executed by Seller (or its applicable Affiliate) and the respective other parties thereto;
(m)    one or more payoff letters, duly executed by the applicable lenders, with respect to Debt of the Company or its Subsidiaries set forth on Section 1.4(m) of the Seller Disclosure Schedule, accompanied by UCC termination statements, releases and any other documentation reasonably requested by Buyer to evidence the satisfaction in full of such Debt, in each case, in form and substance reasonably satisfactory to Buyer;
(n)    copies of the other standalone commercial agreements (or amendments to agreements currently in effect) referred to in Section 6.3(g), duly executed by Seller (or its applicable Affiliate) and the Airline;

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(o)    copies of the written consents referred to in Section 6.3(h);
(p)    the AFA Amendment, duly executed by the Airline and the AFA and ratified by the membership of the AFA;
(q)    the Omnibus Amendments, duly executed by the Airline and the respective other parties thereto; and
(r)    all other documents which are expressly required pursuant to this Agreement to be delivered by Seller to Buyer at the Closing.
Notwithstanding anything to the contrary herein and without limitation of Buyer’s rights under this Section 1.4 or Article VI of this Agreement, if, and to the extent that, Buyer waives Seller’s obligation to deliver or cause to be delivered to Buyer any of the documents or agreements set forth in this Section 1.4 to be executed or otherwise provided by any Person other than Seller, the Company or any of their respective Subsidiaries as a condition to Closing in accordance with Section 6.3, Seller’s failure to deliver or cause to be delivered to Buyer any such document or agreement shall not in and of itself be deemed to be a breach of Seller’s covenants under this Section 1.4 to the extent of such waiver.
1.5.    Buyer Deliveries at the Closing. Subject to the conditions set forth in this Agreement, at the Closing, Buyer shall:
(a)    accept and purchase the Shares from Seller and pay and deliver to Seller an amount equal to the Estimated Adjusted Share Purchase Price by wire transfer of immediately available funds to a bank account which is specified in writing by Seller at least two (2) Business Days prior to the Closing Date;
(b)    in connection with entry into the NEO Assignment Agreements at the Closing, pay or cause to be paid to Seller on behalf of the Company (provided, that the Company may make such payment to the extent legally permitted; and provided, further, that, notwithstanding anything to the contrary in this Agreement, any such payment by the Company shall not be factored into the calculation of the adjustment to the Share Purchase Price in any way), by wire transfer of immediately available funds to the aforementioned bank account, an amount in cash (such amount, the “NEO Reimbursement”) equal to thirty two million dollars ($32,000,000); and
(c)    deliver or cause to be delivered to Seller:
(i)    the certificate called for by Section 6.2(c), duly executed on behalf of Buyer;
(ii)    an executed original of the Section 338(h)(10) Election Forms; and
(iii)    all other documents which are expressly required pursuant to this Agreement to be delivered by Buyer to Seller at the Closing.

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1.6.    Withholding Rights. Buyer shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to Seller or any other Person such amounts as Buyer is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE II.	REPRESENTATIONS AND WARRANTIES OF SELLER AS TO ITSELF
Subject to Sections 8.1, 8.2 and 10.1, and as provided in Section 10.11, except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing as follows (in each case giving effect to the Seller Disclosure Schedule as provided in Section 10.11):
2.1.    Incorporation. Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.
2.2.    Authority. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be entered into by it at the Closing, to perform its obligations hereunder and thereunder, and to consummate the Transactions to be consummated by it. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to be entered into by it at the Closing, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the Transactions to be consummated by it have been duly authorized by all requisite action on the part of Seller. This Agreement constitutes, and, when executed and delivered at the Closing, the Ancillary Agreements (other than the Non-Competition and Non-Solicitation Agreement) to which Seller is a party will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a Proceeding at law or in equity). Each executive officer of Seller as of the date of this Agreement has received a complete copy of a draft of (i) this Agreement with a draft date of September 27, 2013 (but not the Exhibits thereto other than Exhibit A) and (ii) the Seller Disclosure Schedule with a draft date of September 27, 2013, and has reviewed the matters set forth therein.
2.3.    Ownership of Shares; Title. Seller is the sole legal and beneficial owner of the Shares, which constitute all shares of Common Stock and other equity interests in the Company issued and outstanding as of the date of this Agreement and as of the Closing. Seller has, and shall transfer to Buyer at the Closing, good title to the Shares free and clear of all Liens except for (i) Liens created by this Agreement and (ii) Liens arising under applicable United States federal or state securities Laws. Other than this Agreement, there are no voting trusts, voting agreements, proxies, first refusal rights, first offer rights, co-sale rights, options, transfer restrictions or other agreements, instruments or understandings of any nature with respect

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to the voting, transfer or disposition of capital stock of the Company or any of its Subsidiaries to which Seller is a party or by which it is bound.
2.4.    No Conflict. Assuming the accuracy of Buyer’s representations and warranties in Sections 4.7 and 4.8, the execution and delivery by Seller of this Agreement and the Ancillary Agreements (in the case of clause (i) below, other than the Non-Competition and Non-Solicitation Agreement) to be entered into by it at the Closing do not and will not, and the performance by Seller of this Agreement and the Ancillary Agreements (in the case of clause (i) below, other than the Non-Competition and Non-Solicitation Agreement) to be entered into by it at the Closing and the consummation by Seller of the Transactions to be consummated by it do not and will not, (i) subject to receipt of the consents or the taking of any other action referred to in clauses (x), (y) and (z) of Section 2.5, violate any Law applicable to Seller, or any of Seller’s assets, properties or businesses, (ii) result in a material breach of, constitute a material default (or an event which, with or without the giving of notice or lapse of time or both, would become a material default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, any contract to which Seller is a party or is bound, (iii) result in the creation of any Lien on any of the Shares other than Liens arising under applicable United States federal or state securities Laws or (iv) violate any provision of the certificate of incorporation or by-laws of Seller.
2.5.    Governmental Authorizations. (i) The execution and delivery by Seller of this Agreement and the Ancillary Agreements to be entered into by it at the Closing, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions to be consummated by it and (ii) the execution and delivery by the Company or any of its Subsidiaries of any Ancillary Agreement to be entered into by the Company or any of its Subsidiaries at the Closing, and the performance by the Company or any of its Subsidiaries of its obligations thereunder, do not and will not require any material Governmental Authorization of, action by, filing with or notification of, any Governmental Authority by Seller, the Company or any Subsidiary of the Company except (v) as have been obtained or made prior to the date of this Agreement, (w) for the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934 and the applicable requirements of the NASDAQ Global Market System, (x) with respect to liquor licenses, (y) for any application, filing, notification, approval, consent, license, permit, waiver or other authorization required to be made or obtained (A) under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the FAA, DOT, FCC, or DHS (including TSA and CBP), or (B) to or from any other Governmental Authority that regulates any aspect of airline operations or business, including environmental (e.g., noise, air emissions and water quality), aircraft, air traffic control, airport communications, agricultural, export/import, immigration and customs, in the case of each of clauses (A) and (B), that are set forth in Section 2.5 of the Seller Disclosure Schedule, and (z) for any other Governmental Authorizations set forth in Section 2.5 of the Seller Disclosure Schedule.
2.6.    Brokers. Except for Barclays and the fees and expenses payable to it (which shall be the sole responsibility of Seller), neither Seller nor any of its Affiliates (including the Company and its Subsidiaries) has employed any broker, finder or Person fulfilling a similar role or incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the Transactions.

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ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE COMPANY
Subject to Sections 8.1, 8.2 and 10.1, and as provided in Section 10.11, except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing as follows (in each case giving effect to the Seller Disclosure Schedule as provided in Section 10.11):
3.1.    Organization and Good Standing of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Airline is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado. Each of the Company and the Airline has the requisite corporate power and authority to own, operate and lease the properties and assets now owned, operated or leased by it and to carry on the Business. Each of the Company and the Airline is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation is required, except for such failures to be qualified and in good standing, if any, that when taken together with all other such failures would not reasonably be expected to be material to the Company or the Airline. Seller has previously delivered or made available to Buyer true and correct copies of the Company’s and its Subsidiaries’ respective organizational documents (including all amendments thereto), as in effect on the date of this Agreement.
3.2.    Capitalization; Authorization of Shares; Subsidiaries.
(a)    The authorized capital stock of the Company consists of 1,000 shares of Common Stock, of which 1,000 shares are issued and outstanding. The authorized capital stock of the Airline consists of 1,000 shares of common stock, without par value, of which 1,000 shares are issued and outstanding. All such outstanding shares of capital stock of the Company and the Airline, respectively, including the Shares, have been duly and validly authorized and issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights or any United States federal or state securities Law.
(b)    All outstanding shares of capital stock of the Company’s Subsidiaries, including the Airline, are owned by the Company free and clear of all Liens (other than Liens (i) arising under applicable United States federal or state securities Laws or (ii) created by this Agreement).
(c)    Except for this Agreement, and except as listed on Section 3.2(c) of the Seller Disclosure Schedule, there is no security, option, warrant, right, call, subscription, put, voting trust, proxy, first refusal rights, first offer rights, co-sale rights, transfer restrictions or other agreements, commitments or understandings of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the acquisition, issuance, sale, pledge or other disposition by the Company or its Subsidiaries of any shares of capital stock or other equity interest of the Company or its Subsidiaries or any securities convertible into, or other rights to acquire, any shares of capital stock or other equity interest of the Company or its Subsidiaries, (ii) relates to the voting, control, transfer or disposition of such capital stock, equity interest, securities or rights or (iii) obligates the Company or its Subsidiaries to grant, offer or enter into any of the foregoing.

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Except (i) as listed on Section 3.2(c) of the Seller Disclosure Schedule, (ii) for the applicable amounts set forth on Schedule A hereto comprising the Equity Obligations Adjustment and (iii) as set forth in the final paragraph of Section B of Schedule A hereto, (A) there are no outstanding or authorized restricted stock units or stock appreciation, phantom stock or similar rights with respect to the Company or its Subsidiaries and (B) there are no other outstanding or authorized compensatory equity or equity-linked interests with respect to the common stock, preferred stock or other capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, of any character (contingent or otherwise), pursuant to which any Person is or may be entitled to receive any payment in or determined by reference to the Company’s or any of its Subsidiaries’ equity securities.
(d)    The Airline is a wholly owned Subsidiary of the Company. The Company does not own, of record or beneficially, directly or indirectly (including through ownership by its Subsidiaries), any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person other than the Airline. Prior to the execution and delivery of this Agreement by Buyer and Seller, the Company paid a dividend to Seller of all of the issued and outstanding capital stock of Lynx (the “Lynx Dividend”).
3.3.    Authority; No Conflict.
(a)    Authority. Each of the Company and its Subsidiaries has the requisite corporate power and authority to execute the Ancillary Agreements to be entered into by it at the Closing, and such execution has been duly authorized by all requisite action (in the case of the Company) on the part of it or Seller or (in case of any Subsidiary of the Company) on the part of it, the Company or Seller, as the case may be. Each of the Ancillary Agreements (other than the Non-Competition and Non-Solicitation Agreement), when so executed, will be a legal, valid and binding agreement of each of the Company and its Subsidiaries that is a party thereto enforceable against the Company or its applicable Subsidiary, as the case may be, in accordance with its terms except that such enforcement may be limited by any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally and or by equity principles (regardless of whether considered in a Proceeding at law or in equity).
(b)    No Conflict. Assuming the accuracy of Buyer’s representations and warranties in Sections 4.7 and 4.8, except as set forth on Section 3.3(b) of the Seller Disclosure Schedule, (i) the execution and delivery by Seller of this Agreement and by Seller or any of its Subsidiaries (other than the Company and its Subsidiaries) of the Ancillary Agreements (in the case of clause (y) below, other than the Non-Competition and Non-Solicitation Agreement) to be entered into by them at the Closing, the performance by Seller and such Subsidiaries as applicable of their respective obligations hereunder and thereunder and the consummation by Seller of the Transactions to be consummated by it and (ii) the execution and delivery by the Company or any of its Subsidiaries of any Ancillary Agreement (in the case of clause (y) below, other than the Non-Competition and Non-Solicitation Agreement) to be entered into by the Company or any of its Subsidiaries at the Closing, do not and will not, (x) violate any provision of the organizational documents of the Company or any of its Subsidiaries, (y) subject to receipt of the consents or the taking of any other action referred to in clauses (x), (y) and (z) of Section 2.5, violate any Law applicable to the Company or

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any of its Subsidiaries, or any of their respective assets, properties or the Business, (z) result in a material breach of, constitute a material default (or an event which, with or without the giving of notice or lapse of time or both, would become a material default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, (A) any Material Contract or (B) any material Permit, or any Order, to which the Company or any of its Subsidiaries is a party or is bound, or (iii) result in the creation of any Lien (other than Permitted Liens) on any of the assets of the Company or any of its Subsidiaries.
3.4.    Financial Statements; Undisclosed Liabilities; Corporate Records.
(a)    Seller has delivered or made available to Buyer (i) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2011 and 2012 (such balance sheet as of December 31, 2012, the “2012 Balance Sheet”), and the audited consolidated statements of operations and accumulated deficit, and cash flows of the Company and its consolidated Subsidiaries for the years then ended, together with the notes thereto and the related auditors’ report, (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of August 31, 2013 (the “Interim Balance Sheet”) and the unaudited consolidated statements of income and cash flows of the Company and its consolidated Subsidiaries for the year-to-date period ended on August 31, 2013 (in each case, giving effect to the Lynx Dividend as though it had occurred as of August 31, 2013) (clauses (i) and (ii), collectively, the “Financial Statements”). The Financial Statements have been prepared from the applicable books and records of the Company and its consolidated Subsidiaries and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the applicable dates and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the applicable periods in accordance with GAAP consistently applied during the periods involved, except (x) as indicated on Section 3.4(a)(i) of the Seller Disclosure Schedule and (y) in the case of unaudited financial statements, for normal recurring year-end adjustments and the lack of footnotes thereto and for other adjustments to such financial statements in order to reflect the Lynx Dividend as provided above. As of immediately prior to the consummation of the Lynx Dividend, Lynx had no assets which were used in the conduct of the Business.
(b)    Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any kind, whether accrued, contingent absolute, determined, determinable or otherwise, except (A) liabilities or obligations:
(i)    (x) disclosed in Section 3.4(b) of the Seller Disclosure Schedule (or in any other Section of the Seller Disclosure Schedule in connection with any other representation or warranty of Seller contained in this Article III) or (y) expressly addressed in any other representation or warranty of Seller contained in this Article III (disregarding any thresholds contained therein or the extent to which any such representation is qualified by Knowledge of Seller or Seller’s Knowledge);

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(ii)    reflected, reserved against or otherwise disclosed in the 2012 Balance Sheet or the Interim Balance Sheet, or in the notes to the audited financial statements referred to in Section 3.4(a)(i);
(iii)     incurred under or in connection with this Agreement, any Ancillary Agreement or the Transactions;
(iv)    arising under the terms of (but not from any breach of or default under) any Contracts or any Permits to which the Company or any of its Subsidiaries is a party or is bound; provided that the foregoing shall not include liabilities or obligations arising under any Contract to which the Company or any of its Subsidiaries is a party or is bound which is required to be disclosed in any Section of the Seller Disclosure Schedule in connection with any representation or warranty of Seller contained in this Article III, but which is not so disclosed;
(v)    incurred in the ordinary course of business consistent with past practice since the date of the 2012 Balance Sheet (none of which relate to a breach of Contract, breach of warranty, tort, infringement, violation of or liability under any Law or any Proceeding);
(vi)    to the extent, but only to the extent, effectively covered by insurance, indemnification, contribution or comparable arrangements and recovered by the Company or its Subsidiaries;
(vii)    to the extent included in the determination of the Closing Net Working Capital Amount; or
(B) any other liabilities or obligations that would not reasonably be expected to exceed one million dollars ($1,000,000) in the aggregate.
(c)    As of the Closing, the Company and its Subsidiaries will not be obligated for any Debt, intercompany or external, other than (i) Permitted Debt and (ii) additional Debt which in the aggregate does not exceed an amount equal to one million two hundred and fifty thousand dollars ($1,250,000).
(d)    The Company and its Subsidiaries maintain internal information systems, cash management systems and other controls sufficient to provide reasonable assurance that material transactions are executed in accordance with management’s general or specific authorizations and are recorded in a manner that permits the preparation of financial statements in accordance with GAAP.
(e)    The minute books and related corporate records of the Company and its Subsidiaries, which have been delivered or made available to Buyer prior to the date of this Agreement, contain accurate minutes or consents of all meetings, and corporate actions taken by consent without a meeting, of the respective stockholders and boards of directors (including committees thereof) of the Company and its Subsidiaries since October 1, 2009 to the date of this Agreement.

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(f)    As of the date of this Agreement, neither the Company nor any of its Subsidiaries (i) is a lessee under any operating lease, other than operating leases constituting Permitted Debt or (ii) has borrowed any amounts that are outstanding as of the date of this Agreement under the Intercompany Revolver Loan Documents.
3.5.    Absence of Certain Changes or Events. Except to the extent reflected, reserved against or otherwise disclosed in the Financial Statements or in the notes to the audited financial statements referred to in Section 3.4(a)(i), since January 1, 2013 to the date of this Agreement, no events have occurred which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From January 1, 2013 to the date of this Agreement, the Company and its Subsidiaries have operated the Business in all material respects in the ordinary course of business consistent with past practice, and the Company and its Subsidiaries have not taken any action of the type described by Sections 5.6(b)(ii), 5.6(b)(iii), 5.6(b)(vi), 5.6(b)(vii), 5.6(b)(viii), 5.6(b)(xv), 5.6(b)(xvii), 5.6(b)(xviii), 5.6(b)(xix)(z), 5.6(b)(xx), 5.6(b)(xxi), or 5.6(b)(xxii) of this Agreement. Since January 1, 2013, neither the Company nor the Airline has operated any business other than the Business.
3.6.    Compliance with Law; Litigation; Injunctions.
(a)    Except for matters set forth in Section 3.6 of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries is in, or at any time since October 1, 2009 has been in, violation in any material respect of any Law (including the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”)) or material Permit applicable to it. Except for the matters set forth in Section 3.6 of the Seller Disclosure Schedule, as of the date of this Agreement, (i) there is no material Proceeding pending or, to Seller’s Knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, before any Governmental Authority (other than passenger litigation covered by insurance and arising in the ordinary course of business; provided that such litigation shall not include (A) any class action litigation or (B) multiple claims for serious personal injury arising from the same incident), and (ii) neither the Company nor any of its Subsidiaries is a party to, subject to or bound by, any material Order.
(b)    Without limiting the generality of the foregoing, since October 1, 2009, none of the Company, its Subsidiaries or any current or former director, officer, employee or agent of the Company or any of its Subsidiaries (while so employed or acting in his, her or its capacity as agent for the Company or any of its Subsidiaries) has, directly or indirectly, made or received, or agreed to make or receive, any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person in violation of the FCPA or similar foreign anti-corruption Law. The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with such Laws.
3.7.    Contracts; Defaults.
(a)    Section 3.7(a) of the Seller Disclosure Schedule sets forth a true and correct list (organized by reference to the subsections hereof) of each Contract in effect as of the date of this Agreement that is of a type described below, except to the extent such Contract is listed on Section 3.8, Section 3.9(a), Section 3.12, Section 3.16(a)(iii) or Section 3.19 of the Seller Disclosure Schedule (each Contract listed on

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Section 3.7(a), Section 3.8, Section 3.9(a), Section 3.12, Section 3.16(a)(iii) or Section 3.19 of the Seller Disclosure Schedule, a “Material Contract”):
(i)    any Contract (or group of related agreements) relating to the purchase or sale of materials, commodities, supplies, goods or equipment or receipt of services (excluding any Benefit Plan) pursuant to which (x) the Company or any of its Subsidiaries paid to any Person, or any Person paid to the Company or any of its Subsidiaries, an aggregate amount in excess of two hundred and fifty thousand dollars ($250,000) during the fiscal year ended December 31, 2012, or (y) the Company or any of its Subsidiaries is obligated or is expected to pay any Person, or any Person is obligated or is expected to pay to the Company or any of its Subsidiaries, an aggregate amount in excess of two hundred and fifty thousand dollars ($250,000) during the fiscal year ending December 31, 2013 or any future fiscal year, except if such Contract is terminable by the Company or any of its Subsidiaries on no greater than sixty (60) days’ notice without cost or penalty to the Company or any of its Subsidiaries;
(ii)    any Contract under which the Company or its Subsidiaries is lessee of or holds or operates any personal property owned by any other party, which involves annual payments of greater than two hundred and fifty thousand dollars ($250,000) or group of such Contracts with the same Person which involve consideration in excess of two hundred and fifty thousand dollars ($250,000) in the aggregate;
(iii)    any Contract under which the Company or its Subsidiaries is lessor of or permits any third party to hold or operate any personal property owned or controlled by it which involves consideration in excess of two hundred and fifty thousand dollars ($250,000) or group of such Contracts with the same Person which involve consideration in excess of two hundred and fifty thousand dollars ($250,000) in the aggregate;
(iv)    any Contract relating to an acquisition by the Company or any of its Subsidiaries of a business under which there remain any material unperformed obligations;
(v)    any Contract relating to Permitted Debt or pursuant to which any Debt is outstanding or may be incurred by or on behalf of the Company or any of its Subsidiaries, and any outstanding guarantee by the Company or any of its Subsidiaries;
(vi)    any Contract under which the Company or any of its Subsidiaries has advanced or loaned any other Person any amounts other than loans or advances (x) between the Company and any of its Subsidiaries, or between its Subsidiaries, or (y) to employees in the ordinary course of business consistent with past practice;
(vii)    any Contract concerning any joint venture, business alliance, code sharing, capacity purchase, charter-flying, regional carrier, pro-rate or frequent flyer arrangement, limited liability company, partnership, shareholder arrangement or other similar Contract or arrangement or any Contract involving a share of profits, losses, costs, or liabilities with any other Person;

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(viii)    any Contract for the maintenance or repair of aircraft or aircraft engines that (A) involves consideration in excess of five hundred thousand dollars ($500,000) or (B) expires or may be renewed at the option of any Person other than the Company or any of its Subsidiaries so as to expire more than one (1) year after the date of this Agreement;
(ix)    any Contract containing any provision or covenant restricting the Company or any of its Subsidiaries from competing with any Person or engaging in any type of business activity or any business in any geographic area;
(x)    any co-branded or affinity credit card, credit card processing Contract or similar Contract;
(xi)    any global distribution system, online travel agency or corporate travel Contract;
(xii)    any Contract pursuant to which any Business IP is or has been licensed (whether or not such license is currently exercisable), sold, assigned, transferred or otherwise conveyed or provided to a third party by the Company or any of its Subsidiaries;
(xiii)    any license, sublicense or other Contract to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries has acquired or is authorized to use any material Intellectual Property Rights owned by any third party and used in the Business, other than Standard Software;
(xiv)    any material Contract relating to the distribution of airline tickets and related services that contains a “most favored nation” provision or any material Contract that contains rights of first refusal, offer or negotiation (it being agreed that any right of first refusal, offer or negotiation relating to the purchase or financing of aircraft, aircraft engines or other flight equipment shall be deemed material for purposes of this clause (xiv));
(xv)    any Contract that contains material performance guarantees in connection with the operation of the Business;
(xvi)    any settlement, conciliation or similar Contract entered into in the three (3) years immediately prior to the date of this Agreement for which there are any ongoing material financial obligations;
(xvii)    any Contract entered into outside of the ordinary course of business consistent with past practice which includes an obligation to indemnify any Person for any material liabilities;
(xviii)    any contracts, licenses, instruments or other legally binding agreements, commitments or undertakings to which Seller or any of its Subsidiaries (other than the Company

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and its Subsidiaries) is a party and pursuant to which any material rights or services are provided to the Company or any of its Subsidiaries;
(xix)    any Contract with any officer, employee or consultant (who is an individual) of the Company or any of its Subsidiaries that (i) provides annual aggregate cash compensation that is reasonably expected to exceed $150,000; (ii) provides for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement; or (iii) otherwise restricts the Company’s or any of its Subsidiaries’ ability to terminate the employment or engagement of such individual without penalty or liability (other than any liability for payment for services rendered by such individual prior to the termination date);
(xx)    any Contract with an employee, group of employees, or their representatives pursuant to which the Company or any of its Subsidiaries is or may become obligated to provide payments or benefits in an aggregate amount in excess of two hundred and fifty thousand dollars ($250,000) during the fiscal year ended December 31, 2012 or any future fiscal year; and
(xxi)    any other Contract (or group of related Contracts) the performance of which involves aggregate consideration in excess of one million dollars ($1,000,000).
(b)    On or prior to the date of this Agreement, Seller has provided or made available to Buyer a true and correct copy of each Material Contract (or summary of any oral Material Contract), and each amendment, modification, waiver and side letter in effect as of the date of this Agreement with respect to such Material Contract.
(c)    With respect to Seller’s, the Company’s or their respective Subsidiaries’ obligations thereunder and, with respect to the obligations of the other parties thereto, (i) neither Seller, the Company nor any of their respective Subsidiaries nor, to Seller’s Knowledge, any other party to a Material Contract is in material breach of or material default under any Material Contract, (ii) neither Seller, the Company nor any of their respective Subsidiaries has received or delivered a written notice of material default from or to any party to such Material Contract that has not been resolved, and no event has occurred which (after notice or lapse of time or both) would become a material breach or material default by Seller, the Company or any of their respective Subsidiaries under any Material Contract and (iii) each Material Contract is the legal, valid and binding obligation of Seller, the Company or their respective Subsidiaries, as applicable, and, to the Knowledge of Seller, each other party thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a Proceeding at law or in equity). As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received a claim for indemnification under any Material Contract that is pending or has not been resolved.
(d)    Immediately following the consummation of the Closing, neither the Company nor the Airline shall be an “Affiliate” (as such term is defined in the respective Contracts referenced in this

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sentence) of Seller or any of its Subsidiaries pursuant to any of the Contracts listed on Section 3.7(d) of the Seller Disclosure Schedule.
3.8.    Employment-Related Matters.
(a)    Section 3.8(a) of the Seller Disclosure Schedule sets forth a true and correct list as of the date of this Agreement of (i) all collective bargaining agreements currently in force (including any side letters, letters of agreement or memoranda of understanding to such agreements) covering any Employees, (ii) all tentative agreements or term sheets reached with a representative of any Employees, (iii) all arbitration awards interpreting the terms of any collective bargaining agreements currently in force and (iv) any other type of material agreement or arrangement currently in force with any labor organization, trade union, works council or other certified or voluntarily recognized representative of any Employees concerning wages, hours, working conditions, or the representation of any Employees. Seller has delivered or made available to Buyer true and correct copies of each such contract, agreement or other document referred to in the preceding sentence as amended as of the date of this Agreement.
(b)    Except as disclosed in Section 3.8(b) of the Seller Disclosure Schedule, as of the date of this Agreement, (i) there are no pending representation proceedings involving any Employees, and to Seller’s Knowledge there are no pending organizing activities involving the Company or its Subsidiaries by any labor organization or group of Employees, (ii) no collective bargaining agreement is being negotiated by the Company or its Subsidiaries, (iii) there are no pending grievances or arbitration proceedings, and to Seller’s Knowledge there are no threatened arbitration proceedings, involving any Employees, (iv) there are no labor strikes, organized work stoppages, lockouts or other labor disputes pending or, to the Knowledge of Seller, threatened with respect to the Employees, and since October 1, 2009 no such events have occurred, (v) there are no charges or complaints against the Company or any of its Subsidiaries pending or, to Seller’s Knowledge, threatened before the National Mediation Board or any Governmental Authority by or on behalf of any Employee or group of Employees, (vi) no charges with respect to or relating to any Employee are pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (vii) neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice, nor has there been since October 1, 2009 a finding by any Governmental Authority that the Company or any of its Subsidiaries engaged in an unfair labor practice, and (viii) no Proceedings have been filed in court and are pending against, or to Seller’s Knowledge are threatened against, the Company or any of its Subsidiaries by any Employee or group of Employees. All individuals performing services for the Company or its Subsidiaries that are classified as independent contractors have been properly classified as such, and neither the Company nor any of its Subsidiaries has any liability, whether absolute or contingent, with respect to any misclassification of any individual performing services for the Company or any of its Subsidiaries as an independent contractor.
(c)    Except as disclosed in Section 3.8(c) of the Seller Disclosure Schedule, each of the Company and its Subsidiaries is in compliance in all material respects, and at all times since October 1, 2009 has complied in all material respects, with, all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and other employment taxes, occupational safety and health and plant closings (hereinafter collectively

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referred to as the “Employment Laws”). Neither the Company nor any of its Subsidiaries is liable for the payment of material taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Employment Laws. Since October 1, 2009 there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment Retraining Notification Act (the “WARN Act”) or any similar state or local mass layoff or plant closing Law) with respect to Company or any of its Subsidiaries.
3.9.    Employee Benefit Plans.
(a)    Section 3.9(a) of the Seller Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of each material Benefit Plan. Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Benefit Plans have been timely made (excluding any payment made late for which no liability remains outstanding) or, if not yet due, have been properly accrued in accordance with GAAP.
(b)    With respect to any Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course consistent with past practice) are, as of the date of this Agreement, pending or, to the Knowledge of Seller, threatened, (ii) to the Knowledge of Seller, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other Governmental Authorities are pending, or, to the Knowledge of Seller, threatened (including any routine requests for information from the PBGC).
(c)    With respect to each material Benefit Plan, the Company has delivered or made available to Buyer true and correct copies as of the date of this Agreement of (i) such Benefit Plan, including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Benefit Plan), (iv) the most recent actuarial report or other financial statement relating to such Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to such Benefit Plan and any pending request for such a determination letter, (vi) the most recent completed nondiscrimination tests performed under the Code (including Section 401(k) and 401(m) tests) for such Benefit Plan, and (vii) all non-routine filings made since October 1, 2009 with any Governmental Authorities, including any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.
(d)    Each of the Benefit Plans intended to qualify under Section 401(a) of the Code has received a favorable IRS determination letter, or is entitled to rely upon an IRS opinion letter, to the effect that it meets the requirements of Section 401(a) of the Code, and, to the Knowledge of Seller, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification. Except as would not be reasonably expected to result in material liability to the Company or any of its Subsidiaries, (i) no event has occurred and no condition exists with respect to any Benefit Plan

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that would subject the Company or any of its Subsidiaries, either directly or by reason of its affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA or the Code and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any Benefit Plan.
(e)    With respect to each Benefit Plan that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code (other than a Multiemployer Plan), (i) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred (other than for premiums not yet due); (ii) no notice of intent to terminate any Benefit Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating any such Benefit Plan has been adopted; (iii) no proceedings to terminate any Benefit Plan instituted by the PBGC are pending or, to Seller’s Knowledge, threatened, and no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (iv) no Benefit Plan is, or is reasonably expected to be in an “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (v) no “reportable event” within the meaning of Section 4043 of ERISA (for which the thirty (30)-day notice requirement has not been waived by the PBGC) and no event described in Section 4062 or 4063 of ERISA has occurred since October 1, 2009; (vi) no lien has arisen or would reasonably be expected to arise as a result of actions or inactions that occurred prior to the Closing Date under ERISA or the Code on the assets of Seller, the Company or any ERISA Affiliate; (vii) there has been no cessation of operations at a facility subject to provisions of Section 4062(e) of ERISA since October 1, 2009; (viii) since October 1, 2009, the Company and each ERISA Affiliate has timely made any “minimum required contributions” within the meaning of Section 430(a) of the Code and Section 303(a) of ERISA, whichever may apply; and (ix) neither Seller, the Company nor any of their ERISA Affiliates has engaged in a transaction described in Section 4069 or 4212(c) of ERISA that would reasonably be expected to result in a material liability of the Company or any of its Subsidiaries after the Closing Date.
(f)    Except as disclosed on Section 3.9(f) of the Seller Disclosure Schedule, with respect to each Benefit Plan that is a multiemployer plan (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”): (i) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Section 4201 of ERISA, nor does the Company or any ERISA Affiliate expect to withdraw in a “complete withdrawal” or “partial withdrawal” within the meaning of Section 4203 and 4205 of ERISA; (ii) all contributions required to be made to any such Multiemployer Plan have been timely made; (iii)no such Multiemployer Plan has a funding status that is either endangered or critical under Section 432 of the Code; and (iv) to Seller’s Knowledge, no such Multiemployer Plan has been terminated or has been in or is about to be in reorganization under ERISA so as to result directly or indirectly in any increase in contributions under Section 4243 of ERISA or in liability (contingent or otherwise) to the Company or any ERISA Affiliate.
(g)    Except as listed on Section 3.9(g) of the Seller Disclosure Schedule, none of the Benefit Plans is a “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA.
(h)    None of Seller, the Company or any ERISA Affiliate has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance coverage

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for current, former or retired employees of the Company or any of its Subsidiaries, except (i) as required to avoid an excise tax under Section 4980B of the Code or (ii) as may be required pursuant to any other applicable Law. Neither the Company nor any of its Subsidiaries has communicated to any current or former employees of the Company or its Subsidiaries any changes in or termination of any existing Benefit Plan that would result in material cost or liability to the Company or its Subsidiaries after the consummation of the Closing.
(i)    Except as listed on Section 3.9(i) of the Seller Disclosure Schedule and except for the applicable amounts set forth on Schedule A hereto comprising the Equity Obligations Adjustment, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the Transactions to be consummated by it (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any Employee, contractor (who is an individual) or director of the Company or any of its Subsidiaries to payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness.
(j)    Other than the applicable amounts set forth on Schedule A hereto comprising the Equity Obligations Adjustment, none of the Company or any of its Subsidiaries has any current or future equity, phantom equity or similar obligation, or any profit sharing arrangement or similar obligation, with respect to any Non-Represented Employee.
(k)    No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions. No Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 of the Code.
(l)    Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is nonqualified deferred compensation subject to Section 409A of the Code, (i) has been operated in all material respects in good faith compliance with Section 409A of the Code since October 1, 2009, and all applicable regulations and notices issued thereunder, and (ii) since October 1, 2009, has been in documentary compliance with Section 409A of the Code. No Benefit Plan provides to any “service provider” (within the meaning of Section 409A of the Code) any compensation or benefits which has subjected or could reasonably be expected to subject such service provider to gross income inclusion or Tax pursuant to Section 409A(a)(1) of the Code.
(m)    No Benefit Plan provides compensation or benefits to any Employee or service provider of the Company or its Subsidiaries who resides or performs services primarily outside of the United States.
(n)    Other than the applicable amounts set forth on Schedule A hereto comprising the Equity Obligations Adjustment and except as set forth in the final paragraph of Section B of Schedule A hereto, neither the Company nor any of its Subsidiaries has any Equity Obligations (as defined in Schedule

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A hereto), any other current or future equity, phantom equity or similar obligations, or any profit sharing arrangement or similar obligations, with respect to any Represented Employees.
3.10.    Taxes.
(a)    Each of the Company and its Subsidiaries has timely filed with the appropriate Taxing Authority all material Tax Returns required to be filed by it. All such Tax Returns are true, complete and accurate in all material respects. During the three (3) years immediately prior to the date of this Agreement, no claim has been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.
(b)    The unpaid Taxes of each of the Company and its Subsidiaries did not, as of the date of the Interim Balance Sheet, exceed in any material respect the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet. Since the date of the Interim Balance Sheet, the Company has not incurred any material liability for Taxes outside the ordinary course of business consistent with past practice.
(c)    The Company and its Subsidiaries have timely paid all material Taxes shown as due and payable on the Tax Returns that have been filed, or that are otherwise due and owing, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on the Company’s most recent consolidated financial statements.
(d)    Except as would not, individually or in the aggregate, be material in amount, each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company or other Person.
(e)    No material deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Tax Authority that have not been resolved and paid in full. There are no pending or, to the Knowledge of Seller, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (nor any predecessor of the foregoing) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.
(f)    The Tax Returns, audit and examination reports and statements of deficiencies delivered or made available to Buyer prior to the date of this Agreement represent true and accurate copies of such Tax Returns and audit or examination reports and statements of deficiencies.
(g)    There are no liens for material Taxes (other than Permitted Liens) on any assets of the Company or its Subsidiaries.

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(h)    Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes (other than a group the common parent of which is Seller, the Company or any of its Subsidiaries). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Taxes of the Company or any of its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.
(i)    Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement (other than customary Tax indemnification provisions in commercial Contracts (including financing and leasing agreements) entered into in the ordinary course of business consistent with past practice that do not relate primarily to Taxes), Tax sharing agreement, Tax allocation agreement or similar Contract that will remain in effect after the Closing Date.
(j)    Neither the Company nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes.
(k)    Neither the Company nor any of its Subsidiaries (nor any predecessor of the foregoing) has been a party to any distribution occurring during the three (3) years immediately prior to the date of this Agreement that was treated by the parties as a tax-free distribution under Section 355 of the Code. Neither the Company nor any of its Subsidiaries is a party to any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law. Neither the Company nor any of its Subsidiaries has participated, or plans to participate, in any Tax amnesty program.
(l)    None of the outstanding indebtedness of the Company or any of its Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of applicable Law.
3.11.    Permits. All material Permits that are presently required for the operation of the Company or any of its Subsidiaries, as currently conducted, have been duly obtained and are in full force and effect, and the Company and its Subsidiaries are in material compliance with such Permits. There is no material action pending or, to Seller’s Knowledge, threatened against the Company or any of its Subsidiaries to terminate the rights of the Company or any of its Subsidiaries under any of such Permits.
3.12.    Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Section 3.12 of the Seller Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of (i) the address of all leasehold or subleasehold estates and other rights to use or occupy any land or buildings held by the Company or any of its Subsidiaries (the “Leased Real Property”) and (ii) all Leases for each such Leased Real Property. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any Lease or any interest therein.

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3.13.    Title; Condition of Assets. The Company and each of its Subsidiaries has good and valid title to, or legal and valid leasehold interests in, all of the assets that it purports to own or lease, free and clear of any Liens other than Permitted Liens. The tangible personal property of the Company and each of its Subsidiaries (excluding the Aircraft, with respect to which Section 3.16 applies) is in working condition (reasonable wear and tear and loss due to normal operations excepted). Taking into account the assets and services provided or licensed as of the date of this Agreement under the 2011 Management Services Agreement and the 2011 Pro Rate Agreement, as of the date of this Agreement, the Company and its Subsidiaries own (and have the right to use) or have the right to use all of the tangible and intangible assets that are used in the Business and are, individually or in the aggregate, material to the Business. Taking into account the assets and services to be provided or licensed after the consummation of the Closing under the 2011 Management Services Agreement (as amended as of the Closing Date by the Transition Services Agreement) and the 2011 Pro Rate Agreement (as amended as of the Closing Date by the E190 Agreement), as of the consummation of the Closing, the Company and its Subsidiaries will own (and have the right to use) or have the right to use all of the tangible and intangible assets that are used in the Business and are, individually or in the aggregate, material to the Business.
3.14.    Intellectual Property and IT Assets.
(a)    The Company or its Subsidiaries own all right, title, and interest to and in the Business IP free and clear of any Liens, except for Permitted Liens. Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, neither Seller, the Company nor any of the Company’s Subsidiaries has, during the three (3) years immediately prior to the date of this Agreement, received any written notice or claims challenging the Company’s or its Subsidiaries’ ownership of any Business IP, or the validity or enforceability of any Business IP.
(b)    Section 3.14(b) of the Seller Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of, to the extent applicable, (i) all Registered Intellectual Property included in the Business IP, (ii) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number, and (iii) any other Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest.
(c)    To the Knowledge of Seller, all Business IP is valid, subsisting, and enforceable to the extent such concepts are applicable. The Company and each of its Subsidiaries, as applicable, has made all required filings and payments and taken all other actions required to maintain each item of Business IP that is Registered Intellectual Property in full force and effect with the applicable registration authority (e.g., government intellectual property offices, etc.) by the applicable deadline and otherwise in accordance with all applicable Laws. Except as set forth in Section 3.14(c) of the Seller Disclosure Schedule, no interference, opposition, reissue, reexamination, or other proceeding is, or during the three (3) years immediately prior to the date of this Agreement, has been, pending or, to Seller’s Knowledge, threatened, in which the scope, validity, or enforceability of any Business IP is being, has been, or is reasonably expected to be contested or challenged. Except as set forth in Section 3.14(c) of the Seller Disclosure Schedule, to the Knowledge of Seller, no Trademark owned, used or applied for by the Company or its Subsidiaries and included in the

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Business IP infringes, misappropriates or violates any Trademark owned, used or applied for by any other Person. To Seller’s Knowledge, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred during the three (3) years immediately prior to the date of this Agreement or currently exists that has resulted in, or is reasonably expected to result in, the abandonment of any registered Trademark included in the Business IP.
(d)    The Company or one of its Subsidiaries owns, or is licensed or otherwise possesses the right to use, all Intellectual Property Rights and Technology that are used in the Business and are, individually or in the aggregate, material, and, taking into account the services and other assets to be provided or licensed after the consummation of the Closing under the 2011 Management Services Agreement (as amended as of the Closing Date by the Transition Services Agreement), all such rights shall in all material respects remain unchanged immediately following the execution and delivery of this Agreement and the consummation of the Transactions.
(e)    Except as set forth in Section 3.14(e) of the Seller Disclosure Schedule, (i) to the Knowledge of Seller, neither the Company nor any of its Subsidiaries has infringed, misappropriated, or otherwise violated during the three (3) years immediately prior to the date of this Agreement, and is not currently infringing, misappropriating, or violating, any Patent of any other Person that is material to the Business and (ii) the Business has not infringed, misappropriated or otherwise violated during the three (3) years immediately prior to the date of this Agreement, and does not currently infringe, misappropriate or otherwise violate, any Intellectual Property Right (other than Patents) of any Person that is material to the Business. Except as set forth in Section 3.14(e) of the Seller Disclosure Schedule, there currently is no Proceeding pending, or to Seller’s Knowledge, any claim or Proceeding threatened, against the Company or its Subsidiaries or any indemnitees of any of the foregoing concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Business IP or any infringement, misappropriation or violation of any Intellectual Property Right by the Company or its Subsidiaries material to the Business.
(f)    The Company and each of its Subsidiaries has taken reasonable measures consistent with industry standard to protect the confidentiality of all trade secrets that are owned by the Company or any of its Subsidiaries, as applicable, or that the Company or any of its Subsidiaries has a contractual commitment to protect, that are used in and material to the Business and, to Seller’s Knowledge, such material trade secrets, during the three (3) years immediately prior to the date of this Agreement, have not been used, disclosed to or discovered by any Person except pursuant to non-disclosure or license agreements which, to Seller’s Knowledge, have not been breached.
(g)    Except as set forth in Section 3.14(g) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries has transferred ownership of (whether a whole or partial interest), or granted any exclusive right in effect as of the date hereof to use, any Business IP to any Person during the three (3) years immediately prior to the date of this Agreement.

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(h)    To Seller’s Knowledge, none of the Business Software contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Business Software or any product or system containing or used in conjunction with such Business Software.
(i)    To Seller’s Knowledge, no Business Software and no Third Party Software incorporated in or provided with any Business Software, contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any unauthorized manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company and its Subsidiaries implement industry standard measures designed to prevent the introduction of Malicious Code into the Business Software (e.g., firewall protections, regular virus scans, etc.).
(j)    Notwithstanding any provision of this Agreement to the contrary, except for Sections 3.7 and 3.13, the representations and warranties contained in this Section 3.14 constitute the sole and exclusive representations and warranties of the Seller regarding Business IP, Intellectual Property Rights or Technology, including liabilities or obligations, or compliance with Laws, related thereto.
(k)    The IT Assets of the Company and its Subsidiaries operate and perform in all material respects as required for the operation of the Business. To Seller’s Knowledge, no Person has gained unauthorized access to the IT Assets within the three (3) year period immediately prior to the date of this Agreement. The Company and each of its Subsidiaries has implemented reasonable information security and disaster recovery procedures and taken reasonable steps to safeguard the security of those IT Assets owned by the Company or its Subsidiaries, as applicable.
3.15.    Insurance. Section 3.15 of the Seller Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of all property, fire and casualty, liability, workers’ compensation, extended coverage, aviation, war risk, hull liability, business interruption or other form of insurance policies in force as of the date of this Agreement that are maintained by or at the expense of the Company or any of its Subsidiaries or are otherwise for the benefit of the Company or any of its Subsidiaries or their respective employees, officers or directors in their capacity as such (the “Insurance Policies”), and includes the name of the insurer, agent or broker, coverage, and expiration date. Prior to the date of this Agreement, Seller has delivered or made available to Buyer a copy of the claims runs provided by Seller’s insurance brokers listing all claims relating to the Company or any of its Subsidiaries made under the Insurance Policies during the period beginning on January 1, 2011 and ending on July 25, 2013. The Company and its Subsidiaries are in compliance in all material respects with the terms and provisions of the Insurance Policies, all premiums due and payable with respect thereto have been paid and such Insurance Policies are in full force and effect and will remain in force as of the Closing. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received a notice of any actual or possible cancellation or termination of any Insurance Policy, notice that the insurer is unwilling to renew any such Insurance Policy following the currently

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scheduled expiration of such Insurance Policy or intends to modify any term in the renewed Insurance Policy as compared to the existing Insurance Policy, refusal of any coverage or rejection of any claim under any Insurance Policy, or adjustment in the amount of premiums payable with respect to any Insurance Policy. The insurance coverage of the Company and its Subsidiaries is (a) customary for corporations of similar size engaged in similar lines of businesses, and (b) complies in all material respects with all requirements of Law and all Contracts (including any lease for personal or real property).
3.16.    Aircraft.
(a)    Section 3.16(a)(i) of the Seller Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of all aircraft and all engines attached thereto owned by or leased to the Company or any of its Subsidiaries (such aircraft, together with their engines, and any parts, components, instruments, appurtenances, accessories, furnishings and other equipment attached or relating to such aircraft or engines are collectively referred to herein as the “Aircraft”), including the manufacturer’s model and aircraft number of each such Aircraft. Except to the extent already described in Section 3.16(a)(i) of the Seller Disclosure Schedule, Section 3.16(a)(ii) of the Seller Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of all aircraft engines owned by or leased to the Company or any of its Subsidiaries (such engines, the “Spare Engines”). Section 3.16(a)(iii) of the Seller Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of all Contracts pursuant to which the Company or any of its Subsidiaries (i) has an ongoing binding obligation to purchase or lease aircraft or aircraft engines, including the manufacturer and model of all aircraft or aircraft engines subject to such Contract, and with respect to all Contracts other than the NEO Agreements, the nature of the purchase or lease obligation (i.e., firm commitment, subject to reconfirmation or otherwise) and the manufacturer’s indicated month and year of delivery of the aircraft or aircraft engines subject to such Contract, or (ii) has financed, or has a commitment to finance, aircraft or aircraft engines.
(b)    (i) Each Aircraft currently operated by the Airline has a current certificate of airworthiness in the appropriate category from the FAA; (ii) all requirements for the effectiveness of such certificates of airworthiness have been satisfied and each such Aircraft is in airworthy condition (except for Aircraft undergoing maintenance); and (iii) each Aircraft is properly registered on the FAA aircraft registry.
(c)    (i) Each Aircraft, each Spare Engine and all spare parts are being maintained according to applicable FAA regulatory standards and the FAA-approved maintenance program of the Airline (excluding minor paperwork discrepancies of no financial consequence to the Company other than matters involving, individually or in the aggregate, not more than $15,000); (ii) the Airline has implemented maintenance schedules with respect to the Aircraft and Spare Engines that, if complied with, would result in the satisfaction of all requirements under all applicable federal aviation regulations and airworthiness directives of the FAA or any other Governmental Authority required to be complied with in accordance with the FAA-approved maintenance program of the Airline; and the Airline is in compliance with such maintenance schedules in all material respects, and there is no reason to believe that it will not satisfy such maintenance schedules on or prior to the dates specified in such maintenance schedules; (iii) neither the Company nor the Airline is a party to any interchange or pooling agreements with respect to its Aircraft, Spare Engines or spare parts, other than parts pooling agreements in the ordinary course of business consistent

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with past practice; (iv) neither the Company nor the Airline is currently leasing or subleasing any Aircraft or Spare Engines to any other Person, and no Aircraft or Spare Engine is otherwise in the possession of another carrier or other Person other than the Airline, to operate such Aircraft or Spare Engine in air transportation or otherwise; (v) each Aircraft’s and each Spare Engine’s structure, systems and components are functioning in accordance with its intended use, except for Aircraft or Spare Engines undergoing maintenance, temporarily repaired maintenance items that are permitted by the Airline’s maintenance program, or temporarily deferred maintenance items that are permitted by the Airline’s maintenance program; and (vi) all deferred maintenance items and temporary repairs with respect to each such Aircraft or Spare Engine have been or will be made in accordance with the Airline’s maintenance program. Section 3.16(c) of the Seller Disclosure Schedule sets forth a summary of the maintenance status of each Aircraft as of September 5, 2013, as supplemented on September 13, 2013, which includes (1) the date of manufacture, (2) the next projected maintenance date, and (3) with respect to landing gear, life-limited parts, auxiliary power units and engine restoration (A) cycles since new, (B) cycles since last shop visit, (C) hours since new, and (D) hours since last shop visit.
3.17.    Airline Slots. Section 3.17 of the Seller Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of all takeoff and landing slots, slot exemptions, and operating authorizations from the FAA or any other Governmental Authority and other similarly designated takeoff and landing rights held by, or operated by an Affiliate under the marketing brand of, the Airline at any domestic slot-constrained airport (the “Airline Slots”) and such list indicates as of the date of this Agreement (i) any Airline Slots that have been allocated to another air carrier beyond the end-of-the current International Air Transport Association traffic season and in which the Airline holds only temporary use rights, (ii) any Airline Slots that have been allocated to the Airline from another air carrier beyond the end-of-the current International Air Transport Association traffic season and in which such other air carrier holds only temporary use rights and (iii) any Contracts or Orders concerning specific Airline Slots. The Company and its Subsidiaries are in compliance in all material respects with all Laws of the FAA and each other applicable Governmental Authority with respect to the Airline Slots, all reports required by the FAA or any other Governmental Authority relating to the Airline Slots have been filed in a timely manner, and the Company and its Subsidiaries have used the Airline Slots (or, to Seller’s Knowledge, the Airline Slots have been used by other operators) to the extent required by the FAA and each other applicable Governmental Authority to maintain such rights to such Airline Slots and to protect each Airline Slot from termination or withdrawal under regulations established by any Governmental Authority. The Airline Slots have not been designated for the provision of essential air services under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. § 93.219 and have not been designated for international operations, as more fully detailed in 14 C.F.R. § 93.217. Neither the Company nor any of its Subsidiaries has (i) received any notice in effect as of the date of this Agreement of any proposed withdrawal of the Airline Slots by the FAA or any other applicable Governmental Authority or (ii) agreed as of the date of this Agreement to any future purchase, sale, exchange, lease, slide or transfer of any of the Airline Slots that has not been consummated, except as otherwise expressly contemplated by this Agreement or as set forth in Section 3.17 of the Seller Disclosure Schedule.
3.18.    Citizenship; Air Carrier. The Airline is a “citizen of the United States” as that term is defined in 49 U.S.C. Section 40102(a)(15) and is an “air carrier” within the meaning of 49 U.S.C. Sections 41101-41112.

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3.19.    Affiliated Transactions. Except for Contracts set forth in Section 3.9(a) of the Seller Disclosure Schedule, Section 3.19 of the Seller Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of all Contracts between (a) Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, and (b) any officer or director of the Company or any of its Subsidiaries or, to Seller’s Knowledge, any entity of which such Person owns, of record or beneficially, five-percent (5%) or greater of such entity’s outstanding capital stock or other equity interests (collectively, “Insiders”), on the one hand, and the Company or any of its Subsidiaries, on the other hand. To Seller’s Knowledge, no Insider has any interest in any property, real or personal or mixed, tangible or intangible, used in the Business.
3.20.    Environmental Matters. Except as set forth in Section 3.20 of the Seller Disclosure Schedule (i) the Company and its Subsidiaries are currently, and since October 1, 2009 have been, in compliance in all material respects with all applicable Environmental Laws; (ii) to Seller’s Knowledge, neither the Company or any of its Subsidiaries, nor any other Person whose Environmental Liabilities the Company or its Subsidiaries have retained or assumed, either contractually or by operation of law, is now subject to any material Environmental Liabilities; (iii) since October 1, 2009, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of Environmental Law or subject to any Environmental Liability, in each case other than instances of claimed violations or Environmental Liabilities that have been fully and finally resolved; (iv) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity agreement with any third party, concerning any Environmental Liability or otherwise relating to any Hazardous Substance; and (v) to Seller’s Knowledge (including, for purposes of this clause (v) only, knowledge that would have reasonably been expected after reasonable investigation), there are no other circumstances or conditions involving the Company or any of its Subsidiaries that would reasonably be expected to result in any material Environmental Liability. Notwithstanding any provision of this Agreement to the contrary, the representations and warranties contained in this Section 3.20 constitute the sole and exclusive representations and warranties of Seller regarding environmental matters, including liabilities or obligations, or compliance with Environmental Laws.
3.21.    Airports. No civil aviation authority, airport authority, or slot coordinator at any airport has taken or, to Seller’s Knowledge, threatened to take any action as of the date of this Agreement that would reasonably be expected to interfere with the ability of the Company or any of its Subsidiaries to conduct its operations in all material respects at any airport in the same manner as currently conducted (other than airport closures and actions generally applicable to other air carriers operating at the same airport in the airline industry).
3.22.    Privacy.
(a)    The Company and its Subsidiaries are, and have at all times during the three (3) years immediately prior to the date of this Agreement been, in compliance in all material respects with (i) all applicable Laws regarding the protection, storage, use and disclosure of Personal Data, (ii) the privacy policies and other Contracts (or portions thereof) in effect between the Company and its Subsidiaries and any customers of the Business, and (iii) Contracts (or portions thereof) with vendors, marketing affiliates, and other business partners of the Business, in each case in clauses (ii) and (iii), that are applicable to the

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use and disclosure of Personal Data (such policies and Contracts being hereinafter referred to as “Privacy Agreements”). Seller has delivered to Buyer true and correct copies of all of the Privacy Agreements in effect as of the date of this Agreement.
(b)    The Privacy Agreements do not require the delivery of any notice to or consent from any Person, or prohibit the transfer of Personal Data collected and in the possession or control of Seller, the Company and their respective Subsidiaries to the Company or Buyer, as applicable, in connection with the execution, delivery, or performance of this Agreement or the consummation of any of the Transactions.
(c)    Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the Transactions will result in any violation of any Privacy Agreements or any applicable Law pertaining to privacy or Personal Data.
(d)    Each of the Company and its Subsidiaries has reasonable safeguards in place to protect Personal Data relating to the Business in the Company’s and its Subsidiaries’ possession or control from unauthorized access by third Persons.
(e)    To Seller’s Knowledge, from July 1, 2011 to the date of this Agreement no Person has made any illegal or unauthorized use of Personal Data in the possession or control of the Company or its Subsidiaries arising from a breach of security of the systems of the Company or its Subsidiaries.

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ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF BUYER
Subject to Sections 8.1, 8.2, 10.1 and 10.19 and, as provided in Section 10.11, except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing as follows (in each case giving effect to the Buyer Disclosure Schedule as provided in Section 10.11):
4.1.    Incorporation; Ownership. Buyer is a corporation duly incorporated and validly existing as a corporation in good standing under the Laws of the State of Delaware. Buyer has been formed solely for purposes of engaging in the Transactions and has not conducted any operations since the date of its incorporation other than in connection with this Agreement and the Transactions. Buyer is under common control (as such term is defined in the definition of “Affiliate”) with Islanders.
4.2.    Authority. Buyer has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to be consummated by it. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the Transactions to be consummated by it have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting

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the rights of creditors generally or by equitable principles (regardless of whether considered in a Proceeding at law or in equity).
4.3.    No Conflict. The execution and delivery by Buyer of this Agreement does not, and the performance by Buyer of this Agreement and the consummation by Buyer of the Transactions to be consummated by it do not and will not, (i) violate any provision of the certificate of incorporation or by-laws of Buyer, (ii) subject to receipt of the consents or the taking of any other action referred to in clauses (a), (b) or (c) of Section 4.4, violate any Law applicable to Buyer, or any of its assets, properties or businesses, or (iii) result in a material breach of, constitute a material default (or an event which, with or without the giving of notice or lapse of time or both, would become a material default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, any contract to which Buyer is a party or is bound.
4.4.    Governmental Authorizations. The execution and delivery by Buyer of this Agreement does not, and the performance by Buyer of this Agreement and the consummation by Buyer of the Transactions to be consummated by it do not and will not, require any material Governmental Authorization of, action by, filing with or notification of, any Governmental Authority by Buyer, except (a) with respect to liquor licenses, (b) for any application, filing, notification, approval, consent, license, permit, waiver or other authorization required to be made or obtained (i) under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the FAA, DOT, FCC, or DHS (including TSA or CBP) or (ii) to or from any other Governmental Authority that regulates any aspect of airline operations or business, including environmental (e.g., noise, air emissions and water quality), aircraft, air traffic control, airport communications, agricultural, export/import, immigration and customs, in the case of each of clauses (i) and (ii), that are set forth in Section 4.4 of the Buyer Disclosure Schedule, and (c) for any other Governmental Authorizations set forth on Section 4.4 of the Buyer Disclosure Schedule.
4.5.    Buyer Financing; No Other Liabilities. If the Deposit Conditions are satisfied, the Buyer Cash will be used for the sole purpose of funding the Closing and otherwise satisfying Buyer’s obligations to Seller hereunder or in connection herewith, and such Buyer Cash will not be used to pay any expenses or other costs of Buyer related to the Transactions or otherwise prior to the earlier of the termination of this Agreement (but only in respect of a termination in which Buyer has no further liabilities to Seller under this Agreement) or Buyer’s use of the Buyer Cash to make the payments required to be made by Buyer to Seller at the Closing. Buyer has no liabilities other than its obligations under this Agreement or obligations that by their terms will only become effective if the Closing shall occur and following the consummation thereof. Without limitation of the foregoing, Buyer has (or has committed to it), and at the Closing will have, sufficient unrestricted and noncontingent funds to consummate the Transactions, including the payment of the Share Purchase Price (including any adjustment thereto), the NEO Reimbursement, and all fees and expenses related to the Transactions payable by Buyer.
4.6.    Compliance with Law; Litigation; Injunctions. Buyer is not in violation of any Law or Permit applicable to it. As of the date of this Agreement, (i) there is no Proceeding pending or threatened against Buyer, at law or in equity, before any Governmental Authority other than those arising in the ordinary course of business consistent with past practice, and (ii) Buyer is not a party to, or subject to or bound by, any Order.

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4.7.    Experience; Acquisition of Shares for Investment.
(a)    Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and has been afforded the opportunity to ask questions and receive answers regarding the Company and its Subsidiaries and has reviewed the data and information it requested from Seller in connection with this Agreement and the Ancillary Agreements.
(b)    Buyer (i) is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares in violation of United States federal or state securities Laws and (ii) is capable of evaluating the merits and risks of its decision to buy the Shares hereunder and making an informed decision with respect thereto, and in entering into this Agreement, has relied solely upon its own investigation and analysis and the terms of this Agreement. Neither Seller nor any of its Representatives has made or is making any express or implied representation or warranty with respect to estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans) and Buyer acknowledges and agrees that it will have no claim against Seller or of its Representatives with respect to thereto (for the sake of clarity, this Section 4.7(b) shall have no effect on the adjustments to the Share Purchase Price and corresponding payment obligations expressly contemplated by Sections 1.1(b) and 1.2, or on the obligations set forth therein regarding the making of calculations in accordance with Schedule B hereto and the preparation and delivery of the Preliminary Statement and forecasted consolidated balance sheet of the Company referred to in Section 1.2(a)).
(c)    Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of (i) without registration under the Securities Act except pursuant to an exemption from such registration available under the Securities Act and (ii) except in accordance with any applicable provisions of state securities Laws.
4.8.    Citizenship. Buyer is a “citizen of the United States” as that term is defined in 49 U.S.C. Section 40102(a)(15).
4.9.    Brokers. Neither Buyer, nor any of its directors, officers, employees or Affiliates, has employed any broker, finder or Person fulfilling a similar role or incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the Transactions.
4.10.    Solvency. As of the consummation of the Closing, assuming that the transactions contemplated by the NEO Assignment Agreements were consummated prior to the consummation of the Closing and that the Company and its Subsidiaries are, after giving effect thereto, Solvent immediately prior to the consummation of the Closing, after giving effect to (i) the Transactions, (ii) the funding of any equity or debt financing arranged by or on behalf of Buyer, (iii) the payment of all the amounts payable by Buyer pursuant to Section 1.5 and (iv) the performance by Buyer of its obligations to be performed as of or at the Closing hereunder, Buyer and its Subsidiaries (including the Company and its Subsidiaries) will be Solvent.

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ARTICLE V.	COVENANTS
5.1.    Access; Confidentiality.
(a)    At the reasonable request of Buyer, Seller shall, and shall cause the Company and its Subsidiaries to, prior to the Closing give or cause to be given to Buyer and its Representatives reasonable access during normal business hours to (i) any and all premises, properties, files, books, records, documents, financial and operating data and other information of the Company and its Subsidiaries, and to the extent related to the Business, Seller and its Subsidiaries (other than the Company and its Subsidiaries), and (ii) the Representatives of the Company and its Subsidiaries, and to the extent related to the Business, Seller and its Subsidiaries (other than the Company and its Subsidiaries). Notwithstanding the foregoing, prior to the consummation of the Closing, Seller may exclude Buyer’s and such Representatives’ access to (x) personnel records of Seller, the Company or any of their respective Subsidiaries relating to individual performance, evaluation records or medical histories, (y) any information or materials the disclosure of which would result in the violation of applicable antitrust and competition Laws or confidentiality obligations of Seller, the Company or any of their respective Subsidiaries; provided, that Seller shall, and shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Laws, including by entering into a joint defense or similar agreement with Buyer if doing so could permit such disclosure without the violation of applicable Law and use commercially reasonable efforts to obtain authorization to disclose to Buyer any information or materials subject to such confidentiality obligations, or (z) any information subject to attorney-client privilege or that constitutes attorney work product; provided that Seller shall, and shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege, including by entering into a joint defense or similar agreement with Buyer if doing so could permit the disclosure of the foregoing information without the waiver of such attorney-client privilege. If any information or material is withheld pursuant to clause (ii) or (iii) of the foregoing sentence, Seller shall (to the maximum extent possible without violating such clause) inform Buyer as to the general nature of what is being withheld. Buyer shall conduct its investigation in a manner designed to avoid any unreasonable interference with the operations of Seller, the Company and their respective Subsidiaries.
(b)    The provisions of the confidentiality agreement, dated November 15, 2012, between Islanders and Seller (the “Confidentiality Agreement”), shall survive the execution of this Agreement and shall apply with respect to all information made available to Buyer and its Representatives by or on behalf of Seller (or, prior to the Closing, the Company or any of the Company’s Subsidiaries) under this Agreement; provided that with respect to Company Data, the terms of Section 5.1(d) shall apply and govern from and after the consummation of the Closing.
(c)    Neither Seller nor the Company or any of its Subsidiaries makes any representation or warranty as to the accuracy or completeness of any information provided pursuant to this Section 5.1, and

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Buyer may not rely on the accuracy or completeness of any such information, in each case other than as expressly set forth in Seller’s representations and warranties set forth in Articles II and III of this Agreement.
(d)    Seller acknowledges and agrees, on behalf of itself and its controlled Affiliates, that, from and after the consummation of the Closing, all Company Data shall be deemed the exclusive property of the Company. Seller agrees, on behalf of itself and its controlled Affiliates, from and after the consummation of the Closing, to treat all Company Data as confidential, to preserve the confidentiality thereof, not to duplicate or use or disclose to any Person such Company Data and to cause its Affiliates and Representatives who have had access to Company Data to keep confidential and not to use any such Company Data (provided that Seller shall have the right to disclose Company Data to its controlled Affiliates and Representatives who have a need to know such information solely for the purposes set forth in clause (iii), (iv) or (v) below and who agree to be bound by the terms of this Section 5.1(d)), (i) unless such Company Data is now or is hereafter disclosed, through no prohibited act or omission of Seller or its controlled Affiliates or Representatives, including any act or omission in violation of this Agreement or any Ancillary Agreement, in a manner making it available to the general public, (ii) unless such Company Data is received from a third Person not known (after reasonable inquiry) by Seller or its controlled Affiliates to be subject to any contractual, legal, fiduciary or other obligation of confidentiality with respect to such information, (iii) unless such Company Data is required by Law or legal process to be disclosed (in which event Seller shall (unless prohibited by Law or legal process or clause (i), (iv)(x) or (iv)(y) applies) inform Buyer in advance of any such required disclosure and cooperate with Buyer in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall in any event limit such disclosure to the extent reasonably possible while still complying with such requirements), (iv) solely to the extent reasonably necessary to prepare Seller’s or its controlled Affiliates’ (x) financial statements, (y) Tax Returns and statements, forms and schedules in connection therewith or (z) reports, schedules, forms, proxy statements, registration statements and other documents required to be filed by Seller or any of its controlled Affiliates with the SEC or any other Governmental Authorities of competent jurisdiction or (v) unless such Company Data is used or disclosed solely to the extent reasonably necessary (x) to perform any obligation, or assert any rights, under any provision of this Agreement, the 2011 Management Services Agreement (as amended as of the Closing Date by the Transition Services Agreement), the 2011 Pro Rate Agreement (as amended as of the Closing Date by the E190 Agreement), any other Ancillary Agreement, any other agreement set forth on Section 5.12 of the Seller Disclosure Schedule or the Transactions, or (y) to prosecute, defend or settle (A) any Proceeding (including any Tax Proceeding) between the parties hereto or any of their respective controlled Affiliates relating to this Agreement, any agreement referred to above in this clause (v) or the Transactions or (B) any Third Party Claim as provided in Section 8.2(f) or the matters set forth in Item 1 of Schedule C hereto. Seller agrees, on behalf of itself and its controlled Affiliates, after the consummation of the Closing, to safeguard the Company Data and to protect it against disclosure (except as provided above), misuse, espionage, loss and theft using the same efforts as Seller and such controlled Affiliates use to safeguard their own information or data of a similar nature. Buyer shall be entitled to injunctive relief to enforce this Section 5.1(d) in accordance with Section 10.18 hereof.
5.2.    Consummation of Agreement. Subject to the applicable provisions of this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Laws, and to execute and deliver such documents and other papers, as may be required to be fulfilled and performed under this Agreement prior to the Closing, and to cause the Transactions to be fully carried out as promptly as practicable. Subject to the applicable provisions of this Agreement, including Section 5.5, each party hereto also agrees to use commercially reasonable efforts to cooperate with the other party hereto and its Representatives and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the consummation of the Transactions.
5.3.    Filings and Authorizations.
(a)    Each party hereto agrees to use its commercially reasonable efforts as promptly as practicable following the execution of this Agreement (i) to file or cause to be filed any required notifications, applications, reports or other submissions with any Governmental Authority in connection with the Transactions (to the extent such action is required to be taken prior to the Closing); provided that Seller shall cause the Company to make the notice filing with the DOT regarding a substantial change in operations, ownership or management under 14 CFR 204.5 no later than five (5) Business Days following the date upon which the Company receives from Buyer the information concerning Buyer or its Affiliates that is required under 14 CFR 204.5 to prepare such filing (which Buyer shall provide as soon as reasonably practicable), and (ii) to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority.
(b)    Each of the parties hereto shall (i) cooperate, and Seller shall cause the Company and its Subsidiaries to cooperate, in all respects with each other in connection with any regulatory filings, notices or applications that are required to be submitted by Seller, the Company or its Subsidiaries, on the one hand, or Buyer or its Affiliates, on the other hand, prior to the Closing in furtherance of the Transactions and (ii) keep the other party informed of any material communication received by such party or any of its Affiliates from, or given by such party or any of its Affiliates to, any Governmental Authority and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding the Transactions.

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5.4.    Notice of Proceedings; Agreement to Defend.
(a)    Each of the parties hereto shall notify the other party promptly, and in no event later than two (2) Business Days, in writing upon (i) such party’s becoming aware of any Order restraining, enjoining or otherwise restricting the consummation of the Transactions or any complaint or threatened complaint seeking such an Order or (ii) such party’s receiving any notice from any Governmental Authority or any other Person of its intention (x) to institute an investigation into, or institute a Proceeding to restrain, enjoin or otherwise restrict, the consummation of the Transactions or (y) to nullify or render ineffective this Agreement or the Transactions if consummated.
(b)    In the event that any Person institutes an investigation or Proceeding which challenges (or threatens to challenge) the validity or legality of this Agreement or the Transactions or otherwise seeks to prohibit, prevent or restrict consummation of the Transactions, the parties hereto shall consult and cooperate with each other and shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to defend against, contest and resist such Proceeding, or otherwise resolve any such objections to the consummation of the Transactions, and, in the event that an injunction or other Order (whether temporary, preliminary or permanent) is issued in connection with any of the foregoing, to use commercially reasonable efforts to have such Order vacated, lifted, reversed or overturned so that the Transactions may be consummated, including defending through litigation on the merits any claim asserted in any such Proceeding by any Person; provided, however, that in no event shall any divestitures, hold separate arrangements or other limitations on the Business in connection with the receipt of required regulatory approvals be required in furtherance of this Section 5.4(b) if such action would result in a Company Material Adverse Effect.
5.5.    Consents; Releases. To the extent not addressed prior to the date hereof, Seller shall, and Seller shall cause the Company and its Subsidiaries to, notify as promptly as is reasonably practicable, and use commercially reasonable efforts to obtain all consents, authorizations, approvals, waivers and releases required to be given or obtained (pursuant to any applicable Law, Contract or otherwise) by such Person in connection with the Transactions, including (i) from those parties set forth on Section 6.1(c) of the Seller Disclosure Schedule, (ii) pursuant to the Guarantee Releases and Standalone Commercial Agreements and (iii) pursuant to the Material Contracts; provided that without limitation of Buyer’s rights under Section 1.4 or Article VI of this Agreement, the failure of any Person other than Seller, the Company or any of their respective Subsidiaries to execute or otherwise provide any such consent, authorization, approval, waiver or release shall not in and of itself be deemed to be a breach by Seller of its obligations under this Section 5.5 or any other provision of this Agreement. Except as otherwise specifically set forth in this Agreement, in obtaining or seeking to obtain any such consents, authorizations, approvals, waivers and releases, none of Buyer, Seller, the Company or any of the Company’s Subsidiaries shall be required to make any payment of any fee or accept material adverse changes in terms (taken as a whole) in connection with the receipt of such consents, authorizations, approvals, waivers and releases, except as otherwise agreed by Buyer and Seller. Buyer shall cooperate and use commercially reasonable efforts to assist Seller and the Company in giving such notices and obtaining such consents, authorizations, approvals and releases. Seller shall use good faith efforts to obtain the assignment to (and assumption by) the Company of the backstop financing commitments set forth on Section 5.5 of the Seller Disclosure Schedule; provided; however, that such assignment and assumption shall not be a condition to the Closing pursuant to Section 6.1(c) or any other provision in this Agreement; and provided, further, that Buyer shall reasonably cooperate with Seller in connection with such efforts (including meeting with, and providing information reasonably requested by, such third parties).

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5.6.    Conduct of Business of the Company and its Subsidiaries Prior to the Closing.
(a)    Except (I) as otherwise expressly required by this Agreement, (II) as set forth in Section 5.6(a) of the Seller Disclosure Schedule or (III) with the prior written consent of Buyer, from and after the date of this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with Article IX, Seller shall cause the Company and its Subsidiaries:
(i)    to conduct the Business in all material respects in the ordinary course of business consistent with past practice, to preserve their corporate existence and to use commercially reasonable efforts to preserve their business organizations substantially intact;
(ii)    to use commercially reasonable efforts to keep available the services of the Employees (provided that there is no obligation to pay any bonus, incentive or other compensation to any such Employees, other than the payment by the Company and its Subsidiaries of base salary in the ordinary course of business consistent with past practice or any bonus, incentive or other compensation which the Company or any of its Subsidiaries has agreed prior to the date of this Agreement to pay); and
(iii)    to use commercially reasonable efforts to preserve in all material respects the goodwill and business relationships (contractual or otherwise) with customers, suppliers, lessors, distributors, Governmental Authorities, creditors and others having a business relationship with the Company or any of its Subsidiaries.
(b)    Without limiting the generality of the foregoing, except as otherwise expressly required by this Agreement or as set forth on Section 5.6(b) of the Seller Disclosure Schedule, from and after the date of this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with Article IX, Seller shall cause the Company and its Subsidiaries not to, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed in connection with the actions set forth in clauses (ix), (xii), (xiii), (xvii), (xix) or (xxv)):
(i)    mortgage, pledge or subject any assets or properties of the Company or any of its Subsidiaries (or any portion thereof) to any Lien (other than Permitted Liens);
(ii)    sell, assign, lease, license (as licensor), abandon, dispose of or transfer (A) any Aircraft, Spare Engines, or Airline Slots or (B) other than in the ordinary course of business consistent with past practice, any assets or properties of the Company or any of its Subsidiaries (whether tangible or intangible) with a fair market value of more than two hundred and fifty thousand dollars ($250,000) in the aggregate;
(iii)    make any acquisition (including by merger, consolidation or acquisition of stock or assets) of or investment in any Person or interest thereof (other than any of the Company’s wholly owned Subsidiaries), except in any such case for (w) acquisitions of or improvements to

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assets used in the operations of the Company and its Subsidiaries in the ordinary course of business consistent with past practice (other than aircraft, engines and takeoff and landing slots) or pursuant to a Contract in effect as of the date of this Agreement and set forth on Section 5.6(b)(iii) of the Seller Disclosure Schedule, (x) short−term investments of cash in marketable securities in the ordinary course of business consistent with past practice, (y) capital expenditures permitted under clause (xiii) below or (z) such other acquisitions and investments as do not exceed two hundred and fifty thousand dollars ($250,000) in the aggregate;
(iv)    except in the ordinary course of business consistent with past practice, acquire or license from any Person any Intellectual Property Rights or Technology;
(v)    except in the ordinary course of business consistent with past practice, enter into any agreement, the result of which is the loss, expiration or termination of any license or right under or to any Third Party Software,
(vi)    agree to any (x) exclusivity, non-competition, most favored customer provision or covenant restricting the Company or any of its Subsidiaries from competing with any Person, engaging in any type of business activity or engaging in any business in any geographic area or (y) rights of first refusal, offer or negotiation;
(vii)    change any of the accounting practices or policies of the Company or any of its Subsidiaries, except as required by Law or GAAP;
(viii)    except as required by Law, (v) make or change any material election relating to Taxes, (w) file any material amended Tax Return, (x) enter into any closing agreement relating to Taxes, (y) settle or consent to any material claim or assessment relating to Taxes, or (z) enter into any tax allocation agreement, tax sharing agreement, or tax indemnity agreement (other than customary Tax indemnification provisions in commercial Contracts (including financing or leasing agreements) entered into in the ordinary course of business consistent with past practice, which commercial Contracts do not relate primarily to Taxes), in each case to the extent such action would reasonably be expected to affect the Tax liability or Tax compliance or record retention costs or obligations of the Company or its Subsidiaries after the Closing Date;
(ix)    except as required by any Contract in effect as of the date of this Agreement (or as modified in accordance with this Agreement) or any Law, (v) hire or terminate any executive officer or, except in the ordinary course of business consistent with past practice, hire or terminate any other employee with a base annual salary in excess of two hundred thousand dollars ($200,000) or any consultant with annual remuneration in excess of two hundred thousand dollars ($200,000), (w) increase or establish, or commit to increase or establish, whether orally or in writing, any form of compensation or benefits payable by the Company or any of its Subsidiaries, including pursuant to any Benefit Plan, (x) adopt, enter into, establish, amend, modify or terminate any Benefit Plan or increase the benefits provided thereunder, (y) accelerate the vesting or payment of any compensation

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or benefits under any Benefit Plan or (z) grant any equity or equity-linked awards or any other cash bonus, incentive, performance or other incentive compensation plan;
(x)    layoff or terminate employees that in the aggregate could result (without taking into account any layoffs or terminations of employees by Buyer or any of its Affiliates on or after the Closing Date) in a material liability under the WARN Act;
(xi)    reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire any shares of its capital stock (or other equity securities);
(xii)    except pursuant to plans disclosed on Section 5.6(a) of the Seller Disclosure Schedule, enter into, amend, modify, terminate or accelerate any Material Contract (including any extension of any date through which Seller or any of its Subsidiaries has agreed to provide services in any market under the 2011 Pro Rate Agreement as in effect as of the date hereof) or any other Contract that would be required to be disclosed on Section 3.7 of the Seller Disclosure Schedule or otherwise constitute a Material Contract if in effect as of the date hereof;
(xiii)    (x) make any capital expenditures that exceed one hundred ten percent (110%) of the amounts budgeted for such capital expenditures during the period prior to the End Date pursuant to the capital expenditure budget set forth in Section 5.6(b)(xiii) of the Seller Disclosure Schedule, except as required for compliance with FAA regulations applicable to the Company or any of its Subsidiaries, including airworthiness directives, (y) make any loans or advances other than loans or advances (A) between the Company and any of its Subsidiaries, or between its Subsidiaries or (B) to employees in the ordinary course of business consistent with past practice, or (z) incur any Debt (including any obligations with respect to hedging, forward purchase contracts or other derivative instruments) other than Permitted Debt and, without limitation of Section 8.2(a)(iv), additional Debt which may be prepaid at any time without penalty or cost and which would not result in a breach of the representations and warranties set forth in Section 3.4(c);
(xiv)    cancel or forgive any Debt owed to the Company or any of its Subsidiaries, including any loans to directors, officers, employees or any of their respective Affiliates;
(xv)    issue, grant, pledge, transfer, dispose of or sell (x) any shares of capital stock of or equity interest in the Company or any of its Subsidiaries or (y) any security, option, warrant, stock appreciation right, phantom stock, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, grant, sale, pledge, transfer or other disposition of any shares of capital stock of or equity interest in the Company or any of its Subsidiaries;
(xvi)    amend or restate, or propose to amend or restate, the organizational documents of the Company or any of its Subsidiaries;
(xvii)    waive, release, assign, settle or compromise any material rights or claims, or any material litigation or arbitration, for an amount in excess of fifty thousand dollars ($50,000) with respect to a Proceeding;

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(xviii)    declare, set aside, or distribute any dividend or other distribution (whether payable in stock, property or a combination thereof) other than dividends or other distributions solely consisting of cash, or enter into any agreement with respect to the voting of its capital stock (or other equity securities);
(xix)    (w) other than immaterial changes, accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (x) other than immaterial changes, delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice, (y) make any material changes to cash management policies or (z) delay or postpone in any material respect the repair or maintenance of any assets or properties;
(xx)    fail to keep in force in all material respects insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as are currently in effect;
(xxi)    fail to keep in effect any governmental route authority in effect and used by the Company or any of its Subsidiaries as of the date of this Agreement, other than in the ordinary course of business consistent with past practice;
(xxii)    take any action, or fail to take action, which action or failure would reasonably be expected to result in the loss of Airline Slots;
(xxiii)    fail to notify Buyer promptly in writing of any incidents or accidents occurring on or after the date hereof, of which Seller has Seller’s Knowledge, involving any property owned or operated by the Company or its Subsidiaries that resulted or would reasonably be expected to result in damages or losses in excess of five hundred thousand dollars ($500,000) per occurrence;
(xxiv)    fail to continue, in all material respects, in respect of all Aircraft, all material maintenance programs consistent with past practice (except as required by applicable Law) and according to applicable FAA regulatory standards and the FAA-approved maintenance program of the Airline;
(xxv)    exercise the Frontier Call Option;
(xxvi)    fail to maintain an adequate level of inventory of spare parts consistent with past practices or make any material changes to inventory policies with respect to spare parts;
(xxvii)    borrow any amounts under the Intercompany Revolver Loan Documents that are not repaid or forgiven in full prior to the Adjustment Measurement Date applicable to the Closing; or
(xxviii)     agree or commit to do any of the foregoing.

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It is understood and agreed that if an action is expressly permitted by any exception set forth in this Section 5.6(b), it shall also be permitted for purposes of Section 5.6(a) and the Company or its Subsidiaries, as applicable, shall be permitted to enter into any Contract giving effect to such action (provided that the Company’s or such Subsidiary’s entry into such Contract would not otherwise require Buyer’s consent pursuant to this Section 5.6(b)).
(c)    Notwithstanding anything to the contrary in this Agreement, from the close of business on the applicable Adjustment Measurement Date until the Closing, (i) Seller shall provide to the Company the administrative services to be provided after the Closing as though the Transition Services Agreement with respect to such services was in effect, and Buyer may designate one or more individuals to monitor, oversee and approve such activities, to the extent not inconsistent with applicable Laws, including antitrust and competition Laws; and (ii) Seller shall cause the Company and its Subsidiaries not to pay any cash dividends, make any cash advances or loans, including advances against payables, enter into or revise any intercompany agreements (except as provided in this Agreement), make any similar cash distributions to Seller or otherwise change the status-quo cash management, accounts receivable and payables processes of the Company and its Subsidiaries.
(d)    Without in any way limiting the rights or obligations of any party hereto under this Agreement, the parties hereto acknowledge and agree that (i) nothing in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries, including operations with respect to the Aircraft, prior to the consummation of the Closing and (ii) prior to the consummation of the Closing, Seller shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over the Company and its Subsidiaries’ operations.
5.7.    LaGuardia Airport Slots.
(a)    Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges that the Transactions do not include any Airline Slots at slot-constrained airports other than those listed without an asterisk on Section 3.17 of the Seller Disclosure Schedule. The LaGuardia Airport Slots # [*] and [*] listed on Section 3.17 of the Seller Disclosure Schedule (the “LGA Slots”) are subject to an ongoing agreement between Republic Airline and a third party, dated May 1, 2012 (the “LGA Lease Agreement”), which provides the Airline with a one-time call option on such slots (the “Frontier Call Option”). For so long as the LGA Lease Agreement is in effect, upon the written request of Buyer following the date hereof (whether before or following the Closing), Republic Airline and the Airline shall promptly enter into the Slot Lease Agreement and the Airline shall exercise the Frontier Call Option promptly after Republic Airline and the Airline enter into the Slot Lease Agreement. In the event that the Airline, subject, prior to Closing, to the prior consent of Buyer pursuant to Section 5.6(b)(xxv), exercises the Frontier Call Option, Seller shall have first caused Republic Airline to enter into the Slot Lease Agreement with the Airline. Buyer acknowledges that FAA approval is required for the consummation of the transactions contemplated by exercise of the Frontier Call Option and the Slot Lease Agreement (and each of the parties hereto shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to obtain such approval and cooperate with the other party and its Subsidiaries in connection therewith); however, such approval shall not be a condition to Closing pursuant to Section 6.1(a) or any other provision in this Agreement.

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(b)    For so long as the LGA Lease Agreement remains in effect, Seller shall cause Republic Airline not to amend the terms of the LGA Lease Agreement relating to the Frontier Call Option in a manner adverse to Buyer, the Company or the Airline, without the prior written consent of Buyer and the Airline.
(c)    At any time following the termination or expiration of the LGA Lease Agreement (whether before or following the Closing), if Republic Airline and the Airline have not previously entered into the Slot Lease Agreement in connection with the exercise of the Frontier Call Option as described in Section 5.7(a), Seller agrees upon the written request of Buyer to cause Republic Airline to enter into a lease agreement with the Airline with respect to the LGA Slots in a form substantially similar to the Slot Lease Agreement (provided that in any event, the references therein to the LGA Lease Agreement shall be removed) and reasonably acceptable to Seller and Buyer or, at the option of Buyer, to transfer (if then permissible under applicable FAA rules, regulations or orders) the LGA Slots to the Airline for consideration in cash equal to the fair market value thereof (provided that, in either such case, the term of the Slot Lease Agreement would not have already expired). Buyer acknowledges that FAA approval is required for the consummation of the transactions contemplated by this Section 5.7(c) and each of the parties hereto shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to obtain such approval and cooperate with the other party and its Subsidiaries in connection with such transactions and obtaining FAA approval thereof; however, such approval shall not be a condition to Closing pursuant to Section 6.1(a) or any other provision in this Agreement. Any transfer of the LGA Slots to the Airline pursuant to this Section 5.7(c) shall be consummated within thirty (30) days of obtaining any necessary FAA approval thereof.
5.8.    Employee Transition Matters.
(a)    In order to facilitate the transition of the Business to Buyer as contemplated by this Agreement, prior to the Closing, each of Buyer and Seller shall, and shall cause each of their respective Subsidiaries and Representatives to, reasonably cooperate and coordinate with the other party with respect to (i) communications to Employees and third parties regarding the Transactions and (ii) the prompt and efficient transition of the Business to Buyer, in each case to the extent not in violation of applicable Laws.
(b)    Buyer shall cause the Airline (i) promptly following the consummation of the Closing, to make the cash payments set forth in Section D of Schedule A hereto as provided therein, and (ii) if and when such payments become payable on or following the consummation of the Closing, to promptly make the other cash payments set forth on Schedule A hereto comprising the Equity Obligations Adjustment ((i) and (ii), collectively, the “Airline Payments”); provided, however, that, notwithstanding anything to the contrary in this Agreement, if and to the extent that the Airline’s obligation to make all or any portion of the Airline Payments is extinguished (for any reason other than extinguishment of such obligation in connection with the issuance of equity or equity-linked interests of Buyer or any of its Affiliates (including the Company) in lieu of the payment of such obligation) prior to such payment(s) being paid by or on behalf of the Airline, then Buyer shall cause the Airline to promptly refund to Seller an amount equal to such unpaid amount of the Airline Payments; provided, further, that Buyer’s obligation to cause the refund of such amount(s) shall not limit any rights that any Buyer Indemnified Party may have under this Agreement, including any rights to indemnification pursuant to Section 8.2 (including, specifically, with respect to any breach of

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the representations and warranties set forth in Section 3.9(j) or Section 3.9(n) hereof, a claim for which, pursuant to Section 8.1, may be brought at any time). Buyer shall notify Seller promptly following the making of each payment contemplated by clauses (i) and (ii) of the preceding sentence.
(c)    Prior to the Closing Date, Seller shall cause the Airline to deliver the letter referred to in Section E of Schedule A hereto as provided therein.
5.9.    No Solicitation. Prior to the earlier of the Closing or the termination of this Agreement in accordance with Article IX, other than as expressly provided herein, Seller shall not, and shall cause (i) the Company and the Company’s Subsidiaries and (ii) the respective directors and officers of Seller, the Company and the Company’s Subsidiaries not to, and Seller shall instruct and use its commercially reasonable efforts to cause the other respective Representatives of Seller, the Company and the Company’s Subsidiaries not to, directly or indirectly, (x) solicit, initiate or knowingly encourage any inquiry, discussion or proposal (or provide any non-public information about the Company or any of its Subsidiaries to any third party in connection therewith); (y) propose or negotiate; or (z) enter into any agreement or understanding, in each case, in furtherance of or providing for the acquisition of (whether by merger, reorganization, recapitalization or otherwise) or investment in the Company or any of the Company’s Subsidiaries, any significant portion of their respective assets, or any similar business combination transaction (other than the Transactions).
5.10.    Intentionally Omitted.

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5.11.    Notification of Certain Matters. Seller shall give prompt notice to Buyer of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Closing, alleging any breach of, or default under, any Material Contract or (ii) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Closing, alleging that consent of such third party is or may be required in connection with the Transactions; provided, however, that the delivery of notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to Buyer.
5.12.    Affiliate Transactions. Prior to the Closing, Seller shall, and shall cause the Company and each of its Subsidiaries to, (i) except for this Agreement, the 2011 Management Services Agreement (as amended as of the Closing Date by the Transition Services Agreement), the 2011 Pro Rate Agreement (as amended as of the Closing Date by the E190 Agreement), the other Ancillary Agreements and those Contracts set forth on Section 5.12 of the Seller Disclosure Schedule, terminate in their entirety all Contracts (including the Intercompany Revolver Loan Documents), including all obligations to provide goods, services or other benefits, between the Company or any of its Subsidiaries, on the one hand, and any of the Insiders or Seller or its Affiliates (other than the Company and its Subsidiaries, but including Lynx), on the other hand, without the incurrence of any costs, expenses or other liabilities to the Company or any of its Subsidiaries thereunder, and with no liability thereunder or with respect thereto of the Company or any of its Subsidiaries, and (ii) other than with respect to intercompany balances as of the Closing Date (A) arising under the Contracts referred to in clause (i) above as not being terminated prior to the Closing (all of which such balances shall be reflected in the calculation of the Closing Net Working Capital Amount) and (B) to the extent reflected in the calculation of the Closing Net Working Capital Amount, cancel and terminate all intercompany Debt, loans, accounts and balances between the Company or any of its Subsidiaries, on the one hand, and any of Seller or its Affiliates (other than the Company and its Subsidiaries, but including Lynx), on the other hand, without the incurrence of any costs, expenses or other liabilities to the Company or any of its Subsidiaries and with no liability thereunder or with respect thereto of the Company or any of its Subsidiaries from and after the consummation of the Closing. Notwithstanding the foregoing, prior to the applicable Adjustment Measurement Date, Seller shall cancel and terminate the outstanding balance under the Intercompany Revolver Loan Documents without the incurrence of any costs, expenses or other liabilities to the Company or any of its Subsidiaries and with no liability thereunder or with respect thereto of the Company or any of its Subsidiaries from and after the consummation of the Closing (if such outstanding balance is for any reason not cancelled and terminated in such manner prior to the applicable Adjustment Measurement Date, an equitable adjustment will be made on Schedule B hereto to cause such cancellation to be neutral to Buyer, the Company and the Airline compared to as if such cancellation had been made immediately prior to the Adjustment Measurement Date).
5.13.    Financing. During the period beginning on the date hereof and ending on the Closing Date, Seller shall, and shall cause the Company and its Subsidiaries and their respective Representatives and senior management to, use commercially reasonable efforts to cooperate with Buyer and its Representatives in the event that Buyer seeks prior to the Closing to arrange debt financing for Buyer in connection with the Transactions or the post-Closing operations of the Company and its Subsidiaries (it being understood that neither Seller nor any of its Subsidiaries (including the Company and its Subsidiaries prior to the consummation of the Closing) shall have any obligation to enter into or cause to be entered into any Contract

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or provide or cause to be provided any legal opinion, officer certificate or commitment or make any representations or warranties). Buyer shall, upon request by Seller, promptly reimburse Seller, the Company or its Subsidiaries for all reasonable and documented out-of-pocket costs incurred by Seller, the Company or its Subsidiaries in connection with such financing cooperation (if so requested by such party, prior to the expenditure of such costs by such party) and shall indemnify and hold harmless Seller, and, prior to the Closing, the Company and its Subsidiaries, and their respective Representatives (including, following the Closing, their respective officers and directors as of the Closing) from and against any and all Losses suffered or incurred by any of them in connection with the arrangement of such financing and any information used in connection therewith. Notwithstanding the foregoing, (i) neither Seller nor any of its Subsidiaries (including the Company and its Subsidiaries) shall be required to incur any costs whatsoever in connection with such debt financing prior to the deposit of the Buyer Cash, (ii) neither Seller nor any of its Subsidiaries (including the Company and its Subsidiaries prior to the consummation of the Closing) shall be required to pay any commitment fee or incur any other liability in connection with such debt financing, and (iii) in no event shall a failure by Seller to satisfy its obligations under this Section 5.13 constitute a failure of the condition to Closing set forth in Section 6.3(a) to be satisfied or otherwise delay consummation of the Transactions.
5.14.    Engine Matter. Prior to the applicable Adjustment Measurement Date, Seller shall use commercially reasonable efforts to cause the Airline to purchase for cash an engine to replace the failed engine described on Section 6.3(g) of the Seller Disclosure Schedule (the “Failed Engine”), which replacement engine shall be reasonably acceptable to Buyer; provided, that Buyer may not withhold its acceptance in the case of a replacement engine that has an equal or greater value, utility and remaining useful life as the Failed Engine other than to require that Seller not complete such purchase but rather provide an Accrued Engine Amount (as defined below) equal to the proposed cost of such engine. To the extent that a replacement engine is not purchased for cash prior to the applicable Adjustment Measurement Date, $3.0 million (or if Buyer elects to accept an Accrued Engine Amount equal to the cost of Seller’s proposed replacement, the amount of such cost) shall be included in the “Accrued Liabilities” line item for purposes of the calculation of the Closing Net Working Capital Amount or any estimate thereof (the “Accrued Engine Amount”); provided, that, if and to the extent the ultimate cost of replacement of the Failed Engine with a replacement engine that has an equal or greater value, utility and remaining useful life as the Failed Engine is greater than or less than the Accrued Engine Amount (any such post-Closing purchase to be subject to the prior consent of Seller, not to be unreasonably withheld), such difference shall be reflected in the adjustment of the Share Purchase Price pursuant to Section 1.2. If such replacement engine is purchased after the final determination of the Share Purchase Price pursuant to Section 1.2 but prior to three months after the Closing Date (which post-Closing purchase shall be subject to the prior consent of Seller, not to be unreasonably withheld), then (i) if the amount of such replacement cost is greater than the Accrued Engine Amount, Seller shall promptly pay to Buyer the amount of such excess, or (ii) if the amount of such replacement cost is less than the Accrued Engine Amount, Buyer shall promptly pay to Seller the amount of such shortfall; provided, however, that if no replacement engine has been purchased by the date that is three months after the Closing Date, then the Seller shall obtain an appraisal of the Failed Engine prior to the occurrence of the foreign object damage from a reputable appraiser reasonably acceptable to Buyer (and which appraiser is advised of the purpose of the appraisal), which resulting appraised value shall be deemed the replacement cost of the Failed Engine for purposes of the adjustment contemplated by this sentence. For purposes of the foregoing,

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the applicable purchase price shall include (a) all components lost with the Failed Engine and (b) purchase and delivery expenses.

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ARTICLE VI.

CONDITIONS
6.1.    Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (which may be waived in whole or in part by Seller and Buyer, as applicable):
(a)    Regulatory Approvals. Any required FCC approvals for the transfer of the Company’s or any of its Subsidiaries’ radio licenses and, if applicable, any other Governmental Authorizations relating to the Transactions which are required by Law to be obtained prior to the Closing shall have been obtained, and shall remain in effect; provided, that this Section 6.1(a) does not apply to (i) a DOT determination of citizenship and fitness, or (ii) any approvals relating to the Company’s liquor licenses; provided, further, that, with respect to the foregoing clause (i) or (ii), there has been no change after the date of this Agreement and before the Closing Date in any applicable Law or the interpretation or enforcement thereof.
(b)    Injunctions. There shall be no Order or Law in effect precluding, restraining, enjoining or prohibiting the Transactions.
(c)    Third Party Consents. Seller shall have obtained a written consent (which may be incorporated into the NEO Assignment Agreements), in a form reasonably acceptable to Seller and Buyer, of each the parties set forth on Section 6.1(c) of the Seller Disclosure Schedule with respect to the agreements listed thereon.
(d)    Release of Guarantees. Seller shall have obtained, on or before the Closing Date, the release of each of the obligations of Seller (and any Affiliate thereof other than the Company and its Subsidiaries) to guaranty the liabilities or obligations of the Company or a Subsidiary of the Company under the guarantees that are listed on Section 6.1(d) of the Seller Disclosure Schedule (collectively, the “Guarantee Releases”).
6.2.    Additional Conditions to Obligation of Seller to Effect the Closing. The obligation of Seller to effect the Transactions shall be further subject to the satisfaction at or prior to the Closing of each of the following conditions (which may be waived in whole or in part by Seller):
(a)    Performance of Obligations of Buyer. Buyer shall have performed in all material respects its agreements and covenants contained in this Agreement to be performed by Buyer at or prior to the Closing pursuant to the terms of this Agreement, except for Section 1.5 which shall have been performed by Buyer in all respects.
(b)    Representations and Warranties. The representations and warranties of Buyer set forth in Sections 4.1, 4.2, 4.3 (clauses (i) and (iii) only), 4.4 and 4.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties expressly speak only as of a specific date or time,

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which need only be true and correct in all respects as of such other date or time). All other representations and warranties of Buyer set forth in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties expressly speak only as of a specific date or time, which need only be true and correct in all material respects as of such other date or time).
(c)    Closing Certificate. Seller shall have received a certificate duly executed by an authorized officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.
6.3.    Additional Conditions to Obligation of Buyer to Effect the Transactions. The obligation of Buyer to effect the Transactions shall be further subject to the satisfaction at or prior to the Closing of each of the following conditions (which may be waived in whole or in part by Buyer, including any such waiver pursuant to Section 9.3):
(a)    Performance of Obligations of Seller. Seller shall have performed in all material respects its agreements and covenants contained in this Agreement to be performed by Seller at or prior to the Closing pursuant to the terms of this Agreement, except for Section 1.4, which shall have been performed by Seller in all respects. For the avoidance of doubt, for purposes of the condition set forth in this Section 6.3(a) only, Seller shall have delivered or caused to be delivered to Buyer those documents and agreements required to be delivered by Seller pursuant to Section 1.4, executed by all applicable parties thereto.
(b)    Representations and Warranties. The representations and warranties of Seller set forth in Sections 2.2, 2.3, 2.4 (clauses (ii) through (iv) only), 2.5, 3.2(a), 3.2(b), 3.2(c), 3.3(a), 3.4(b), 3.4(c), 3.5 (first sentence only), 3.13 (first sentence only) and 3.18 and all other representations and warranties of Seller set forth in Articles II and III of this Agreement that are qualified by materiality, Company Material Adverse Effect or similar phrases shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties expressly speak only as of a specific date or time, which need only be true and correct in all respects as of such other date or time); provided, however, that if the representation and warranty set forth in Section 3.4(f)(i), Section 3.13 (first sentence only), Section 3.14(a) (first sentence only) or Section 3.10(g) shall have failed to be true or correct as of the date of this Agreement such that the condition set forth in this Section 6.3(b) would not be satisfied, Seller shall, following written notice to Buyer of the reason for such failure, be entitled to cure such failure at any time prior to the Business Day immediately prior to the End Date upon written notice to Buyer of such failure, which notice shall include evidence of such cure, and which cure shall be effected solely for the account of Seller and shall have no adverse effect on Buyer, the Company or the Airline. All other representations and warranties of Seller set forth in Articles II and III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties expressly speak only as of a specific date or time, which need only be true and correct in all material respects as of such other date or time).

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(c)    Closing Certificates. Buyer shall have received a certificate duly executed by an authorized officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
(d)    Material Adverse Effect. Except as set forth on Section 6.3(d) of the Seller Disclosure Schedule, between the date of this Agreement and the Closing Date, there shall have been no Company Material Adverse Effect and no Effect shall have occurred that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)    Regulatory Matters. No Governmental Authorization relating to the Transactions which is required by Law to be obtained shall be in effect which requires or contemplates any divestitures, hold separate arrangements or other limitations on the Business at or following the Closing, if such action would result in a Company Material Adverse Effect.
(f)    Consent Fees. In connection with the satisfaction of the conditions set forth in Sections 6.1(c) and 6.1(d), Buyer shall not be required or obligated to pay any fees or to accept material adverse changes in the terms (taken as a whole) of the agreements referred to therein.
(g)    Standalone Commercial Agreements. Buyer shall have received duly executed copies of the agreements (or amendments to agreements currently in effect), in form and substance reasonably satisfactory to Buyer, set forth on Section 6.3(g) of the Seller Disclosure Schedule.
(h)    Third Party Consents. Seller shall have obtained a written consent, in a form reasonably acceptable to Buyer, from each of the parties set forth on Section 6.3(h) of the Seller Disclosure Schedule with respect to the Contracts listed thereon.
(i)    Certain Employee Matters.
(i)    The Employment Agreements shall be in full force and effect.
(ii)    The collective bargaining agreement with the AFA listed on Section 3.8(a) of the Seller Disclosure Schedule shall have been amended in certain respects, reasonably acceptable to Buyer, shall have been ratified by the membership of the AFA, shall be valid, binding and in full force and effect, and shall by its terms become effective immediately following the Closing (such amendment, the “AFA Amendment”).
(iii)    Certain amendments, reasonably acceptable to Buyer, with respect to agreements with FAPAInvest, LLC, shall have been entered into effective upon the Closing and shall be valid, binding and in full force and effect (such amendments, the “Omnibus Amendments”).

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ARTICLE VII.	TAX MATTERS
7.1.    Tax Covenant.
(a)    Without the prior written consent of Seller, Buyer shall not take, and shall not cause or permit the Company and its Subsidiaries to take, any action (including the sale of assets but excluding actions related to funding Buyer and securing debt financing for the purchase of the Shares) on the Closing Date other than in the ordinary course of business consistent with past practice or expressly contemplated by this Agreement that would reasonably be expected to give rise to an increase in any Tax liability or indemnification obligation of Seller under Section 7.4.
(b)    Except as required by Law, after the Closing, Buyer shall not, and shall not cause or permit any of its Affiliates (including the Company and its Subsidiaries) to, without the prior written consent of Seller, amend any Pre-Closing Tax Return of the Company or any of its Subsidiaries or make any Tax election with respect to any Pre-Closing Tax Return if such action would reasonably be expected to have the effect of increasing the Tax liability or reducing any Tax asset of Seller or any Affiliate of Seller or any indemnification obligation of Seller under Section 7.4.
7.2.    Preparation and Filing of Pre-Closing Tax Returns and Claims for Refund.
(a)    Seller shall prepare and file, or cause to be prepared and filed, all Pre-Closing Tax Returns required to be filed after the Closing Date.
(b)    Seller shall submit to Buyer a draft of each such Pre-Closing Tax Return for the Company and its Subsidiaries (including, with respect to any combined, consolidated or unitary Federal or state income Tax Returns, pro forma returns of the Company and its Subsidiaries) at least twenty (20) Business Days (ten (10) Business Days in the case of sales and use and fuel Tax Returns) prior to the due date (including extensions) for filing such Pre-Closing Tax Return for Buyer’s review. Seller shall consider in good faith any reasonable comment that Buyer submits to Seller no less than five (5) Business Days (three (3) Business Days in the case of sales and use and fuel Tax Returns) prior to the due date of such Pre-Closing Tax Return (or in the case of any income Tax Returns of the Company and its Subsidiaries, within fifteen (15) Business Days after receipt thereof). Seller shall pay any Taxes shown as due on such Pre-Closing Tax Returns, to the extent such amount exceeds the amount of such Taxes reflected as a liability in the calculation of the Final Closing Net Working Capital Amount, as finally determined pursuant to Section 1.2 and which resulted in a specific reduction in the Share Purchase Price payable by Buyer hereunder.
(c)    Subject to Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), if Seller reasonably determines in good faith that the Company or any of its Subsidiaries is entitled to file or make a claim for refund, or to file an amended Tax Return providing for a refund, with respect to a Pre-Closing Tax Period, Seller shall be entitled, at its own expense, to file or make, and to control the prosecution of, such claim or amended Tax Return on behalf of the Company or its Subsidiaries. Seller shall be entitled to the amount of any refund of Taxes of the Company and its Subsidiaries

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with respect to a Pre-Closing Tax Period (to the extent such Taxes were paid by the Company or its Subsidiaries prior to the Closing or by a Seller Indemnifying Party after the Closing) which refund is actually received (including by way of credit or offset) by Buyer or its Subsidiaries (including the Company and its Subsidiaries) after the Closing, net of any cost to Buyer and its Affiliates attributable to the obtaining and receipt of such refund, except to the extent such refund arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date or such refund was included as an asset in the calculation of the Final Closing Net Working Capital Amount, as finally determined pursuant to Section 1.2 and which resulted in a specific increase in the Share Purchase Price payable by Buyer hereunder. Buyer shall pay, or shall cause the Company or its Subsidiaries to pay, to Seller the amount to which Seller is entitled pursuant to the prior sentence within ten (10) Business Days of the receipt of the applicable refund of Taxes by Buyer, the Company or any of their respective Affiliates. To the extent such refund is subsequently disallowed or required to be returned to the applicable Tax Authority, Seller agrees promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Tax Authority, to Buyer.
(d)    No Pre-Closing Tax Return (other than any combined, consolidated or unitary Federal or state income Tax Return) shall be prepared by Seller in a manner inconsistent with past practice, or with a change of any material election or accounting method, except, in each case, (i) to the extent otherwise required due to a change in applicable Law or (ii) as would not affect the Tax liability or Tax compliance or record retention costs or obligations of the Company or its Subsidiaries in periods following the Closing, with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).
7.3.    Straddle Tax Periods.
(a)    In the case of any Taxes that are payable for a Straddle Tax Period, the portions of such Tax related to the Pre-Closing Tax Period shall be deemed to be (i) in the case of Property Taxes, the amount of such Tax for the Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the Straddle Tax Period in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Tax Period, and (ii) in the case of all other Taxes, the amount which would be payable if the relevant Tax period had ended at the close of business on the Closing Date. The remainder of the Taxes payable for the Straddle Tax Period shall be allocable to the Post-Closing Tax Period.
(b)    Buyer shall submit to Seller a draft of each Straddle Tax Return (including any amended Straddle Tax Return) at least twenty (20) Business Days (ten (10) Business Days in the case of sales and use and fuel Tax Returns) prior to the due date (including extensions) for filing such Straddle Tax Return for Seller's review. Buyer shall consider in good faith any reasonable comment that Seller submits to Buyer no less than five (5) Business Days (three (3) Business Days in the case of sales and use and fuel Tax Returns) prior to the due date of such Straddle Tax Return. Except as required by Law or with the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), each such Straddle Tax Return shall be prepared in a manner consistent with the Company’s past practice. If Buyer objects to Seller’s comments pursuant to the procedures outlined above, Buyer shall notify Seller of the specific factual or legal basis for such objection. If Buyer and Seller are unable to reach agreement within

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five (5) days after receipt of such notice, the disputed items shall be submitted to a nationally recognized accounting firm (the “Referee”), chosen and mutually acceptable to Buyer and Seller for a binding decision within five (5) days. The costs, fees and expenses of the Referee shall be shared equally by Buyer and Seller. If a disputed issue is not resolved by the due date for filing the Tax Return (taking into account all available extensions), the Tax Return shall be filed as prepared by Buyer, and an amended Tax Return shall be filed if necessary to reflect the Referee’s decision.
(c)    Seller shall pay to Buyer the amount of Taxes for a Straddle Tax Period that is attributable to a Pre-Closing Tax Period at least two (2) Business Days before the date such Taxes are due, to the extent such amount exceeds the sum of the amount of such Taxes with respect to such Straddle Tax Period that were paid prior to the Closing and the amount reflected as a liability in the calculation of the Final Closing Net Working Capital Amount, as finally determined pursuant to Section 1.2 and which resulted in a specific reduction in the Share Purchase Price payable by Buyer hereunder. If the sum of the amount of such Taxes with respect to a Straddle Tax Period that were paid prior to the Closing and the amount reflected as a liability in the calculation of the Final Closing Net Working Capital Amount, as finally determined pursuant to Section 1.2 and which resulted in a specific reduction in the Share Purchase Price payable by Buyer hereunder, exceeds the amount of such Taxes attributable to the Pre-Closing Tax Period and reflected on any Straddle Tax Return, Buyer shall pay the amount of such excess to Seller within five (5) Business Days after filing such Straddle Tax Return.
7.4.    Indemnification by Seller.
(a)    Effective upon the consummation of the Closing, Seller hereby agrees to indemnify and hold harmless any Buyer Indemnified Party from and against, and to pay on behalf of or reimburse the Buyer Indemnified Parties for, any Losses, which such Buyer Indemnified Parties may suffer, sustain or become subject to as a result of or arising out of any: (i) Taxes imposed on or with respect to the Company or any of its Subsidiaries with respect to Pre-Closing Tax Periods; (ii) Taxes attributable to any breach of any representation or warranty of Seller contained in Section 3.10 (h), (i), (j), (k) or (l); (iii) Taxes attributable to any breach of any representation or warranty of Seller contained in Section 3.10, other than those enumerated in the immediately preceding clause (ii); (iv) any breach by Seller of any covenant or agreement of Seller in this Article VII (including any obligation to cause the Company or any of its Subsidiaries to take, or refrain from taking, any action under this Agreement); (v) Taxes for which the Company or any of its Subsidiaries (or any predecessor of the foregoing) is held liable under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (vi) Taxes imposed on or payable by third parties and attributable to a Pre-Closing Tax Period with respect to which the Company or any of its Subsidiaries has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing, and (vii) Taxes of Seller or its Affiliates (other than the Company or its Subsidiaries); in each case, to the extent the amount of such Taxes exceed the amount of such Taxes reflected as a liability in the calculation of the Final Closing Net Working Capital Amount, as finally determined pursuant to Section 1.2 and which resulted in a specific reduction in the Share Purchase Price payable by Buyer hereunder.

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(b)    Payment in full of any amount due from Seller under this Section 7.4 shall be made to the Buyer Indemnified Party in immediately available funds at least two (2) Business Days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within ten (10) Business Days after written demand is made for such payment.
(c)    Notwithstanding anything to the contrary in this Section 7.4, Seller shall not be liable under this Section 7.4 for any Tax or related Losses if, and then only to the extent, attributable to or resulting from a breach by Buyer or an Affiliate of Buyer of any covenant described in Section 7.1.
7.5.    Contests.
(a)    Effective upon the consummation of the Closing, Buyer, the Company and its Subsidiaries, on the one hand, and Seller and its Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of the assertion of any claim, or the commencement of any audit, suit, action or proceeding with respect to Taxes in respect of which indemnity may be sought under Section 7.4(a) (collectively, a “Tax Claim”); provided, however, that the failure on the part of the Buyer to so notify Seller shall not limit any indemnification obligations of Seller under Section 7.4 (except to the extent such failure actually and materially prejudices the defense of the Tax Claim).
(b)    Seller may, at its own expense, assume control of the defense of any Tax Claim with respect to Taxes relating to a Pre-Closing Tax Period (excluding any Tax Claim with respect to a Straddle Tax Period); provided, however, that Seller shall have first notified Buyer in writing of Seller's intention to do so and of the identity of counsel, if any, chosen by Seller in connection therewith; provided, further, that Buyer shall have the right, at its own expense, to participate in such Tax Claim and to employ counsel of its choice for purposes of such participation. In no case shall Seller settle or otherwise compromise such Tax Claim without Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
(c)    Buyer shall control the defense of any Tax Claim not controlled by Seller pursuant to Section 7.5(b) (including any Tax Claim with respect to a Straddle Tax Period); provided, however, that Seller shall have the right to participate in such Tax Claim and, at its own expense, to employ counsel of its choice for purposes of such participation. In no case shall Buyer settle or otherwise compromise such Tax Claim without Seller's prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
7.6.    Other Matters.
(a)    Notwithstanding anything to the contrary in this Agreement, this Article VII shall be the exclusive provision for indemnification for matters indemnified pursuant to Section 7.4(a) and, accordingly, the provisions of Section 8.2 shall not apply to any claim for indemnification pursuant to this Article VII. The parties agree that Buyer shall not be entitled to indemnification under this Article VII, Article VIII or otherwise for (i) any Taxes resulting from a breach of Section 3.4 or 3.6, except to the extent that such Taxes are otherwise indemnifiable (A) as a result of a breach of another representation in Article III or (B) pursuant to Section 7.4(a) or (ii) any Taxes with respect to any Post-Closing Tax Period that result

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from the inability of Buyer, the Company, or any of its Subsidiaries to use any income tax accounting method (or other method for reporting income, deductions or credits) used by Seller, the Company, or any of its Subsidiaries on any income Tax Return filed with respect to any Tax period ending on or prior to the Closing Date, regardless of whether such use by Seller, the Company, or any of its Subsidiaries was proper or correct.
(b)    All Tax sharing agreements or similar agreements between the Company or any of its Subsidiaries, on the one hand, and of Seller and its Affiliates, on the other hand, shall be terminated prior to the Closing Date without the incurrence of any costs, expenses or other liabilities to the Company or any of its Subsidiaries, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.
(c)    Any indemnity payment under this Agreement shall be treated as an adjustment to the Share Purchase Price for Tax purposes, unless otherwise required pursuant to a final determination of any Governmental Authority.
(d)    The indemnification obligations under Section 7.4(a) shall survive until ninety (90) days after the running of the applicable statute of limitations (giving effect to any waiver or extension thereof) and any claim or action with respect thereto may be brought at any time prior to the expiration of the applicable survival period, except that (x) the indemnification obligations under Section 7.4(a)(iii) shall terminate on, and no claim or action with respect thereto may be brought after, the date that is one (1) year after the Closing Date and (y) the indemnification obligations under Section 7.4(a)(vi) shall survive indefinitely and any claim or action with respect thereto may be brought at any time; provided, however, that any claim or action under Section 7.4(a)(vi) shall be brought reasonably promptly after receiving notice of the indemnification obligation to which such claim or action relates.
7.7.    Section 338(h)(10) Election. Buyer (and to the extent necessary, the Company) and Seller shall timely make a joint and irrevocable election under Section 338(h)(10) of the Code (and any comparable elections permitted under state, local, or foreign Tax Laws) (such election, a “Section 338(h)(10) Election”) with respect to the purchase of the Shares and the deemed purchase of the stock of the Company’s Subsidiaries pursuant to this Agreement. Seller and Buyer shall (i) cooperate in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1(c)(3) (and any comparable provisions of state, local or foreign Tax Law) (including the preparation and completion of IRS Form 8023 and any similar forms necessary to effectuate the Section 338(h)(10) Election (collectively, the “Section 338(h)(10) Election Forms”), (ii) cooperate with each other and take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve the Section 338(h)(10) Election in accordance with Treasury Regulation Section 1.338(h)(10)-1 (and any comparable provisions of state, local, or foreign Tax Law), (iii) not take any action that could cause the Section 338(h)(10) Election to be invalid, and (iv) take no position contrary thereto unless required pursuant to a determination as defined in Section 1313(a) of the Code (or any comparable provisions of state, local or foreign Tax Law).

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7.8.    Allocation of Share Purchase Price.
(a)    Within one hundred twenty (120) calendar days after the Closing Date, Buyer shall prepare a determination of the Aggregate Deemed Sales Price (“ADSP”) (as defined in the applicable Treasury Regulations under Section 338) and a proposed allocation of the ADSP among the assets of the Company (the “Proposed Allocation Schedule”) and shall deliver the Proposed Allocation Schedule to Seller, together with a copy of any appraisals on which the Proposed Allocation Schedule is based. Buyer shall prepare the Proposed Allocation Schedule in accordance with the methodology agreed to by the parties and set forth on Exhibit F hereto (the “Allocation Principles”).
(b)    Buyer and Seller shall consult in good faith with regard to the determination of the ADSP and the Proposed Allocation Schedule; provided, however, that Seller shall accept Buyer’s determination of the ADSP and the Proposed Allocation Schedule to the extent that the ADSP and the Proposed Allocation Schedule are consistent with the Allocation Principles (the “Final Allocation Schedule”). As soon as practicable after determination of the Final Allocation Schedule, Buyer and Seller shall prepare consistently therewith their respective IRS Form 8883 and any similar forms required by applicable state and local Tax laws (collectively, the “Section 338(h)(10) Allocation Forms”).
(c)    Buyer and Seller shall file, and cause their respective Affiliates to file, all Tax Returns (including the Section 338(h)(10) Election Forms and the Section 338(h)(10) Allocation Forms) and any statements, forms and schedules in connection therewith in a manner consistent with the Final Allocation Schedule and shall take no position inconsistent with the Final Allocation Schedule, unless, and then only to the extent, required to do so pursuant to a determination as defined in Section 1313(a) of the Code (and any comparable provisions of state, local or foreign Tax Law).
(d)    Each of Buyer and Seller shall bear its own costs and expenses of preparing and reviewing the Section 338(h)(10) Election Forms, the Proposed and Final Allocation Schedules and the Section 338(h)(10) Allocation Forms.
7.9.    Cooperation.
(a)    Buyer and Seller shall furnish or cause to be furnished to each other, upon request, in a timely manner, such information (including access to books and records) and assistance relating to the Company or any of its Subsidiaries as is reasonably necessary for the filing of any Tax Return, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.
(b)    Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Company or any of its Subsidiaries for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.9.
7.10.    Transfer Taxes. All Transfer Taxes and related amounts incurred in connection with the Transactions shall be borne equally by Seller and Buyer. Buyer and Seller shall cooperate to timely prepare

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all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Each party shall file any Tax Returns required to be filed by it under applicable Law in connection with such Transfer Taxes. The party filing such Tax Returns shall promptly provide the other party with a copy of any such Tax Returns and a receipt showing payment of any such Transfer Tax and the other party shall pay to the requesting party, within ten (10) days after receipt thereof, fifty percent (50%) of the amount reflected thereon.

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ARTICLE VIII.	SURVIVAL; INDEMNIFICATION
8.1.    Survival. Subject to this Section 8.1 and to Section 8.2, all representations and warranties contained in this Agreement shall survive (and not be affected in any respect by) the Closing and any investigation conducted by or knowledge of any party hereto and all covenants and agreements shall survive until fully performed in accordance with their terms. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement and the covenants contained in Section 5.6, and the related indemnity obligations set forth in the applicable subsection of Section 8.2, shall terminate on, and no claim or action with respect thereto may be brought after, the date that is one (1) year after the Closing Date, except that (i) the representations and warranties contained in Sections 3.4(c) and 3.19 and the related indemnity obligations set forth in the applicable subsection of Section 8.2 shall terminate on, and no claim or action with respect thereto may be brought after, the date that is two (2) years after the Closing Date, (ii) the representations and warranties contained in Section 3.20 and the related indemnity obligations set forth in the applicable subsection of Section 8.2 shall terminate on, and no claim or action with respect thereto may be brought after, the date that is three (3) years after the Closing Date, (iii) the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.6, 3.1 (first two sentences only), 3.2, 3.3(a), 3.9(j), 3.9(n), 4.2, 4.7 and 4.8 and the related indemnity obligations set forth in the applicable subsection of Section 8.2 shall survive indefinitely and any claim or action with respect thereto may be brought at any time, (iv) the indemnity obligations set forth in Section 8.2(a)(iv) shall terminate on, and no claim or action with respect thereto may be brought after, the date that is two (2) years after the Closing Date, and (v) the representations and warranties contained in Sections 3.9 (other than 3.9(j) and 3.9(n)) and the related indemnity obligations set forth in the applicable subsection of Section 8.2 shall survive until ninety (90) days after the running of the applicable statute of limitations (giving effect to any waiver or extension thereof) and any claim or action with respect thereto may be brought at any time prior to the expiration of the applicable survival period. Notwithstanding anything to the contrary in this Agreement, (a) the representations, warranties and covenants which terminate pursuant to this Section 8.1, and the liability of any party hereto with respect thereto pursuant to this Article VIII, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice from the Indemnified Party in accordance with Section 8.2(d) prior to the expiration of the applicable survival period and such representations, warranties and covenants shall continue to survive until such matter is finally resolved in accordance with the terms hereof, and (b) nothing in this Article VIII or elsewhere in this Agreement (whether a temporal limitation, a dollar limitation or otherwise) shall be construed to limit any of Buyer’s rights or remedies with respect to any claim for fraud by Seller, the Company or its Subsidiaries (including any fraud committed by any Affiliate, officer, director, employee or agent of such Person in connection with the consummation of the Transactions) or, subject to Section 10.19, any of Seller’s rights or remedies with respect to any claim for fraud by Buyer (including any fraud committed by any Affiliate, officer, director, employee or agent of Buyer in connection with the consummation of the Transactions, whether or not such actions have been authorized).

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8.2.    Indemnification. From and after the consummation of the Closing:
(a)    Subject to Section 8.1 and the other provisions of this Section 8.2, Seller hereby agrees to indemnify and hold harmless Buyer, its Affiliates (including the Company and its Subsidiaries after the consummation of the Closing) and each of their respective successors, permitted assigns, stockholders, partners, members, directors, officers, employees, agents and other Representatives (each, a “Buyer Indemnified Party”) from and against, and to pay on behalf of or reimburse the Buyer Indemnified Parties for, any Losses which such Buyer Indemnified Parties may suffer, sustain or become subject to as a result of or arising out of:
(i)    except as set forth in Section 8.2(o), any breach (as of immediately prior to the Closing) of any representation or warranty of Seller contained in Article II or Article III of this Agreement as though made, as written herein, immediately prior to the Closing, except to the extent expressly made as of an earlier date, in which case as of such date; provided, however, that for purposes of determining whether a Buyer Indemnified Party is entitled to indemnification pursuant to this Section 8.2(a)(i) and the amount of Losses for purposes of such indemnification, any breach of any of the representations and warranties in Article II or Article III shall be determined without regard to any qualification as to “Company Material Adverse Effect”, “material adverse effect”, “material,” “materiality” or “in all material respects” or similar terms set forth in such representation or warranty, and all references to the terms “material”, “materiality”, “in all material respects”, “material adverse effect”, “Company Material Adverse Effect” or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct (other than with respect to (A) the use of such terms in the representations and warranties in Sections 3.4(a) (with, for the avoidance of doubt, any determination with respect to a breach of the representation and warranty set forth in the second sentence of Section 3.4(a) applying “materiality” to the applicable Financial Statement(s) taken as a whole and not solely with respect to any individual line item(s) therein), 3.5, 3.7(a)(iv), 3.7(a)(xiii)-(xviii), 3.8(a), and 3.9(a) in which case such terms shall not be ignored for the purposes of determining whether a Buyer Indemnified Party is entitled to indemnification pursuant to this Section 8.2(a)(i), but shall be ignored for the purposes of determining the amount of Losses for purposes of such indemnification, and (B) the word “Material” as used in the term “Material Contracts”);
(ii)    any breach by Seller of its covenants or agreements contained in this Agreement;
(iii)    the Lynx Dividend, Lynx and its business or the Company’s ownership of Lynx;
(iv)    except at set forth in Section 8.2(o), any Debt of the Company or any of its Subsidiaries (other than Permitted Debt) which remained outstanding as of immediately prior to the Closing to the extent not either (A) fully discharged at or prior to the consummation of the Closing, or (B) taken into account as a specific reduction in the Share Purchase Price payable by Buyer hereunder;

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(v)    with respect to any matter set forth on Schedule C hereto;
(vi)    with respect to any matter set forth on Schedule D hereto; or
(vii)    with respect to any matter set forth on Schedule E hereto.
(b)    Seller shall not be responsible for any Losses under Section 8.2(a)(i) (except with respect to the representations and warranties referred to in clause (y) of the definition of Excluded Matters below) or, only insofar as it relates to a breach of Section 5.6, Section 8.2(a)(ii) with respect to a single claim or series of related claims arising out of the same facts, events or circumstances unless and until the aggregate amount of all Losses of the Buyer Indemnified Parties as a result of or arising out of any such single claim or series of related claims exceeds an amount equal to twenty five thousand dollars ($25,000) (the “Per Claim Threshold”), at which time Seller shall indemnify the Buyer Indemnified Parties for the full amount of all such Losses from and including the first dollar of all such Losses (subject to the other provisions of this Section 8.2). Seller shall not be responsible for any Losses with respect to the matters set forth on Schedule D or Schedule E hereto, any breaches of the Basket Representations or any breaches of the covenants contained in Section 5.6 (the “Basket Covenants”) unless and until the cumulative aggregate amount of Losses with respect to all such matters set forth on Schedule D and Schedule E hereto and all such breaches of the Basket Representations and Basket Covenants exceeds an amount equal to seven hundred fifty thousand dollars ($750,000) (the “Basket Amount”), in which case Seller shall then be liable (subject to the other provisions of this Section 8.2) for the full amount of all such Losses from and including the first dollar of all such Losses, it being understood that any Losses with respect to a single claim or series of related claims arising out of the same facts, events or circumstances for amounts less than the Per Claim Threshold shall be ignored in determining whether the Basket Amount has been exceeded. Other than with respect to any Losses of a Buyer Indemnified Party resulting from or arising out of the Excluded Matters (as defined below), which shall in no event be subject to the Cap (as defined below), the cumulative aggregate indemnity obligation of Seller under Section 8.2(a)(i), Section 8.2(a)(ii), Section 8.2(a)(vi) and Section 8.2(a)(vii) shall in no event exceed twelve million five hundred thousand dollars ($12,500,000) (the “Cap”); provided, however, that the Cap shall be increased to twenty five million dollars ($25,000,000) in the aggregate with respect to any claim(s) for indemnification made under Section 8.2(a)(i), Section 8.2(a)(ii) or Section 8.2(a)(vi) (subject to the Excluded Matters as aforesaid) if Seller had Seller’s Knowledge, or would have reasonably been expected to have knowledge after reasonable investigation, of the facts or circumstances giving rise to such claim(s) prior to the Closing (but, for the avoidance of doubt, subject to any relevant information contained in the Seller Disclosure Schedule in accordance with Section 10.11). For the avoidance of doubt, in no event shall the timing or order of submission of any claims for indemnification under Section 8.2(a)(i), Section 8.2(a)(ii), Section 8.2(a)(vi) or Section 8.2(a)(vii) affect the cumulative aggregate indemnity obligations of Seller under the Cap (for example, in the event that Seller has indemnified the Buyer Indemnified Parties for Losses in an aggregate amount equal to fifteen million dollars ($15,000,000) in respect of claims for indemnification made under Section 8.2(a)(i), Section 8.2(a)(ii), Section 8.2(a)(vi) or Section 8.2(a)(vii) (subject to the Excluded Matters as aforesaid) for which Seller had Seller’s Knowledge, or would have reasonably been expected to have knowledge after reasonable investigation, of the facts or circumstances giving rise to such claims prior to the Closing, Seller would remain obligated to indemnify the Buyer Indemnified Parties (subject to the other terms and conditions of this Article VIII) for additional

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Losses under Section 8.2(a)(i), Section 8.2(a)(ii), Section 8.2(a)(vi) or Section 8.2(a)(vii) (subject to the Excluded Matters as aforesaid) in an aggregate amount up to ten million dollars ($10,000,000) (whether or not Seller had Seller’s Knowledge, or would have reasonably been expected to have knowledge after reasonable investigation, of the facts or circumstances giving rise to the claims prior to the Closing).
(i)    “Excluded Matters” means (v) any out-of-pocket Losses of the Buyer Indemnified Parties resulting from or arising out of the matters set forth on Schedule E hereto, but only if and to the extent exceeding two million five hundred thousand dollars ($2,500,000), (w) breaches of Fundamental Representations, (x) breaches by Seller of its covenants or agreements contained in this Agreement required to be performed by it following the Closing, (y) breaches of the representations and warranties set forth in Section 3.9(j) or 3.9(n), or (solely with respect to claims by individuals referred to in Section 3.9(j) or 3.9(n)) Section 3.2(c), and (z) any indemnification obligations pursuant to Sections 8.2(a)(iii) through 8.2(a)(v).
(c)    Subject to Section 8.1 and the other provisions of this Section 8.2, Buyer hereby agrees to indemnify and hold harmless Seller, its Affiliates and each of their respective successors, permitted assigns, stockholders, partners, members, directors, officers, employees, agents and other Representatives (each, a “Seller Indemnified Party”) from and against, and to pay on behalf of or reimburse the Seller Indemnified Parties for, any Losses which such Seller Indemnified Parties may suffer, sustain or become subject to as a result of or arising out of:
(i)    any breach (as of immediately prior to the Closing) of any representation or warranty of Buyer contained in Article IV of this Agreement as though made, as written herein, immediately prior to the Closing, except to the extent expressly made as of an earlier date, in which case as of such date; provided, however, that for purposes of determining whether Seller is entitled to indemnification pursuant to this Section 8.2(c)(i) and the amount of Losses for purposes of such indemnification, any breach of any of the representations and warranties in Article IV shall be determined without regard to any qualification as to “material adverse effect”, “material,” “materiality” or “in all material respects” or similar terms set forth in such representation or warranty, and all references to the terms “material”, “materiality”, “in all material respects” or “material adverse effect” or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct; or
(ii)    any breach by Buyer of its covenants or agreements contained in this Agreement.
The cumulative aggregate indemnity obligation of Buyer under Section 8.2(c)(i) shall in no event exceed an amount equal to the Cap. Buyer shall not be responsible for any Losses under Section 8.2(c)(i) with respect to a single claim or series of related claims arising out of the same facts, events or circumstances unless and until the aggregate amount of all Losses of the Seller Indemnified Parties as a result of or arising out of any such single claim or series of related claims exceeds the Per Claim Threshold, at which time Buyer shall indemnify the Seller Indemnified Parties for the full amount of all such Losses from and including the first dollar of all such Losses (subject to the other provisions of this Section 8.2).

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(d)    As promptly as reasonably practicable, and in any event within thirty (30) days after any Buyer Indemnified Party, on the one hand, or any Seller Indemnified Party, on the other hand, shall receive any notice of, or otherwise become aware of, the commencement of any Proceeding, the assertion of any claim or the incurrence of any Loss for which indemnification is provided for by Section 8.2(a) or 8.2(c) (assuming, only for the purposes of this Section 8.2(d) and of the terms defined in this Section 8.2(d), that the Per Claim Threshold and Basket Amount were zero) (an “Indemnification Event”), the party entitled to such indemnification (an “Indemnified Party”) shall give written notice (an “Indemnification Claim”) to the party from which such indemnification is (or, under such assumption, could be) sought (an “Indemnifying Party”) describing in reasonable detail the Indemnification Event and the basis on which indemnification is (or, under such assumption, could be) sought; provided that any failure to so notify shall not relieve the Indemnifying Party of any its obligations hereunder or any liability to the Indemnified Party, except to the extent, and solely to the extent, that the Indemnifying Party is actually and materially prejudiced by such a failure to give such notice (and, to such extent, any Losses resulting solely from such a failure to give such notice which the Indemnifying Party is actually and materially prejudiced by shall be disregarded for purposes of determining whether the Basket Amount or Per Claim Threshold has been exceeded). If an Indemnified Party delivers an Indemnification Claim with respect to any matter which does not involve a Third Party Claim (as defined below) and the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from delivery of the Indemnification Claim that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed to indemnify the Indemnified Party from and against any Losses which the Indemnified Party may suffer, sustain or become subject to, as a result of or arising out of such Indemnification Claim, in accordance with (and to the extent provided for (subject to, and not disregarding, Section 8.2(b)) in) Section 8.2(a) or 8.2(c), as appropriate. If the Indemnifying Party delivers an indemnity dispute notice to the Indemnified Party, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute within thirty (30) days after delivery of the indemnity dispute notice, unless otherwise agreed in writing by the parties, such dispute shall be resolved in accordance with Section 10.12.
(e)    To the extent that any Indemnification Event involves the claim of any third party (a “Third Party Claim”), the Indemnifying Party shall (regardless of the status of the Per Claim Threshold or Basket Amount) be entitled to, and the Indemnified Party shall provide the Indemnifying Party with the right to, participate in and (at its sole cost and expense and subject to the limitations and procedures set forth below) assume sole control over, the defense and settlement of such Third Party Claim (with counsel of national standing reasonably satisfactory to the Indemnified Party, provided that the parties agree that Hughes Hubbard & Reed LLP shall be deemed to be counsel reasonably satisfactory to the Buyer Indemnified Parties and Latham & Watkins LLP shall be deemed to be counsel reasonably satisfactory to the Seller Indemnified Parties); provided, however, that (i) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel, at its own cost and expense, to assist in the handling of such Third Party Claim; provided, that the Indemnifying Party will pay the Legal Expenses of a separate co-counsel retained by the Indemnified Parties that are incurred prior to such Indemnifying Party’s assumption of the control of the defense of the Third Party Claim, and (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before consenting to the entry of any judgment, entering into any settlement of such Third Party Claim or ceasing to defend against such Third Party Claim, which approval

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shall not be unreasonably withheld, conditioned or delayed; provided that the Indemnified Party shall have no obligation of any kind to consent to the entry of any judgment, the entering into of any settlement or to any ceasing to defend if (x) as a result of such judgment, settlement or ceasing to defend, injunctive or other equitable relief would be imposed against the Indemnified Party or (y) in the case of a settlement, the Indemnified Party would not thereby receive from the claimant an express, unconditional release from any liability or obligation in respect of such Third Party Claim. Notwithstanding the foregoing, (i) as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must within forty-five (45) days after the Indemnified Party has given notice of the Third Party Claim: (A) notify the Indemnified Party in writing that the Indemnifying Party shall undertake the defense of such Third Party Claim, (B) agree in writing with the Indemnified Party to indemnify the Indemnified Party and satisfy and discharge such Third Party Claim in accordance with (and to the extent provided for (subject to, and not disregarding, Section 8.2(b)) in) Section 8.2(a) or 8.2(c), as appropriate, and (C) furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has sufficient resources to defend such Third Party Claim and to satisfy its obligations to the Indemnified Party under this Article VIII in respect of such Third Party Claim and (ii) the Indemnifying Party shall not have the right to assume control of the defense of a Third Party Claim if such Third Party Claim (A) seeks non-monetary, injunctive or other equitable relief, provided that if such Third Party Claim also seeks monetary relief, the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim with respect to such monetary relief being sought and to employ counsel, at its own cost and expense, to assist in the handling of such Third Party Claim with respect to such monetary relief being sought, provided, further that the Indemnified Party’s counsel shall be lead counsel in any such Third Party Claim, (B) involves criminal or quasi criminal allegations, (C) is made by a Governmental Authority or (D) could reasonably be expected to result in Losses in excess of the Cap. After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any Third Party Claim as provided in this Section 8.2(e), the Indemnifying Party shall not be liable hereunder to indemnify any Person for any Legal Expenses subsequently incurred in connection therewith. If the Indemnifying Party does not assume, or does not have the right to assume, sole control over the defense or settlement of such Third Party Claim as provided in this Section 8.2(e), or, after assuming such control, fails to defend against such Third Party Claim (it being agreed that settlement of such Third Party Claim does not constitute such a failure to defend), the Indemnified Party shall retain sole control over the defense and, upon obtaining the written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), settlement of such claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor in accordance with (and to the extent provided for (subject to, and not disregarding, Section 8.2(b)) in) Section 8.2(a) or 8.2(c), as appropriate. The Indemnifying Party shall not be liable under this Section 8.2 for any settlement or compromise effected without its consent as set forth above. Notwithstanding the foregoing, for purposes of this Section 8.2(e), the defense and settlement of the matters set forth in Item 1 of Schedule C hereto shall be addressed as set forth thereon.
(f)    The Indemnified Party and the Indemnifying Party shall each reasonably cooperate (and shall each cause its Affiliates to reasonably cooperate) with the other in the defense of any Third Party Claim pursuant to Section 8.2(e). Without limiting the generality of the foregoing, each such Person shall furnish the other such Person (at the expense of the Indemnifying Party) with such documentary or other evidence as is then in its or any of its Affiliates’ possession as may reasonably be requested by the other

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Person for the purpose of defending against any such Third Party Claim. Except as may otherwise be agreed to in writing by the Indemnified Party and the Indemnifying Party, any information, materials and documentary or other evidence provided pursuant to this Section 8.2(f) shall be limited to the greatest extent possible to that which is necessary for the defense of such Third Party Claim and any information, materials and documentary or other evidence actually provided shall be governed by the terms of the Confidentiality Agreement or Section 5.1(d), as applicable. The parties agree that all communications between any party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege. Notwithstanding anything to the contrary set forth in this Section 8.2(f), none of the Indemnified Party, the Indemnifying Party or any of their respective Affiliates shall have any obligation to provide information or access to information, materials or Persons if doing so could reasonably be expected to (i) unreasonably disrupt the normal operations of the business of such Person, (ii) result in the waiver of any attorney-client privilege; provided that the disclosing party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege, including by entering into a joint defense or similar agreement with the other party if doing so could permit the disclosure of such information without the waiver of such attorney-client privilege, (iii) result in the disclosure of any trade secrets that would reasonably be expected to have a material and adverse impact on the business of the disclosing party, or (iv) violate any Law or the terms of any applicable contract to which such Person or any of its Affiliates is party; provided that the disclosing party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Laws or contract, including by entering into a joint defense or similar agreement with the other party if doing so could permit such disclosure without the violation of applicable Law and using commercially reasonable efforts to obtain authorization to disclose to the other party any information or materials subject to confidentiality obligations of any contract.
(g)    Any indemnification pursuant to this Article VIII shall be effected by wire transfer of immediately available funds to an account designated by the Seller Indemnified Party or the Buyer Indemnified Party, as the case may be. Upon payment of any amount pursuant to any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all of the Indemnified Party’s rights of recovery against any third party with respect to the matters to which such Indemnification Claim relates; provided that in no event shall any Indemnifying Party be entitled to be subrogated to any Indemnified Party’s rights of recovery against those third parties set forth on Section 8.2(g) of the Buyer Disclosure Schedule or any of their respective Affiliates.
(h)    Except with respect to any claim for fraud as provided in Section 8.1 and except as provided in Section 1.2, Article VII and Section 10.18, the rights and remedies of Buyer, on the one hand, and Seller, on the other hand, under this Section 8.2 are exclusive and in lieu of any and all other rights and remedies which any of them may have against each other, under this Agreement or otherwise, (i) with respect to (x) the breach of any representation or warranty or inaccuracy of any certification or other statement made (or deemed made) by Seller or Buyer in or pursuant to this Agreement or (y) any breach of, or failure to perform or comply with, any covenant or agreement set forth in this Agreement or (ii) otherwise with respect to the Transactions (other than under or arising out of any Ancillary Agreement). All claims for indemnification must be asserted, if at all, in good faith and in accordance with this Section 8.2.

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(i)    If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party or any of its Subsidiaries receives any cash recovery, cash settlement or other similar cash payment (excluding, for the avoidance of doubt, any Tax refund, Tax benefit or other Tax related payment or right) as reimbursement for the Loss for which such Indemnified Party received such indemnity payment (the “Recovery”), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery (to the extent such Recovery is duplicative of the indemnity payment actually received hereunder), less all reasonable, documented, out-of-pocket costs and expenses incurred by such Indemnified Party in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.
(j)    The amount of any Losses incurred by an Indemnified Party with respect to any Indemnification Claim shall be reduced by the amount actually recovered in cash by such Indemnified Party or any of its Subsidiaries from any third party under any contract with such party or Subsidiary or under any applicable insurance policy (net of retro-premium adjustments and premium increases) as reimbursement for the such Losses resulting from such claim, less all reasonable, documented out-of-pocket costs and expenses incurred by such Indemnified Party or Subsidiary in connection with such recovery. There shall be no double counting or duplication of any Losses hereunder.
(k)    The parties acknowledge and agree that if the Company or any of its Subsidiaries suffers, incurs or otherwise becomes subject to any Losses as a result of any breach of any representation, warranty, covenant or obligation of Seller herein, then (without limiting any of the rights of the Company or such Subsidiary as a Buyer Indemnified Party) Buyer shall also be deemed, by virtue of its ownership of the capital stock of the Company, to have incurred Losses (without duplication) as a result of such breach. Payments by an Indemnified Party of amounts for which such Indemnified Party is indemnified pursuant to this Article VIII shall not be a condition precedent to recovery pursuant to this Article VIII. To the extent that Seller has an obligation to make an indemnification payment pursuant to this Article VIII to any of the Buyer Indemnified Parties and has failed to satisfy such payment obligation when due, any of the Buyer Indemnified Parties may set off the amount of such indemnification payment obligation against any amounts then due and unpaid to Seller or any of its Subsidiaries by any of the Buyer Indemnified Parties, including under the 2011 Management Services Agreement (as amended as of the Closing Date by the Transition Services Agreement) or the 2011 Pro Rate Agreement (as amended as of the Closing Date by the E190 Agreement). To the extent that Buyer has an obligation to make an indemnification payment pursuant to this Article VIII to any of the Seller Indemnified Parties and has failed to satisfy such payment obligation when due, any of the Seller Indemnified Parties may set off the amount of such indemnification payment obligation against any amounts then due and unpaid to Buyer or any of its Subsidiaries by any of the Seller Indemnified Parties.
(s)    Notwithstanding anything to the contrary in this Article VIII, Article VII shall be the exclusive remedy for indemnification of Tax Claims, and in the event of a conflict between Article VII and Article VIII, Article VII shall control.
(l)    Seller agrees that (i) no Seller Indemnified Party will seek, nor will any Seller Indemnified Party be entitled to, reimbursement or contribution from, or indemnification by, the Company

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or any Company Subsidiary, under their organizational documents, this Agreement, applicable Law or otherwise, in respect of any amounts due from Seller to any Buyer Indemnified Party under this Article VIII and (ii) no exercise of any right of subrogation by any Seller Indemnified Party may impose any liability on any Buyer Indemnified Party or be exercised with respect to those third parties set forth on Section 8.2(g) of the Buyer Disclosure Schedule or any of their respective Affiliates.
(m)    Seller’s liability under this Section 8.2 shall be reduced in respect of any claim made by any Buyer Indemnified Party pursuant to this Section 8.2 to the extent that the matter underlying such claim was reflected as a liability of the Company or its Subsidiaries, or otherwise taken into account, in the calculation of (i) the Equity Obligations Adjustment, or (ii) the Final Closing Unrestricted Cash Amount, the Final Closing Net Working Capital Amount, the Final Closing Debt Amount, in each case, as finally determined pursuant to Section 1.2, and, in each case referred to in clauses (i) or (ii), which resulted in a specific reduction in the Share Purchase Price payable by Buyer hereunder.
(n)
(i)    In the event that, as of the consummation of the Closing, the Company or any of its Subsidiaries is a lessee under any operating lease that does not constitute Permitted Debt (any such operating lease, a “Special Operating Lease”), then Buyer shall have the option (the “Put Option”), exercisable for a period of ninety (90) days after Buyer discovers or learns of such Special Operating Lease (the “Put Option Exercise Period”), to notify Seller in writing that Buyer directs Seller to assume all of the Company’s or any of its Subsidiaries’ obligations under such Special Operating Lease, for no additional consideration. If Buyer delivers such notice to Seller during the Put Option Exercise Period, then Seller shall promptly (and in any event, within thirty (30) days) assume all obligations of the Company and its Subsidiaries under such Special Operating Lease (whenever incurred, up to the effective date of such assumption) and shall execute and deliver to the Company a written instrument to such effect (which instrument Buyer agrees shall include an assignment by the applicable lessee (i.e., the Company or the Airline) to Seller of all of such lessee’s rights under such Special Operating Lease), subject only to receipt of any required consent of the applicable third party to such Special Operating Lease (which Seller shall, and Buyer shall cause the Company to, cooperate to obtain). Unless otherwise required in connection with obtaining a required consent of an applicable third party to a Special Operating Lease, Seller shall have the right to designate any of its Subsidiaries, in lieu of Seller, as the party to assume such Special Operating Lease, in which case Seller shall cause such Subsidiary to enter into the instrument of assumption and assignment referred to in the preceding sentence.
(ii)    With respect to any Special Operating Lease, if (x) Buyer exercises the Put Option during the applicable Put Option Exercise Period and (y) such Special Operating Lease is promptly (and in any event, within thirty (30) days) assumed by, and assigned to, Seller or any of its Subsidiaries pursuant to Section 8.2(o)(i) above, then Seller shall only be obligated to indemnify the Buyer Indemnified Parties under Section 8.2(a) (subject to Section 8.1 and the other provisions of this Section 8.2) from and against, and to pay on behalf of or reimburse such Buyer Indemnified Parties for, the Losses (if any) which such Buyer Indemnified Parties have or may suffer, sustain or

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become subject to as a result of or arising out of such Special Operating Lease (notwithstanding, but prior to, such assumption by and assignment to Seller or its Subsidiary); provided that, for the avoidance of doubt, in the event that Seller or any of its Subsidiaries is not able to obtain consent to such assignment from the applicable third party to such Special Operating Lease or does not otherwise promptly (and in any event, within thirty (30) days) assume such Special Operating Lease pursuant to Section 8.2(o)(i) above, Seller shall be obligated to indemnify the Buyer Indemnified Parties under Section 8.2(a) (subject to Section 8.1 and the other provisions of this Section 8.2) from and against, and to pay on behalf of or reimburse such Buyer Indemnified Parties for, the Losses (if any) which such Buyer Indemnified Parties have or may suffer, sustain or become subject to as a result of or arising out of such Special Operating Lease.
(iii)    With respect to any Special Operating Lease which was properly reflected in the unaudited consolidated income statement of the Company and its consolidated Subsidiaries for the eight-month period ended August 31, 2013 (i.e., rent expense related to such Special Operating Lease was included in such income statement for at least three months prior to the date of such statement), if Buyer does not exercise the Put Option during the applicable Put Option Exercise Period, then Seller shall have no indemnification obligations under Section 8.2(a) with respect to such Special Operating Lease (and the amount of any Losses which the Buyer Indemnified Parties have suffered, sustained or become subject to (or may suffer, sustain or become subject to at any time) as a result of or arising out of such Special Operating Lease shall be disregarded for purposes of determining whether the Basket Amount or Per Claim Threshold has been exceeded).
(iv)    If Buyer discovers or learns of any Special Operating Lease which was properly reflected in the unaudited consolidated income statement of the Company and its consolidated Subsidiaries for the eight-month period ended August 31, 2013 (i.e., rent expense related to such Special Operating Lease was included in such income statement for at least three months prior to the date of such statement) prior to finalization of the adjustment to the Share Purchase Price, the Debt represented by the Special Operating Lease shall not be taken into account in adjusting the Share Purchase Price pursuant to Section 1.2 (unless Buyer and Seller otherwise agree).
(v)    The remedies provided in this Section 8.2(o) with respect to Special Operating Leases relate only to Seller’s failure to disclose operating leases on Section A-2 of the Seller Disclosure Schedule, and do not limit any other remedy to which any Buyer Indemnified Party may be entitled in respect of any operating lease (or any term or condition thereof) which is required to be disclosed in any other Section of the Seller Disclosure Schedule in connection with any representation or warranty of Seller contained in Article II or III of this Agreement, but which is not so disclosed, unless Buyer has exercised its Put Right in respect of such Special Operating Lease and Seller (or its Subsidiary) has promptly (and in any event, within thirty (30) days) assumed the obligations of the Company or the Airline, as applicable, under such Special Operating Lease following receipt of any necessary consents.
(p)    In the event that paragraph (B) of Item 1 of Schedule C hereto is applicable, Buyer shall promptly make the payment to Seller referred to therein (unless such amount is offset as provided

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therein); provided, that Buyer’s obligation to make such payment shall not limit any rights that any Buyer Indemnified Party may have under this Agreement, including any rights to indemnification pursuant to Section 8.2 (including, specifically, with respect to any breach of the representations and warranties set forth in Section 3.9(j) or Section 3.9(n) hereof, a claim for which, pursuant to Section 8.1, may be brought at any time).

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ARTICLE IX.	TERMINATION
9.1.    Termination of Agreement on or Prior to Closing. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Seller and Buyer; or
(b)    by either Seller or Buyer:
(i)    if the Closing has not taken place on or prior to December 16, 2013 (the “End Date”); provided, however, that, Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) for a period of ninety (90) days following the End Date if (A) all of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their terms are to be satisfied at the Closing) are satisfied or waived in accordance with this Agreement, (B) Buyer has indicated in writing to Seller that the certificate to be delivered by it at the Closing pursuant to Section 6.2(c), and all payments to be made by Buyer at the Closing pursuant to Sections 1.5(a) and 1.5(b), shall be so delivered and made, and that Buyer has irrevocably confirmed that it is ready, willing and able to consummate the Closing and (C) a Proceeding with respect to the specific enforcement of this Agreement is pending, or Buyer is actively seeking to compel specific performance of the Closing by filing one or more lawsuits to fully enforce the terms of this Agreement;
(ii)    if any Governmental Authority of competent jurisdiction in the United States shall have issued an Order, or taken any other action restraining, enjoining, prohibiting or otherwise restricting in any material respect the consummation of the Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b)(ii) shall have used commercially reasonable efforts to challenge such Order or other action and such Order or other action shall not have been lifted within sixty (60) days of entry; or
(iii)    if any United States federal or state Law is adopted or issued which has the effect of prohibiting the Transactions.
If Seller or Buyer shall terminate this Agreement pursuant to the foregoing provisions of this Section 9.1(b), such termination shall be effected by written notice to the other party specifying the provision pursuant to which such termination is made. In the event that this Agreement is not terminated pursuant to the foregoing provisions of this Section 9.1(b) and the Closing Date occurs on or after December 17, 2013, the amounts set forth in Schedule B hereto with respect to the applicable Adjustment Measurement Date shall, if necessary, be adjusted to reflect the relevant amounts from the Five Year Plan on a basis consistent with the principles and methodologies used in the preparation of Schedule B hereto.

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9.2.    Liabilities Upon Termination.
(a)    In the event that this Agreement is terminated by Buyer or Seller pursuant to Section 9.1(b)(ii) or Section 9.1(b)(iii) (and such termination, in any such case, does not result primarily from the conduct of Buyer or any regulatory determination primarily based on facts and circumstances relating to Buyer or Islanders, or any owner, member, director, officer, or Affiliate of Buyer or Islanders), then Seller shall reimburse Buyer and its Affiliates for their reasonable, documented, out of pocket expenses (including Buyer’s and its Affiliates’ travel, legal, tax and other Representative fees), up to an aggregate payment of five hundred thousand dollars ($500,000).
(b)    Except for the terms of Section 5.1(b), this Section 9.2, Section 10.2 and 10.19 (and, to the extent relevant thereto, the terms of Sections 10.4, 10.5, 10.6, 10.7, 10.8, 10.10, 10.12, 10.13, 10.14 and 10.15), which shall survive any termination of this Agreement, upon the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void, and no party hereto or any of its Affiliates or its or their respective officers, directors, employees, agents, consultants, stockholders, principals or other Representatives shall have any rights, liabilities or obligations hereunder or with respect hereto; provided, however, that nothing contained in Section 9.1 or this Section 9.2 shall (i) relieve any party from liability for any willful material failure to comply with any covenant or agreement contained herein (and the terms of Sections 10.4, 10.5, 10.6, 10.7, 10.8, 10.10, 10.12, 10.13, 10.14, 10.15 and 10.19 shall apply to any such failure) and, furthermore, in the case of a termination of this Agreement pursuant to Section 9.1, Buyer shall not be relieved from liability for any failure to have sufficient funds to consummate the Transactions and make all payments required to be made by it hereunder or for any breach by Buyer of its representations and warranties set forth in Section 4.5, determined as of the time of termination, in any such case, in an amount up to the Buyer Cash (if any) required to be deposited under this Agreement; provided that the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), that Seller has indicated in writing to Buyer that the certificate to be delivered by it at the Closing pursuant to Section 6.3(c) shall be so delivered and that Seller has irrevocably confirmed that it is ready, willing and able to consummate the Closing, or (ii) affect the Confidentiality Agreement, which shall survive any termination of this Agreement in accordance with the terms set forth therein.
9.3.    Special Termination Right Related to Certain Closing Conditions. In the event that as of October 31, 2013 the Closing has not taken place and any of the Interim Conditions have not been satisfied, Buyer may terminate this Agreement by delivering written notice to Seller of such termination on or prior to November 4, 2013. Notwithstanding anything to the contrary in this Agreement, upon the termination of this Agreement by Buyer pursuant to this Section 9.3, neither Buyer, Seller nor any of their respective Affiliates (or any of their respective officers, directors, employees, agents, consultants, stockholders, principals or other Representatives) shall have any right, liability or obligation of any kind or nature whatsoever as a result of, arising out of, relating to, or in connection with this Agreement or the Transactions; provided, however, that such termination shall not affect the Confidentiality Agreement, which shall survive such termination in accordance with the terms set forth therein. In the event that Buyer does not provide notice terminating this Agreement pursuant to the foregoing sentence of this Section 9.3 on or prior to November 4, 2013, each of the Interim Conditions shall be deemed irrevocably waived by Buyer for purposes

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of this Agreement, including with respect to Section 1.3, Section 1.4 and Section 6.3 hereof. For purposes of this Section 9.3, “Interim Conditions” means the conditions set forth in Section 6.3(i)(ii) and Section 6.3(i)(iii), and the conditions set forth in Section 6.3(a) and Section 6.3(c) but, in each case, solely with respect to Seller’s obligation to deliver or caused to be delivered to Buyer those documents and agreements required to be delivered by Seller pursuant to Section 1.4(d), Section 1.4(e), Section 1.4(p) and Section 1.4(q).

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ARTICLE X.

MISCELLANEOUS
10.1.    Exclusivity of Representations. The representations and warranties made by Seller and Buyer, respectively, in this Agreement (in each case giving effect to such party’s Disclosure Schedule) and in the Ancillary Agreements, if any, are in lieu of and are exclusive of all other representations and warranties, oral or written, including any implied warranty of merchantability or of fitness for a particular purpose and any other implied warranties, of Seller and Buyer, respectively. Seller and Buyer each hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure by Seller or any other Person to Buyer or any of its directors, officers, employees, agents or other Representatives, or by Buyer or any other Person to Seller or any of its directors, officers, employees, agents or other Representatives, of any documentation or other written or oral information in connection with this Agreement, the Ancillary Agreements or the Transactions (including any information, documents, projections, forecasts or business plans or other material made available to Buyer in certain “data rooms”, investor presentations or other written materials provided by or on behalf of Seller), and, except to the extent resulting from a breach by Seller of the representations and warranties made by Seller in Articles II and III of this Agreement and any resulting liability under this Agreement and with respect to any claim for fraud, neither Seller nor any other Person shall have or be subject to any liability or indemnification obligation to Buyer or any of its Subsidiaries or Representatives resulting from such delivery or disclosure. For the sake of clarity, this Section 10.1, insofar as it relates to the Five Year Plan, shall not affect the adjustment to the Share Purchase Price expressly contemplated by Sections 1.1(b) and 1.2.
10.2.    Expenses. Except as expressly set forth in Section 1.2(d), Section 7.3(b), Section 7.8(b), Section 8.2, Section 9.2(a) and Section 10.18(a), regardless of whether the Closing occurs, each party hereto shall bear all of its expenses incurred in connection with the negotiation, preparation and authorization of this Agreement and the Ancillary Agreements and the consummation of the Transactions, including accounting, legal and brokerage fees incurred in connection therewith; provided that any such expenses incurred by the Company or any of its Subsidiaries with respect to periods prior to the Closing or as a result of the consummation of the Closing (provided, no expenses incurred by Buyer shall be considered expenses of the Company or any of its Subsidiaries for purposes of the foregoing) that are not taken into account as a specific reduction in the Share Purchase Price payable by Buyer hereunder and are not paid prior to the applicable Adjustment Measurement Date shall be the sole responsibility of and paid by Seller.
10.3.    Further Assurances. From time to time at and after the Closing Date, without the payment of any additional consideration except as otherwise set forth in this Agreement, each party hereto shall execute all such instruments and take all such actions as the requesting party, being advised by counsel, shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement. Upon Buyer’s request therefor, Seller shall, and shall cause its Subsidiaries and its and their respective Representatives to, provide such reasonable assistance to Buyer and its Subsidiaries and their respective Representatives as may be reasonably required in connection with Buyer’s preparation of stand-alone audited financial statements of the Business relating to the periods prior to Closing and materials and reports relating thereto; provided that Buyer shall reimburse Seller and

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its Subsidiaries and Representatives for any out-of-pocket expenses incurred in connection with the provision of such assistance.
10.4.    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given or received, as applicable, and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 10.4, prior to 7:00 p.m., New York City time, on a Business Day, (ii) the first Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 10.4 (x) at or after 7:00 p.m., New York City time, on a Business Day or (y) on a day that is not a Business Day, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:
If to Seller:
Republic Airways Holdings Inc.
8909 Purdue Road
Suite 300
Indianapolis, IN 46268
Email: bbedford@rjet.com; tdooley@rjet.com; eblank@rjet.com
Attention: Messrs. Bedford, Dooley and Blank
with a copy to (which shall not constitute notice):
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Email: hoyns@hugheshubbard.com; frieden@hugheshubbard.com
Attention: John K. Hoyns, Esq. and Ellen S. Friedenberg, Esq.
If to Buyer:
Falcon Acquisition Group, Inc.
2525 East Camelback Road
Suite 900
Phoenix, Arizona 85016
Email: wfranke@indigopartners.net
Attention: William A. Franke
with a copy to (which shall not constitute notice):
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025

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Email: tony.richmond@lw.com
Attention: Tony Richmond, Esq.
10.5.    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party; provided, further, that at or after the consummation of the Closing Buyer may assign all or any portion of this Agreement or any Ancillary Agreement (including rights thereunder) to any of its Affiliates or any of its lenders as collateral security without the consent of Seller or any other Person. No assignment permitted hereunder shall relieve the assigning party of its obligations hereunder. Any assignment in violation of this Agreement shall be null and void ab initio.
10.6.    Construction.
(a)    Unless otherwise expressly specified herein, (i) defined terms in the singular shall also include the plural and vice versa, (ii) the words “hereof”, “herein”, “hereunder” and other similar words refer to this Agreement as a whole, (iii) Article, Section, Schedule and Exhibit references in this Agreement are to Articles of, Sections of, Schedules to and Exhibits to this Agreement; provided that, for the avoidance of doubt, Schedules A, B, C, D and E to this Agreement are not, and shall not be deemed to constitute, a part of either the Seller Disclosure Schedule or the Buyer Disclosure Schedule, and (iv) words of any gender (masculine, feminine, neuter) mean and include correlative words of the other genders.
(b)    The Table of Contents and the captions in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
(c)    All references to “days” shall be to calendar days unless Business Days are specified.
(d)    Unless the context otherwise requires, (i) “or” is not exclusive and (ii) “including” means “including but not limited to” and “including without limitation”.
(e)    As used herein, the phrases “date of this Agreement” and “date hereof” and any other phrases of similar import shall mean the date set forth in the preamble hereto (it being understood that, with respect to representations and warranties made as of the “date of this Agreement” or as of the “date hereof”, the date or time which such representations and warranties are made or deemed to have been made or as of which the accuracy or inaccuracy thereof is measured or determined shall not alter the foregoing date as the date as of which any such representations or warranties speak).
(f)    Except as set forth in Section 10.6(f) of the Seller Disclosure Schedule, for purposes of Articles II and III only, a document shall be deemed to have been “delivered,” “provided” or “made available” to Buyer solely to the extent that such document has been made available in the data room established by the Company for the purposes of the transactions contemplated by this Agreement (on RR Donnelley Venue under the project name “Project Falcon”) at least two (2) days prior to the date of this Agreement.

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(g)    References to any Person are also to its successors and permitted assigns.
(h)    Time is of the essence in the performance of the parties’ respective obligations.
10.7.    Governing Law. This Agreement shall be governed by the Laws of the State of New York (without regard to any principles of conflicts of law that would require the application of the Laws of another jurisdiction) as to all matters, including matters of validity, construction, effect and performance.
10.8.    Waiver of Provisions. The provisions, terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party hereto waiving compliance. The failure of any party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party hereto of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.
10.9.    Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that such parties are not signatory to the same counterpart, it being understood and agreed that delivery of a signed counterpart of this Agreement by facsimile transmission or by email shall constitute valid and sufficient delivery thereof.
10.10.    Entire Agreement. This Agreement and the Ancillary Agreements (and, as applicable, the Contracts for which any Ancillary Agreement is an amendment thereof) constitute the entire agreement among the parties, and supersede and cancel any and all prior agreements among them, relating to the subject matter hereof and thereof (other than the Confidentiality Agreement, which shall remain in full force and effect), and may not be amended or modified except by a written agreement signed by Buyer and Seller.
10.11.    Disclosure Schedules.
(a)    Notwithstanding anything to the contrary in this Agreement, a disclosure set forth under one Section of the Seller Disclosure Schedule shall be deemed to be disclosed in any other Section or Sections of the Seller Disclosure Schedule to the extent that it is readily apparent from a reading of the face of such disclosure (without any independent knowledge on the part of the reader regarding the matter disclosed) that it is relevant or applicable to such other Section(s) (except that (i) the representations and warranties set forth in Section 3.9(j) or Section 3.9(n) shall not be deemed qualified by any Section of the Seller Disclosure Schedule and (ii) the representations and warranties set forth in Section 3.4(b) shall be deemed qualified by Section 3.4(b) of the Seller Disclosure Schedule and the other Sections of the Seller Disclosure Schedule with respect to the representations and warranties contained in Article III). Cross-references have been added to the Seller Disclosure Schedule for convenience and do not waive or diminish Seller’s rights. It is understood and agreed that (i) nothing in any Seller Disclosure Schedule is intended to broaden the scope of any representation or warranty of Seller contained in this Agreement; provided that to the extent any representation or warranty set forth in any Section of the Seller Disclosure Schedule is marked with the symbol “†” or any covenant is expressly set forth in any Section of the Seller Disclosure Schedule it shall be deemed to be a representation, warranty or covenant incorporated into, and shall constitute a part

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of, the Section(s) of this Agreement to which such Section of the Seller Disclosure Schedule applies, (ii) the fact that any information is disclosed in the Seller Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement, and (iii) nothing disclosed in any Seller Disclosure Schedule shall be deemed to effect the determination of any item of the Net Working Capital Amount pursuant to the terms of this Agreement and the Company Accounting Methodology. Without limiting the foregoing, the information set forth in the Seller Disclosure Schedule, and the dollar thresholds set forth in this Agreement, shall not be used as a basis for interpreting the terms “material”, “Company Material Adverse Effect” or other similar terms in this Agreement.
(b)    The inclusion of, or the reference to, any item within any particular Section of a Disclosure Schedule does not constitute an admission by Seller or Buyer that such item meets any or all of the criteria set forth in the Agreement for inclusion in such Section. The disclosure of any matter in any Section of a Disclosure Schedule shall expressly not be deemed to constitute a waiver by Buyer or Seller of any attorney-client privilege, any protection afforded by the work-product doctrine or any similar privileges and protections. Nothing disclosed in a Disclosure Schedule constitutes an admission of liability or obligation of Buyer or Seller or any of their respective Subsidiaries or is an admission against the interest of Buyer or Seller or any of their respective Subsidiaries as against any third Person. All section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of the Seller Disclosure Schedule.
10.12.    Submission to Jurisdiction; Waivers.
(a)    Except for disputes arising under Section 1.2 or Section 7.8(b), which shall be governed in accordance with the provisions of Section 1.2 or Section 7.8(b), as the case may be, each of Seller and Buyer irrevocably agrees that any Proceeding arising out of or relating to this Agreement or any of the Transactions shall be brought and determined in the Supreme Court of the State of New York, New York County or, if exclusive jurisdiction over the matter is vested in the federal courts, the United States District Court for the Southern District of New York (and each such party shall not bring any Proceeding arising out of or relating to this Agreement or any of the Transactions in any court other than the aforesaid courts), and each of Seller and Buyer hereby irrevocably submits with regard to any such Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Seller and Buyer hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (x) such Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper and (z) this Agreement, the Transactions or the subject matter hereof or thereof, may not be enforced in or by such courts.
(b)    Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each party hereto irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Proceeding

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arising out of or relating to this Agreement or any of the Transactions. Each party hereto certifies and acknowledges that (i) no Representative of the other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of any such Proceeding, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.12(b).
10.13.    No Third Party Beneficiary. Except as and to the extent (i) a Person is entitled to indemnification under Section 5.13, or (ii) a Buyer Indemnified Party or Seller Indemnified Party is entitled to indemnification under Article VII or VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, including the covenants in Section 5.8, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not and should not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
10.14.    No Presumption. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof or referred to herein, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
10.15.    Severability. To the fullest extent that they may effectively do so under applicable Law, the parties hereto hereby waive any provision of Law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. The parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (i) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (ii) without limitation of clause (i), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (iii) without limitation of clause (i) or (ii), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof. Without limitation of the preceding sentence, (x) it is the intent of the parties hereto that, in the event that in any court proceeding, such court determines that any provision of this Agreement is illegal, invalid or unenforceable in any jurisdiction to any extent, such court shall have the power to, and shall, (1) modify such provision (including by limiting the Persons against whom, or the

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circumstances under which, such provision shall be effective in such jurisdiction) for purposes of such proceeding to the minimum extent necessary so that such provision, as so modified, may then be enforced in such proceeding and (2) enforce such provision, as so modified pursuant to clause (1), in such proceeding and (y) upon any determination that any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Nothing in this Section 10.15 is intended to, or shall, (i) limit the ability of any party hereto to appeal any court ruling or the effect of any favorable ruling on appeal or (ii) limit the intended effect of Section 10.7 or 10.12.
10.16.    Access to Books and Records.
(a)    After the Closing Date, each of Buyer and Seller (in such context, the “Disclosing Party”) shall, and shall cause their respective Subsidiaries to, upon the other party’s reasonable request from time to time, and upon reasonable notice and during normal business hours, (i) provide to the other party and any accountants or similar Persons retained by or on behalf of such party reasonable access, during normal business hours, to any and all premises, properties, files, books, records, documents and other financial data and information of the Disclosing Party and its Subsidiaries solely relating to the Company and its Subsidiaries as of the date hereof and periods prior to the Closing, and make available the personnel of the Disclosing Party and its Subsidiaries for consultation relating thereto, and (ii) make available for inspection and copying by the other party, at the other party’s sole cost and expense, true and correct copies of any documents relating to the foregoing. In exercising their rights under the foregoing provisions of this Section 10.16, none of Buyer, Seller or any accountants or similar Persons retained by or on behalf of such party shall unreasonably interfere with the normal operations of the business of the Disclosing Party or its Subsidiaries.
(b)    Notwithstanding anything to the contrary set forth in Section 1.2(c) or this Section 10.16, except as set forth in Section 8.2(f), none of Buyer, Seller or any of their respective Subsidiaries or Representatives shall have any obligation to provide information or access to (i) personnel records of the Company or any of its Subsidiaries, or (ii) any information, materials or personnel if doing so could reasonably be expected to (w) unreasonably disrupt the normal operations of the business of such Person, (x) result in the waiver of any attorney-client privilege; provided that the Disclosing Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege, including by entering into a joint defense or similar agreement with the other party if doing so could permit the disclosure of such information without the waiver of such attorney-client privilege, (y) result in the disclosure of any trade secrets that would reasonably be expected to have a material and adverse impact on the business of the Disclosing Party, or (z) violate any Law or the terms of any applicable contract to which such Person or any of its Affiliates is party; provided that the Disclosing Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Laws or contract, including by entering into a joint defense or similar agreement with the other party if doing so could permit such disclosure without the violation of applicable Law and using commercially reasonable efforts to obtain authorization to disclose to the other party any information or materials subject to

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confidentiality obligations of any contract. Notwithstanding the foregoing or anything else to the contrary in this Agreement, Buyer and its Subsidiaries shall have access to (and the ability to make copies of) all Company Data in the possession or control of Seller or any of its Affiliates or Representatives at reasonable times upon reasonable prior notice, and Seller shall and shall cause its Affiliates and Representatives to promptly provide any such Company Data to the Buyer and its Subsidiaries and their Representatives upon request; provided, however, that following the consummation of the Closing neither Buyer nor any of its Subsidiaries or Representatives shall be entitled to any internal notes, analyses, reports, studies, or similar materials prepared by Seller or its Affiliates (other than the Company and its Subsidiaries) or its Representatives that contain Company Data (as to which Section 5.1(d) shall still apply).
(c)    None of Buyer, Seller or any of their respective Subsidiaries or Representatives makes any representation or warranty as to the accuracy or completeness of any information provided pursuant to this Section 10.16, and no Person may rely on the accuracy or completeness of any such information.
(d)    Following the consummation of the Closing, Buyer shall cause the Company and its Subsidiaries to retain their respective files, books, records and documents relating to the period prior to the Closing Date for at least five (5) years after the Closing Date and after such fifth year anniversary, to give Seller at least sixty (60) Business Days’ prior written notice and a reasonable opportunity to receive such files, books, records or documents prior to destroying or discarding any such files, books, records or documents. Seller shall and shall cause its Subsidiaries to retain their respective files, books, records and documents relating to the Company and its Subsidiaries and the period prior to the Closing Date for at least five (5) years after the Closing Date and after such fifth year anniversary, to give Buyer at least sixty (60) Business Days’ prior written notice and a reasonable opportunity to receive such files, books, records or documents prior to destroying or discarding any such files, books, records or documents.
(e)    Nothing in this Section 10.16 shall broaden or diminish the rights or obligations of the parties pursuant to Section 5.1(d) of this Agreement. Notwithstanding anything to the contrary in this Section 10.16, in the event that any materials, data or other information constitute Company Data, such materials, data or other information shall be subject to the limitations on use and disclosure of Company Data set forth in Section 5.1(d).
10.17.    Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release mutually agreed upon by Seller and Buyer. Thereafter, until the earlier of the consummation of the Closing or the termination of this Agreement, none of the parties hereto or any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Transactions or this Agreement without the prior written approval of Seller and Buyer, except as may be required by Law or by any listing agreement with a securities exchange as determined in the good faith judgment of the party wanting to make such release or announcement (in which case the disclosing party shall, to the extent reasonably practicable, advise the other party of such disclosure and provide a copy of such disclosure and an opportunity to comment on such disclosure to the other party prior to making such disclosure).

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10.18.    Specific Performance.
(a)    Subject to Section 10.18(b), each of the parties hereto acknowledges that the other party would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed by such party in accordance with its terms and, therefore, such other party shall be entitled to specific performance, injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond). Subject to Section 10.18(b), each of the parties hereto (i) agrees that it shall not oppose the granting of any such relief and (ii) hereby irrevocably waives any requirement for security or the posting of any bond in connection with any such relief (it is understood that clause (i) of this sentence is not intended to, and shall not, preclude the other party from litigating on the merits the substantive claim in connection with this Agreement to which such remedy relates). Each of the parties agrees that the prevailing party in any such proceeding (as determined by a court of competent jurisdiction) shall be entitled to reimbursement of all reasonable out-of-pocket costs and expenses including all reasonable out-of-pocket attorney’s fees.
(b)    The parties hereto further agree that (i) by seeking the remedies provided for in this Section 10.18, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including damages), (ii) except as set forth in Section 9.1(b)(i), nothing herein shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 10.18 prior or as a condition to exercising any termination right under Article IX (and pursuing damages, fees or expenses after such termination), and (iii) notwithstanding anything to the contrary in this Section 10.18 or this Agreement, prior to the Closing, Seller shall have no right to seek or compel specific performance of Buyer’s obligations hereunder and Seller shall be entitled solely and exclusively to seek to recover up to the amount of the Buyer Cash (if any) required to be deposited under this Agreement under any remedy available to it under applicable Laws in the event of Buyer’s breach of any such obligations as provided in Section 10.19.
10.19.    Sole Recourse Against Buyer. Notwithstanding anything to the contrary set forth in this Agreement, except in the event of a breach by Buyer of its obligations pursuant to the first sentence of Section 4.5 (in which case Seller shall be entitled solely to seek to recover up to the amount of the Buyer Cash (if any) required to be deposited under this Agreement under any remedy available to it under applicable Laws), the sole and exclusive recourse of Seller and its Affiliates and Representatives in connection with this Agreement, the Ancillary Agreements and the Transactions (other than in connection with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms) shall be against Buyer (prior to the consummation of the Closing, to the extent of and limited by the amount of the Buyer Cash (if any) required to be deposited pursuant to this Agreement), and Seller and its Affiliates and Representatives shall not have any recourse or bring any claim against (or seek to cause or compel Buyer to bring any claim against or seek specific performance of) Islanders or any of its Affiliates, Representatives or partners or any other Person, other than Buyer (or after the consummation of the Closing, Buyer or any of its Subsidiaries with respect to such Subsidiaries’ performance following the Closing under the Ancillary Agreements) under any legal theory whatsoever. Seller acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, Islanders or any of its Affiliates, Representatives

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or partners or any other Person, other than Buyer (or after the consummation of the Closing, Buyer or any of its Subsidiaries with respect to such Subsidiaries’ performance following the Closing under the Ancillary Agreements), whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by the enforcement of any assessment or by any legal or equitable proceeding. In the event of (a) the satisfaction of the conditions to Closing set forth in Sections 6.1(d), 6.3(i)(ii) and 6.3(i)(iii), and (b) Seller’s delivery to Buyer of the Standalone Commercial Agreements and NEO Assignment Agreements, in each case, in a form reasonably acceptable to Buyer, duly executed by the respective parties thereto and to be effective upon Closing (the “Deposit Conditions”) following the date hereof and prior to the earlier of the Closing or the termination of this Agreement, then Buyer shall, within five (5) Business Days thereafter, deposit (or cause to be deposited) an amount in cash equal to the Buyer Cash in an account for which Seller’s signature will be required for any withdrawals of all or any portion thereof prior to the earlier of the termination of this Agreement (but only in respect of a termination in which Buyer has no further liabilities to Seller under this Agreement) or its use to fund the Closing (and Buyer shall promptly provide Seller true and correct bank account documents confirming such arrangement). At all times (x) following satisfaction of the Deposit Conditions and the deposit of the Buyer Cash into such bank account pursuant to this Section 10.19 and (y) prior to the earlier of the termination of this Agreement (but only in respect of a termination in which Buyer has no further liabilities to Seller under this Agreement) or its use to fund the Closing, Buyer shall maintain such Buyer Cash, without any diminution, and shall not subject the Buyer Cash to any Lien other than Liens arising under this Agreement. For the sake of clarity, this Section 10.19 is not intended to affect Seller’s rights or the Company’s or the Airline’s obligations after consummation of the Closing under any Ancillary Agreement to which it is a party.
(Signature page follows.)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
BUYER:
FALCON ACQUISITION GROUP, INC.

By: /s/ William A. Franke
Name: William A. Franke
Title: Chairman of the Board

SELLER:
REPUBLIC AIRWAYS HOLDINGS INC.

By: /s/ Bryan K. Bedford
Name: Bryan K. Bedford
Title: Chairman of the Board, Chief Executive Officer and President

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

CERTAIN DEFINED TERMS
1.    For purposes of the Stock Purchase Agreement to which this Exhibit A is attached, the following terms shall have the respective meanings specified below.
“2011 Management Services Agreement” means the Management Services Agreement, dated as of December 31, 2011, between Seller and the Airline.
“2011 Pro Rate Agreement” means the Pro Rate Agreement, dated as of December 31, 2011, between Seller, the Airline, the Company and Republic Airline.
“2011 Restructuring” means the changes to employee equity, phantom equity or similar obligations or profit sharing arrangements described in the document listed in Section A-1 of the Seller Disclosure Schedule.
“Adjustment Measurement Date” means the last day of the month immediately prior to the Closing Date.
“AFA” means the Association of Flight Attendants - CWA, AFL-CIO.
“Affiliate” means, as to any specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For the purposes of this definition and the last sentence of Section 4.1, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Ancillary Agreements” means, collectively, the E190 Agreement, the Transition Services Agreement, the NEO Assignment Agreements, the Standalone Commercial Agreements, the agreements or amendments referred to in Section 6.3(g), and the Non-Competition and Non-Solicitation Agreement.
“Barclaycard Agreement” means the Frontier Airlines, Inc. Credit Card Agreement, dated March 12, 2003, by and among Seller, the Airline, YX Properties, LLC, Midwest Airlines, Inc. and Barclays Bank Delaware, formerly known as Juniper Bank (as amended from time to time prior to the date of this Agreement).
“Barclays” means Barclays Capital Inc.
“Basket Representation” means any representation or warranty of Seller other than any representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.6, 3.1 (first two sentences only), 3.2(a), 3.2(b), 3.2(c), 3.3(a), 3.4(c), 3.7(d), 3.9(j), 3.9(n) and 3.10.
“Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA) and any other plan, program, understanding, arrangement or policy (whether written or oral) providing compensation or other employee benefits to any current or former Employee, director or consultant of the

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Company or any of its Subsidiaries (or to any dependent or beneficiary thereof) (i) which are, as of the date of this Agreement, or were, at any time from October 1, 2009 to the date of this Agreement, maintained, sponsored, contributed to or required to be contributed to by Seller, the Company, or any ERISA Affiliate, or (ii) under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including any incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plan, policy, program, practice or arrangement.
“Business” means the operation of the Airline as currently conducted as of the date of this Agreement and, at the Closing, as conducted as of the Closing, by the Airline and, in the case of the Company, indirectly through the Airline and directly in the ownership and management of the Airline.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.
“Business IP” means all Intellectual Property Rights and Technology owned or purported to be owned (including, for the avoidance of doubt, all intangible assets which constitute Intellectual Property Rights or Technology purported to be owned pursuant to Section 3.13 of this Agreement) by the Company or its Subsidiaries that is used in the Business.
“Business IP Contract” means any Contract to which the Company or its Subsidiaries is party or by which the Company or its Subsidiaries is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right in Business IP.
“Business Software” means Software owned by the Company or its Subsidiaries that is used in the Business.
“Buyer Cash” means an amount of cash equal to two million dollars ($2,000,000).
“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller simultaneously with the execution and delivery of this Agreement.
“CBP” means the United States Customs and Border Protection.
“CFM” means CFM International, Inc.
“CFM NEO Agreement” means that certain General Terms Agreement, dated as of October 26, 2011, between CFM and Seller (as amended from time to time prior to the date of this Agreement).
“Closing Debt Amount” means the amount of Debt of the Company and the Airline (other than Permitted Debt), determined in accordance with the Company Accounting Methodology, as of the close of business on the applicable Adjustment Measurement Date (without giving effect to any actions taken by, or at the direction of, Buyer or any of its Affiliates after the Closing or pursuant to Section 5.13).

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“Closing Net Working Capital Amount” means the Net Working Capital Amount as of the close of business on the applicable Adjustment Measurement Date (without giving effect to any actions taken by, or at the direction of, Buyer or any of its Affiliates after the Closing).
“Closing Unrestricted Cash Amount” means the Unrestricted Cash Amount as of the close of business on the applicable Adjustment Measurement Date (without giving effect to any actions taken by, or at the direction of, Buyer or any of its Affiliates after the Closing).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Accounting Methodology” means (i) GAAP as applied on a basis consistent with the principles and methodologies used in preparation of Schedule B hereto, and with respect to the Net Working Capital Amount, using the line items set for therein (and with respect to the balance sheets referred to in Sections 1.2(a) and 1.2(c), to the extent not inconsistent with the foregoing, the principles and methodologies used in preparation of the Interim Balance Sheet), and (ii) with respect to any one or more items on Schedule B that were not prepared in accordance with GAAP, with such exceptions to GAAP as are set forth on Schedule B (and with respect to the balance sheets referred to in Sections 1.2(a) and 1.2(c), to the extent not inconsistent with the foregoing exceptions, with such exceptions to GAAP as are set forth on Section 3.4(a) of the Seller Disclosure Schedule); provided, however, that if and to the extent that any such exceptions are not set forth on Schedule B or Section 3.4(a) of the Seller Disclosure Schedule, as applicable, the relevant items shall be determined in accordance with GAAP.
“Company Data” means all data and information to the extent relating to the Business, the Company and its Subsidiaries, or the customers, financial statements, conditions or operations of the Company and its Subsidiaries (including such data and information in the control or possession of Seller or its controlled Affiliates and any such data and information obtained after the consummation of the Closing from or on behalf of Buyer, the Company, any of the Company’s Subsidiaries or any of their respective Affiliates or Representatives under this Agreement).
“Company Material Adverse Effect” means a material adverse effect on the business, financial condition, results of operations, or assets and liabilities (taken as a whole) of the Company and its Subsidiaries, taken as a whole; provided, however, that no adverse change, condition, event, development, matter, state of facts or circumstance (any such item, an “Effect”) described below or arising out of or relating to any matter described below, alone or in combination, shall be deemed to constitute, and no such Effect shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (i) the economy or financial markets, in each case in the United States or any foreign jurisdiction (or any region thereof) in which the Company or any of its Subsidiaries operates, (ii) factors, conditions, trends or other circumstances generally affecting the airline industry, including increases in the price of fuel, (iii) the execution and delivery of this Agreement (provided that such carve-out shall not apply with respect to any required regulatory or contractual consents in connection with the consummation of the Transactions that are required to be disclosed on Section 2.4, 2.5 or 3.3(b) of the Seller Disclosure Schedule, other than as disclosed therein), or the announcement of the Transactions, (iv) any change in applicable Laws, GAAP or regulatory accounting requirements (or authoritative interpretation thereof), (v) geopolitical conditions, the outbreak of a pandemic or other widespread health crisis, the outbreak or escalation of

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hostilities, any acts of war, sabotage, terrorism or man-made disasters, (vi) any hurricane, tornado, flood, earthquake, volcano eruption or natural disaster; provided, however, any such Effect referred to in this clause (vi), or in clauses (i), (ii), (iv) or (v) above, may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur to the extent (but only to the extent) such Effect has a disproportionate adverse impact on the Company or its Subsidiaries relative to other air carriers operating in the airline industry, or (vii) in and of itself, any failure by the Company to meet any internal or published estimates, expectations or projections for any period ending prior to, on or after the date of this Agreement (including the Five Year Plan), it being understood that this clause (vii) shall not be deemed to limit or prevent Buyer from asserting that any underlying cause of such failure constitutes or contributes to a Company Material Adverse Effect (taking into account the other exceptions set forth in this definition).
“Contracts” means all contracts, leases, licenses, notes, bonds, mortgages, loans, instruments, indentures and all other legally binding agreements, commitments or undertakings, whether written or oral to which the Company or any of its Subsidiaries is a party or is otherwise bound.
“Debt” means, with respect to the Company or any of its Subsidiaries and without duplication, (i) all of its indebtedness for borrowed money (including any loans and overdrafts), obligations with respect to pre-paid miles or other obligations for advances, obligations with respect to hedging, forward purchase contracts or other derivative instruments, and obligations with respect to inventory financing or similar arrangements, including, in each case, any off balance sheet arrangements; (ii) all accrued but unpaid interest (or interest equivalent), prepayment premiums, penalties, fees, expenses and similar amounts, if any, to the date of determination related to any items of the type described in clauses (i)-(v); (iii) all liabilities under capital and operating leases and under sale-leaseback transactions; (iv) unpaid costs, fees and expenses incurred in connection with the preparation, negotiation, execution or performance of this Agreement or the Ancillary Agreements, or in connection with the negotiation or consummation of the Transactions; and (v) all guarantees of any of the types of obligations set forth in clauses (i)-(iv) above of Seller and other parties.
“DHS” means the United States Department of Homeland Security.
“Disclosure Schedule” means the Seller Disclosure Schedule or Buyer Disclosure Schedule, as the case may be.
“Dollar” or “$” means United States dollars.
“DOT” means the United States Department of Transportation.
“E190 Agreement” means the amendment of the 2011 Pro Rate Agreement, in the form of Exhibit C hereto, to be effective as of the Closing Date.
“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect”.
“Employee” means any employee of the Company or any of its Subsidiaries.

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“Employment Agreements” means, collectively, (i) those certain amendments to employment agreements (or in the case the individual whose name is designated by an asterisk on Section 6.3(i) of the Seller Disclosure Schedule, offer letter), dated as of the date hereof, which shall become effective upon the consummation of the Closing, by and between the Airline and each of the individuals whose names are set forth on Section 6.3(i) of the Seller Disclosure Schedule, and (ii) an amended and restated employment agreement between the Airline and David Siegel, which shall become effective upon the consummation of the Closing, on the terms set forth in that certain Binding Term Sheet for the Employment of David N. Siegel, dated as of the date hereof, by and between Buyer and David Siegel.
“Environmental Laws” means all Laws relating to (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, presence, disposal, Release or threatened release of any Hazardous Substance or (iii) noise, odor, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.
“Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are (i) related to environment, human health or safety issues (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water, natural resource damages and occupational safety and health); and (i) based upon (x) any provision of Environmental Laws or (y) any Order issued or otherwise imposed by any Governmental Authority. The term “Environmental Liability” includes any: (i) fines, penalties, judgments, awards, settlements, losses, damages (including consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental, health or safety matters; (ii) defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental, health or safety matters; and (iii) financial responsibility for (x) cleanup costs and injunctive relief, including any Removal, Remedial or Response Actions, and natural resource damages, and (y) other Environmental Laws compliance or remedial measures.
“ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code, as applicable.
“Estimated Closing Debt Amount” means the good faith estimate by Seller of the Closing Debt Amount based on actual amounts for the applicable Adjustment Measurement Date where available and, to the extent actual amounts are not then available, using the latest internal estimates for such date.
“Estimated Closing Net Working Capital Amount” means the good faith estimate by Seller of the Closing Net Working Capital Amount based on actual amounts for the applicable Adjustment Measurement Date where available and, to the extent actual amounts are not then available, using the latest internal estimates for such date.
“Estimated Closing Unrestricted Cash Amount” means the good faith estimate by Seller of the Closing Unrestricted Cash Amount based on actual amounts for the applicable Adjustment Measurement

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Date where available and, to the extent actual amounts are not then available, using the latest internal estimates for such date.
“FAA” means the United States Federal Aviation Administration.
“FCC” means the United States Federal Communications Commission.
“Five Year Plan” means the five (5) year plan for the Company and its Subsidiaries, with the file name “Project Falcon v4 1 v20130402 (VDR)” and dated April 2, 2013, provided to Buyer prior to the date of this Agreement.
“Fundamental Representation” means any representation or warranty of Seller contained in Sections 2.2 (other than the last sentence thereof), 2.3 or 3.2(b).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any foreign, federal, state or local government, court, tribunal, arbitrator, alternative dispute resolution body, administrative or regulatory agency or commission, official or any other governmental or quasigovernmental authority or instrumentality of any nature (including any airport authority, governmental division, department, organization, unit, body or Person), or any political subdivision thereof.
“Governmental Authorization” means any approval, consent, Permit, Order, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law, including the lapse of any waiting period thereunder.
“Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act; and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and including any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, and mycotoxins.
“Intellectual Property Rights” means the following as such may exist or be created under the Laws of any jurisdiction worldwide: (i) Patents, (ii) Trademarks, (iii) rights in works of authorship, including any copyrights and rights under copyrights, whether registered or unregistered, including exclusive exploitation rights and moral rights, and any registrations and applications for registration thereof, (iv) rights in databases and data collections (including design databases, knowledge databases, customer lists and customer databases) under the Laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefore, (v) trade secrets, and other rights in show how, know how

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(including any ideas, formulas, compositions inventions (whether patentable or not and however documented), processes, techniques, specifications, business plans, proposals, designs, technical data, invention disclosures, customer data, financial information, pricing and cost information, bills of material or other similar information), unpatented improvements to any Patent or confidential or proprietary information, (vi) rights to any URL and domain name registrations, (vii) rights in inventions (whether or not patentable), (viii) all claims and causes of actions arising out of or related to any past, current or future infringement or misappropriation of any of the foregoing, and (ix) any other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.
“Intercompany Revolver Loan Documents” means that certain Amended and Restated Credit Agreement, and the related Amended and Restated Guarantee and Collateral Agreement, each dated as of March 27, 2013, among the Airline, the Company, Seller, and each other subsidiary of the Company from time to time other than Lynx Aviation, Inc. (as amended from time to time prior to the date of this Agreement).
“IRS” means the United States Internal Revenue Service.
“Islanders” means Indigo Partners LLC, a Nevada limited liability company.
“IT Assets” means computers (including workstations and servers), Software, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation, owned, licensed, leased or rented by the Company or any of its Subsidiaries that are used in the Business.
“Knowledge of Seller” or “Seller’s Knowledge” (or words of similar import) means the actual knowledge without investigation of each officer of Seller, the Company or any of the Company’s Subsidiaries with the title of “Vice President”, or a title more senior, as of the date of this Agreement, other than officers of Seller holding such title who are not also officers of the Company or any of its Subsidiaries.
“Laws” means any requirement arising under any constitution, law, statute, code, treaty, decree, rule, ordinance or regulation.
“Leases” means all leases, subleases, licenses, concessions and other agreements and other Contracts (written or oral) pursuant to which the Company or any of its Subsidiaries holds or occupies any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.
“Legal Expenses” means the reasonable, documented out-of-pocket fees, costs and expenses of any kind incurred by any Person indemnified under Article VIII and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.
“Lien” means any statutory or other lien (including any Tax lien), pledge, mortgage, hypothecation, assignment, deposit arrangement, charge, defect in title or encumbrance, or any preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever intended for security (including

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any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as the foregoing).
“Losses” means all losses, damages, liabilities, claims, injuries, charges, actions, causes of action, judgment, Liens, penalties, Legal Expenses and fees (including reasonable out-of-pocket consultants’, experts’ and other professionals’ fees), costs, payments and expenses of any kind or nature whatsoever, including interest, penalties, and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing. Notwithstanding anything to the contrary in this Agreement, Losses shall not include any punitive or similar exemplary damages (other than those required to be paid to a third party pursuant to a Third Party Claim).
“Lynx” means Lynx Aviation, Inc., a Colorado corporation.
“Minimum Net Working Capital Amount” means the Minimum Net Working Capital Amount reflected in Schedule B hereto as of the close of business on the applicable Adjustment Measurement Date.
“Minimum Unrestricted Cash Amount” means the Minimum Unrestricted Cash Amount reflected in Schedule B hereto as of the close of business on the applicable Adjustment Measurement Date.
“NEO Agreements” means (i) the Purchase Agreement, dated as of September 30, 2011, between Airbus S.A.S. and Seller (as amended from time to time prior to the date of this Agreement), and (ii) the CFM NEO Agreement.
“NEO Assignment Agreements” means the assignment and assumption agreements, dated as of the Closing Date, in forms reasonably acceptable to Buyer, evidencing the assignment from Seller to the Airline, and assumption by the Airline, of the NEO Agreements and certain related agreements, including the consent of the applicable third parties thereto to such assignment and assumption; provided, that, in any event, the assignment and assumption agreement relating to the CFM NEO Agreement shall include (i) an assumption by Seller of the responsibility to pay any obligation to, or claim by, CFM under Letter Agreement No. 4, dated March 26, 2004, as amended April 22, 2005, to General Terms Agreement 6-13616, dated June 30, 2000, between CFM and the Airline, including any claim by CFM for payment with respect to CFM invoice number H13056019, and a release of the Airline with respect thereto and (ii) an agreement by the Airline to reimburse Seller for any payments made by Seller with respect to charges incurred under Letter Agreement No. 4 following (but not prior to) the Closing.
“Net Working Capital Amount” means the amount of net working capital of the Company and the Airline, determined in accordance with the Company Accounting Methodology.
“Non-Competition and Non-Solicitation Agreement” means the Non-Competition and Non-Solicitation Agreement, dated as of the Closing Date, between Seller and the Company, in the form of Exhibit D hereto.
“Non-Represented Employee” means any current or former Employee other than a Represented Employee.

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“Order” means any preliminary or permanent injunction or other judgment, order, writ or decree of a court of competent jurisdiction.
“Patents” means all United States patents and applications therefor and all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all foreign equivalents of any of the foregoing.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permits” means all authorizations, licenses and permits granted by or obtained from all applicable Governmental Authorities.
“Permitted Debt” means (i) the principal amount of pre-existing purchase money indebtedness secured by Aircraft or Spare Engines disclosed in Section 3.16(a)(i) or 3.16(a)(ii) of the Seller Disclosure Schedule; (ii) intercompany Debt (including accrued but unpaid interest) solely between the Company and the Airline; (iii) the principal amount of up to forty five million dollars ($45,000,000) of Barclaycard pre-paid miles on the existing terms of the Barclaycard Agreement (including no obligation to commence paydown until 2017); and (iv) (x) operating leases as disclosed on Section A-2 of the Seller Disclosure Schedule, (y) operating leases entered into from and after the date of this Agreement and approved by Buyer in accordance with Section 5.6(b)(xiii)(z) and (z) additional operating leases pursuant to which the Company and its Subsidiaries, in the aggregate, do not have an annual obligation as of the Closing greater than two hundred and fifty thousand dollars ($250,000); provided, however, that in no event shall liabilities under sale-leaseback transactions constitute “Permitted Debt” under the foregoing clause (iv)(z).
“Permitted Liens” means (i) Liens for current Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens arising or resulting at or following the Closing from any action taken by Buyer or any of its Affiliates (excluding, for the avoidance of doubt, entry into this Agreement or any of the Ancillary Agreements), (iii) Liens created by or arising out of this Agreement, (iv) Liens identified on Section A-3 of the Seller Disclosure Schedule, (v) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’ or other like Liens arising in the ordinary course of operations or maintenance in each such case securing obligations which are not material to the property secured, are not delinquent or are being contested in good faith and for which adequate reserves have been taken or securing obligations which are bonded in a reasonable manner, (vi) zoning restrictions, easements, licenses or other restrictions on the use of real property or other minor irregularities in title thereto or encumbrances thereon, so long as the same do not, individually or in the aggregate, materially interfere with or impair the use of such real property in the manner normally used, (vii) Liens arising out of or securing Permitted Debt (including protective filings in respect of operating leases), (viii) protective Liens created under supply chain Contracts pursuant to which a third party is granted a Lien on parts loaned to the Company or its Subsidiaries pursuant to such supply chain Contract, and (ix) such other Liens for which the value of the related assets is equal to or less than one hundred thousand dollars ($100,000) in the aggregate.
“Person” means any individual, corporation, partnership, limited liability company, investment company, joint venture, association, joint stock company, mutual fund, trust (including any beneficiary

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thereof), unincorporated organization or other entity or government or any agency or political subdivision thereof.
“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, customer or account numbers, account access codes and passwords.
“Post-Closing Tax Period” means any tax period beginning after the Closing Date and that portion of any Straddle Tax Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any tax period ending on or before the Closing Date and that portion of any Straddle Tax Period ending on (and including) the Closing Date.
“Pre-Closing Tax Return” means any Tax Return required to be filed by the Company or any of its Subsidiaries with respect to any Tax period that ends on or before the Closing Date.
“Proceeding” means any action, suit, arbitration, investigation, hearing, review or other judicial, regulatory or administrative proceeding.
“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.
“Registered Intellectual Property” means all (i) Patents, (ii) registered Trademarks, and any and all applications to register, intent-to-use applications or other registrations or applications, in each case with respect to Trademarks, (iii) registered copyrights and applications for copyright registration, in each case filed and/or registered with a Governmental Authority, and (iv) domain names.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).
“Removal, Remedial or Response Actions” means all actions required by applicable Environmental Laws to (i) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.
“Representatives”, when used with respect to any Person, means such Person’s officers, directors, employees, agents, advisors and other representatives (including any investment banker, financial advisor, attorney or accountant retained by or on behalf of such Person or any of the foregoing).

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“Represented Employees” means any current or former Employees who were or are employed by the Company or any of its Subsidiaries as pilots or flight attendants subject to the terms of a collective bargaining agreement.
“Republic Airline” means Republic Airline Inc., an Indiana corporation.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer simultaneously with the execution and delivery of this Agreement.
“Slot Lease Agreement” means the lease agreement, in a form reasonably acceptable to Buyer and Seller (which in any event shall include an aggregate monthly rent of $8,000 for the slot pair leased thereunder), between Republic Airline and the Airline with respect to the LaGuardia Airport slot pair currently leased by Republic Airline to a third party pursuant to the LGA Lease Agreement.
“Software” means any computer program, operating system, applications system, or other software code of any nature, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, operating procedures, technical manuals, user manuals and other documentation in any form.
“Solvent” when used with respect to any Person, shall mean that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other Liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
“Standalone Commercial Agreements” means, collectively, the amendments of the US Bank Agreements and the Barclaycard Agreement in forms reasonably acceptable to Buyer, in each case, to be effective as of the Closing Date.
“Standard Software” means generally commercially available, “off-the-shelf”, “shrink-wrapped”, “click-wrap” or “click-through” Software.

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“Straddle Tax Period” means any complete Tax period that includes but does not end on the Closing Date.
“Straddle Tax Return” means any Tax Return required to be filed by the Company or any of its Subsidiaries with respect to any complete Tax period that includes but does not end on the Closing Date.
“Subsidiary” means, with respect to any specified Person, any other corporation, partnership, joint venture, association or other entity in respect of which such specified Person directly, or indirectly through one or more other Subsidiaries, either (i) owns not less than a majority of the overall economic equity or (ii) has at least a majority of the voting power or the ability to elect at least a majority of the board of directors (or individuals serving a function similar to that of a board of directors of a corporation); provided, however, that except with respect to Section 3.4(a), for purposes of this Agreement Lynx shall be considered a Subsidiary of Seller and not a Subsidiary of the Company.
“Target Debt Amount” means an amount equal to zero dollars ($0.00).
“Tax Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.
“Taxes” means all taxes, assessments, duties, levies, fees and other governmental charges of any kind whatsoever (including taxes on or with respect to net or gross income, branch profits, employment, value added, rent, excise, severance, premium, windfall profits, escheat, environmental, capital stock, franchise, profits, social security, unemployment, disability, registration, value added, alternative, add-on minimum, occupancy, licensing, sales, use, transfer, ad valorem, intangibles, gross receipts, personal property, real property, franchise, doing business, withholding, duties, customs duties, payroll, stamp and capital) of the United States (federal, state or local) or other applicable jurisdiction, together with any interest thereon, penalties, additions to tax or additional amounts with respect thereto, and any interest in respect of any such penalties, additions or additional amounts.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Technology” means diagrams, invention disclosures, know-how, methods, proprietary information, protocols, schematics, design information, specifications, technical data, Software, build scripts, test scripts, algorithms, APIs, subroutines, techniques, user interfaces, URLs, web sites, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections, research records, test information, market surveys, marketing know-how, inventions, know-how, processes and procedures and any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.
“Third Party Software” means Software licensed to the Company or its Subsidiaries that is used in or on behalf of the Business.

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EXHIBIT A

“Trademarks” means any and all registered and unregistered trademarks, trade names, company names, logos, trade dress, service marks, collective membership marks, certification marks, slogans, 800 numbers, social media pages, hash tags and other forms indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefore and the goodwill associated with any of the foregoing.
“Transactions” means the transactions contemplated by this Agreement, including the sale and purchase of the Shares, the NEO Reimbursement and the assignment by Seller and assumption by the Company under the NEO Assignment Agreements.
“Transfer Tax” or “Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar Tax incurred in connection with this Agreement and the Transactions.
“Transition Services Agreement” means the amendment of the 2011 Management Services Agreement, in the form of Exhibit E hereto and with service and service levels reasonably acceptable to Buyer, to be effective as of the Closing Date.
“TSA” means the United States Transportation Security Administration.
“Unrestricted Cash Amount” means the amount of unrestricted cash of the Company and the Airline, as calculated in accordance with the Company Accounting Methodology.
“US Bank Agreements” means, collectively, (i) the Signatory Agreement (MasterCard Canada Transactions), dated May 27, 2010, by and among Seller, the Airline, and Elavon Canada Company, (ii) the Signatory Agreement (VISA Canada Transactions), dated May 27, 2010, by and among Seller, the Airline, U.S. Bank National Association, and Elavon Canada Company and (iii) the Signatory Agreement (U.S. Visa and MasterCard Transactions), dated May 27, 2010, by and among Seller, the Airline, and U.S. Bank National Association (in each case as amended from time to time prior to the date of this Agreement).
2.    The following terms are defined in the sections of this Agreement indicated:
Defined Term    Section

2012 Balance Sheet	Section 3.4(a)

Accounting Firm	Section 1.2(d)

Accrued Engine Amount	Section 5.14

ADSP	Section 7.8(a)

AFA Amendment	Section 6.3(i)(ii)

Agreement	Preamble

Aircraft	Section 3.16(a)

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EXHIBIT A

Airline	Preamble

Airline Payments	Section 5.8(b)

Airline Slots	Section 3.17

Allocation Principles	Section 7.8(a)

Basket Amount	Section 8.2(b)

Basket Covenants	Section 8.2(b)

Buyer	Preamble

Buyer Disagreement Notice	Section 1.2(a)

Buyer Indemnified Party	Section 8.2(a)

Buyer Statement	Section 1.2(c)

Cap	Section 8.2(b)

Closing	Section 1.3

Closing Amounts	Section 1.2(c)

Closing Date	Section 1.3

Common Stock	Preamble

Company	Preamble

Confidentiality Agreement	Section 5.1(b)

Decision Period	Section 1.2(e)

Deposit Conditions	Section 10.19

Disclosing Party	Section 10.16(a)

Disputed Amount	Section 1.2(c)(iii)

Employment Laws	Section 3.8(c)

End Date	Section 9.1(b)(i)

Estimated Adjusted Share Purchase Price	Section 1.2(b)

Estimated Closing Amounts	Section 1.2(a)

Excluded Matters	Section 8.2(b)(i)

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EXHIBIT A

Failed Engine	Section 5.14

FCPA	Section 3.6(a)

Final Allocation Schedule	Section 7.8(b)

Final Closing Amounts	Section 1.2(f)

Final Closing Debt Amount	Section 1.2(f)

Final Closing Net Working Capital Amount	Section 1.2(f)

Final Closing Unrestricted Cash Amount	Section 1.2(f)

Financial Statements	Section 3.4(a)

Frontier Call Option	Section 5.7(a)

Guarantee Releases	Section 6.1(d)

Indemnification Claim	Section 8.2(d)

Indemnification Event	Section 8.2(d)

Indemnified Party	Section 8.2(d)

Indemnifying Party	Section 8.2(d)

Insiders	Section 3.19

Insurance Policies	Section 3.15

Interim Balance Sheet	Section 3.4(a)

Interim Conditions	Section 9.3

Leased Real Property	Section 3.12

LGA Lease Agreement	Section 5.7(a)

LGA Slots	Section 5.7(a)

Lynx Dividend	Section 3.2(d)

Malicious Code	Section 3.14(i)

Material Contract	Section 3.7(a)

Month-End Closing	Section 1.3

Multiemployer Plan	Section 3.9(f)

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EXHIBIT A

NEO Reimbursement	Section 1.5(b)

Omnibus Amendments	Section 6.3(i)(iii)

PBGC	Section 3.9(e)

Per Claim Threshold	Section 8.2(b)

Preliminary Statement	Section 1.2(a)

Privacy Agreements	Section 3.22(a)

Proposed Allocation Schedule	Section 7.8(a)

Put Option	Section 8.2(o)(i)

Put Option Exercise Period	Section 8.2(o)(i)

Recovery	Section 8.2(i)

Referee	Section 7.3(b)

Section 338(h)(10) Allocation Forms	Section 7.8(b)

Section 338(h)(10) Election	Section 7.7

Section 338(h)(10) Election Forms	Section 7.7

Seller	Preamble

Seller Dispute Notice	Section 1.2(c)(iii)

Seller Indemnified Party	Section 8.2(c)

Share Purchase Price	Section 1.1(a)

Shares	Preamble

Spare Engines	Section 3.16(a)

Special Operating Lease	Section 8.2(o)(i)

Tax Claim	Section 7.5(a)

Third Party Claim	Section 8.2(e)

WARN Act	Section 3.8(c)

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EXHIBIT B

FORM OF MUTUAL RELEASES
(to be attached)

B-1
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EXHIBIT C

FORM OF E190 AGREEMENT
(to be attached)

C-1
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EXHIBIT D

FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT
(to be attached)

D-1
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EXHIBIT E

FORM OF TRANSITION SERVICES AGREEMENT
(to be attached)

E-1
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EXHIBIT F

ALLOCATION PRINCIPLES
(to be attached)

F-1
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Schedules A through E to this Agreement have been omitted from this exhibit as permitted by Item 6.01(b)(2) of Regulation S-K.  These Schedules set forth information related to the manner in which the final purchase price is to be calculated, an example of the purchase price calculation, and certain items for which the seller agreed to indemnify the buyer.  The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

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